PROSPECTUS
                                                              FILED PURSUANT TO
                                                               RULE 424(b) (1)
                                                             FILE NO. 333-38465
                               2,750,000 SHARES

                                     LOGO

                         [LOGO OF ACSYS APPEARS HERE]
                                 COMMON STOCK

  Of the 2,750,000 shares of common stock, no par value (the "Common Stock") offered hereby (the "Offering"), 2,430,000 shares are being offered by ACSYS, Inc. (the "Company") and 320,000 shares are being offered by certain shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders. See "Use of Proceeds."

  Prior to the Offering there has been no public market for the Common Stock. See "Underwriting" for information relating to the determination of the initial public offering price.

  The Common Stock has been approved for listing on the Nasdaq Stock Market's National Market under the symbol "ACSY."

  SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                               ----------------

THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                                    PROCEEDS TO
                                PRICE TO   UNDERWRITING PROCEEDS TO   SELLING
                                 PUBLIC    DISCOUNT (1) COMPANY (2) SHAREHOLDERS
--------------------------------------------------------------------------------
Per Share.....................    $8.50       $0.595       $7.91       $7.91
--------------------------------------------------------------------------------
Total (3)..................... $23,375,000  $1,636,250  $19,209,150  $2,529,600

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated Offering expenses of $2,000,000 payable by the Company.
(3) The Company has granted the Underwriters a 30-day over-allotment option to purchase up to 412,500 additional shares of Common Stock on the same terms and conditions as set forth above. If all such shares are purchased by the Underwriters, the total Price to Public will be $26,881,250, the total Underwriting Discount will be $1,881,688 and the total Proceeds to Company will be $22,469,962. See "Underwriting."

                               ----------------

  The shares of Common Stock are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject orders in whole or in part and to withdraw or cancel the offer without notice. It is expected that certificates for the shares of Common Stock will be available for delivery on or about February 11, 1998.

                               ----------------


J.C.Bradford&Co.                                   Janney Montgomery Scott Inc.

                               February 5, 1998

                                      LOGO

 [COLOR MAP OF THE EASTERN UNITED STATES REFLECTING THE OUTLINES OF THE STATES
                     AND DETAILS OF THE COMPANY'S OFFICES]

                               ----------------

  THE COMPANY INTENDS TO FURNISH ITS SHAREHOLDERS WITH ANNUAL REPORTS CONTAINING FINANCIAL STATEMENTS AUDITED BY INDEPENDENT PUBLIC ACCOUNTANTS AND WITH QUARTERLY REPORTS CONTAINING UNAUDITED SUMMARY FINANCIAL INFORMATION FOR EACH OF THE FIRST THREE QUARTERS OF EACH FISCAL YEAR.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements and the related Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes no exercise of the Underwriters' over-allotment option. The term "Company" as used in this Prospectus means ACSYS, Inc. and its subsidiaries on a consolidated basis.

                                  THE COMPANY

  ACSYS, Inc. is one of the leading accounting and finance temporary staffing and permanent placement firms in the United States. The Company operates 16 offices serving the Atlanta, Charlotte, Central New Jersey, Orlando, Philadelphia, Tampa and Washington, D.C. metropolitan markets. The Company was formed in March 1997 and since its formation has acquired seven accounting and finance specialty professional staffing companies which had operating histories ranging from five to 23 years with an average operating history of 15 years. The Company's goal is to build a national specialty professional staffing business with offices in major United States metropolitan markets. The Company's clients include Fortune 1000 companies, middle market companies, governmental agencies and nonprofit organizations.

  The Company's operating strategy is based on a focus on client relationships and its philosophy that the central function of corporate management is to support the staffing consultants who directly interact with clients. The Company carries out its strategy through its decentralized "Hub-Center" management model, which the Company believes fosters an entrepreneurial environment. Hub-Centers, located in major metropolitan markets, are managed by Division Presidents who are responsible for achieving the Company's operational and financial goals and have significant latitude over such matters as hiring, recruiting, compensation, pricing and sales management. Division Presidents are supported by the Company's corporate services which include advertising, marketing, public relations, management information systems support, training, human resources, accounting and other back office functions. The Company believes that its decentralized management structure enables it to be more responsive to its clients' needs. Further, the Company believes that its specialty professional focus makes it more attractive to staffing consultants and temporary and permanent placement candidates.

  The Company's goal is to build a national specialty professional staffing business with offices in major United States metropolitan markets by pursuing strategic acquisitions, enhancing and expanding existing offices, introducing new services and opening new offices. The Company seeks to acquire specialty professional staffing businesses with strong management and a significant presence in what the Company believes to be desirable, growing markets. The Company believes it will have a strategic advantage in competing for acquisitions based on: (i) its focus on the specialty professional staffing segment of the staffing industry; (ii) the personal relationships of its senior executives with managers and owners of other specialty professional staffing firms; (iii) the Company's entrepreneurial operating environment and Hub-Center management model; (iv) the Company's merger and acquisition execution capabilities; and (v) the Company's greater visibility and resources as a public company. The Company plans to enhance and expand its existing offices by adding quality personnel, pursuing new clients, expanding relationships with its current clients and replicating its most successful sales, marketing and business techniques in offices that are not currently using those techniques. The Company also intends to introduce new specialty professional staffing services in addition to its core accounting and finance staffing services. For example, the Company recently introduced information technology ("IT") staffing in several locations. The Company may develop or expand new services internally by leveraging its existing staffing expertise and specialty professional staffing reputation or it may acquire existing businesses that offer such new specialty professional staffing services. Furthermore, the Company intends to grow by opening new offices in both its current markets and new geographic markets.

  The Company derived 72.9% and 77.1% of its pro forma service revenues from its temporary staffing operations for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. Within the temporary staffing sector, the Company competes primarily in the specialty professional segment which, based on the Staffing Industry Report, had 1996 revenues of $5.0 billion and was projected to grow 22% in 1997. The specialty professional segment includes services such as accounting and finance, legal, laboratory and other professional staffing services but excludes IT staffing. The IT segment of the temporary staffing sector had 1996 revenues of $11.7 billion and was projected to grow 27% in 1997. The IT segment includes services such as consulting, systems and network integration and support, and supplemental staffing. Specialty professional and IT staffing assignments generally have profit margins greater than those of traditional clerical and light industrial temporary staffing assignments. The Company believes that organizations are increasingly accepting the idea of using specialty professional temporary employees in traditional permanent professional roles and are planning to use such employees as a continuing corporate strategy. Furthermore, traditional accounting and finance services that were historically performed internally are being outsourced.

  The Company also operates in the placement and search sector of the staffing industry, which had 1996 revenues of $9.1 billion and was projected to grow 14% in 1997. The Company derived 27.1% and 22.9% of its pro forma service revenues from its permanent placement operations for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. Permanent placement firms fulfill their clients' needs by identifying, evaluating and recommending qualified candidates for positions. The Company believes that companies have become increasingly reliant on permanent placement firms for several reasons, including the increased difficulty of finding talented candidates, the reduced costs and increased efficiency of outsourcing the recruiting process, and the ability of placement firms to provide objective feedback on candidates and advice regarding the appropriate qualifications and compensation for a particular position.

                                  THE OFFERING

Common Stock offered by the Compa-
 ny...............................   2,430,000 shares
Common Stock offered by the Sell-
 ing Shareholders.................     320,000 shares(1)
Common Stock to be outstanding af-
 ter the Offering.................  10,923,220 shares(2)
Use of proceeds by the Company....  Repay indebtedness, enhance management information systems and for working capital
                                    and general corporate purposes, including
                                    acquisitions and opening new offices.
                                    See "Use of Proceeds."
Nasdaq National Market symbol.....  ACSY

--------------------
(1) See "Principal and Selling Shareholders" and "Description of Capital
    Stock."
(2) Excludes 2,000,000 shares of Common Stock reserved for issuance under the Company's 1997 Amended and Restated Stock Option Plan (the "Option Plan") and 109,622 shares of Common Stock reserved for issuance under options otherwise outstanding. Options to purchase 244,820 shares of Common Stock have been granted and were exercisable at September 30, 1997 with a weighted average exercise price of $5.61 per share. The Company granted options to purchase approximately 950,000 shares of Common Stock upon the date of this Prospectus at an exercise price equal to the initial public offering price per share. See "Management -- 1997 Stock Option Plan."

                                ----------------

  On or before April 1, 1998, the Company expects to distribute to the persons who were shareholders during the period the Company was treated as an S corporation an amount which approximates such shareholders' unpaid federal and state income taxes on the Company's taxable income for such period (the "Distribution"). The Company estimates that the amount of the Distribution would have been approximately $800,000 if the closing of the Offering had occurred on September 30, 1997; that amount is reflected in the Consolidated Financial Statements. The termination of the Company's S corporation status will also result in the Company recording a nonrecurring income tax expense and a corresponding net deferred income tax liability (the "Deferred Tax Liability"). This amount would have been approximately $2.6 million if the termination of S corporation status had occurred on September 30, 1997. The actual amounts of the Distribution and the Deferred Tax Liability will be determined as of the date of the termination of the Company's S corporation status. As a result of the Deferred Tax Liability, the Company expects to incur a net loss for the quarter, and possibly the year, in which the Company's S corporation status is terminated. See "Prior S Corporation Status" and "Use of Proceeds."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                             YEAR ENDED DECEMBER 31,        NINE MONTHS ENDED SEPTEMBER 30,
                        --------------------------------- ------------------------------------
                                                PRO FORMA                  PRO FORMA PRO FORMA
                         1994    1995    1996    1996(2)   1996    1997     1996(2)   1997(2)
                        ------- ------- ------- --------- ------- -------  --------- ---------
STATEMENTS OF OPERATIONS
 DATA(1):
 Total service reve-
  nues................. $27,395 $34,485 $45,908  $52,411  $33,801 $42,010   $38,543   $46,566
 Gross profit..........  13,370  16,753  23,035   25,486   16,990  22,182    18,775    23,906
 Operating income......   2,043   3,117   3,031    5,152    2,966   1,713     3,844     5,040
 Income before income
  taxes................   1,190   2,252   2,228    4,172    2,300   1,125     3,045     4,346
 Pro forma net income
  (loss), as adjusted
  for income taxes(3)..                 $ 1,247  $ 2,336          $   (14)  $ 1,705   $ 2,434
 Pro forma net income
  (loss) per share, as
  adjusted for income
  taxes(3)(4)..........                 $  0.14  $  0.27          $ (0.13)  $  0.20   $  0.28
 Weighted average
  common shares
  outstanding(4).......                   7,235    8,576            7,373     8,576     8,576

                                              SEPTEMBER 30, 1997
                                        -------------------------------
                                                           PRO FORMA,
                                                  PRO          AS
                                        ACTUAL  FORMA(5) ADJUSTED(5)(6)
                                        ------- -------- --------------
BALANCE SHEET DATA(1):
 Cash and cash equivalents............  $ 1,547 $ 1,547     $ 6,806
 Working capital......................    5,413   4,816      10,975
 Total assets.........................   28,632  28,632      33,891
 Long-term debt, including current ma-
  turities ...........................   11,868  11,868         718
 Redeemable Common Stock..............    1,220     --          --
 Shareholders' equity.................    9,518   8,171      25,381

--------------------
(1) All of the financial data set forth above have been restated to give effect to the Company's acquisitions of the Acquired Companies other than C.P.A. Staffing. The Company's acquisitions, other than C.P.A. Staffing, have been accounted for under the pooling of interests method of accounting. Includes results of operations of Don Richard Associates of Washington and Don Richard Associates of Tampa from March 1, 1994 and January 1, 1996, respectively, the dates of their formation. See Note 1 of Notes to Consolidated Financial Statements. See "The Company."
(2) The Company acquired AcSys Resources, Inc. ("AcSys Resources") in September 1997. AcSys Resources had previously acquired C.P.A. Staffing in August 1997 in a transaction accounted for under the purchase method of accounting. The pro forma operations data reflect the Company's operations as if AcSys Resources' purchase of C.P.A. Staffing had occurred on January 1, 1996. In addition, the pro forma operations data reflect (i) the elimination of expenses incurred in connection with the Company's acquisitions (the "Combination Expenses"), (ii) an adjustment to compensation expense for the difference between actual compensation paid to certain owners of the Acquired Companies (including C.P.A. Staffing) and a key employee and the compensation negotiated in conjunction with such acquisitions and (iii) income tax expense computed as if the Company had terminated its status as an S corporation as of January 1, 1996. See Pro Forma Consolidated Financial Statements.
(3) The Company has operated as an S corporation for income tax purposes since inception and will terminate such status in connection with this Offering. See Note 2 of Notes to Consolidated Financial Statements for information concerning the computation of the income taxes. See "Prior S Corporation Status" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(4) See Note 2 of Notes to Consolidated Financial Statements and Note 5 of Notes to Pro Forma Consolidated Financial Statements for a discussion of the computations of pro forma net income (loss) per share, as adjusted for income taxes.
(5) The pro forma balance sheet data reflect (i) the Deferred Tax Liability described in "Prior S Corporation Status" and (ii) the elimination of certain redemption rights related to 122,012 shares of Common Stock (the "Redeemable Common Stock") held by a former owner of AcSys Resources. See "Certain Transactions" and Pro Forma Consolidated Financial Statements.
(6) Adjusted to reflect the sale of 2,430,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom. See "Prior S Corporation Status," "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered hereby. This Prospectus contains "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of management for future operations and projections of revenues and other financial items that are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company's management. The words "expect," "estimate," "anticipate," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. The cautionary statements set forth in this "Risk Factors" section and elsewhere in this Prospectus identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

BRIEF COMBINED OPERATING HISTORY

  The Company was incorporated in March 1997 and acquired the Acquired Companies in transactions that occurred from May 1997 to September 1997. The members of the Company's senior management have worked together and managed the Company as a combined business for only a short time. There can be no assurance that management will be able to oversee the Company and effectively implement the Company's operating or growth strategies or that the Company will be able to achieve any cost savings or effectively manage the combined enterprise. The Company's historical financial results cover periods when the Company was not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The Company's inability to integrate the Acquired Companies could have a material adverse effect on the Company's business, operating results and financial condition and could make it unlikely that the Company's operations and strategies will be successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management" and "Certain Transactions."

ABILITY TO ACHIEVE AND MANAGE GROWTH

  The Company intends to grow through acquisitions and internal growth, including opening new offices. There can be no assurance that the Company will be able to expand its market presence in its current locations or successfully enter other markets through acquisitions or the opening of new offices. The Company's ability to grow will depend on a number of factors, including the availability of capital to fund acquisitions, existing and emerging competition, the ability to maintain sufficient profit margins despite pricing pressures and the strength of demand for temporary and permanent employees in the Company's markets. The Company must also manage costs in a changing regulatory environment, adapt its infrastructure and systems to accommodate growth and recruit and train additional qualified personnel. Implementation of the Company's acquisition and internal growth strategies, including integrating acquired companies, introducing new services and opening new offices, may divert management's attention, and the costs associated with such activities may adversely affect the Company's profitability. The Company's failure or inability to implement and manage its growth strategy successfully may have a material adverse effect on the Company's business, operating results and financial condition. See " -- Expected Losses" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ACQUISITION RISKS

  There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, complete acquisitions or integrate acquired businesses into its operations. Once integrated, acquired companies may not achieve levels of revenues, profitability or productivity comparable to those of the Company's existing locations or otherwise perform as expected. Acquisitions also involve special risks, including risks associated with unanticipated problems, liabilities and contingencies, diversion of management attention and possible adverse effects on earnings resulting from increased goodwill amortization, increased interest costs, the issuance of additional securities and difficulties related to the integration of the acquired business, some or all of which could have a material adverse effect on the Company's business, operating results and financial condition. The Company is unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. In addition, the value of Common Stock held by shareholders at the time of any acquisition may be diluted if the Company issues Common Stock to complete such acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Business -- Growth Strategy," "Business -- Legal Proceedings" and "Description of Capital Stock."

RISKS ASSOCIATED WITH OPENING NEW OFFICES

  The Company also intends to grow by opening new offices. The Company anticipates that new offices initially will produce significant operating losses and will place demands on the Company's operational, administrative and financial resources. In addition, the Company's future performance and profitability will depend, in part, on its ability to successfully attract and retain qualified personnel to manage the growth and operations of the new offices. The Company has limited experience in opening new offices to date, and there can be no assurance that the Company's new offices will be successful. The opening of additional offices, individually or in the aggregate, may have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Growth Strategy."

RISKS ASSOCIATED WITH NEW SERVICES

  The Company also intends to grow by offering services other than those presently provided by the Company. The Company's ability to successfully develop new services depends on a number of factors, including its ability to identify and effectively integrate new services into the Company's existing operating structure. The identification and offering of new services in which the Company has little or no experience or expertise could result in diversion of management's attention, place significant demands on the Company's operational, administrative and financial resources and produce operating losses. There can be no assurance that the Company will be successful in offering new services or that such services will not have a material adverse effect upon the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Growth Strategy" and "Business -- Services."

DEPENDENCE ON AVAILABILITY OF QUALIFIED PERSONNEL

  The Company depends on its ability to attract and retain candidates and staffing consultants who possess the skills and experience necessary to meet the requirements of its clients. Competition for individuals with proven skills in finance and accounting is intense. There can be no assurance that qualified personnel will continue to be available to the Company in sufficient numbers and on economic terms acceptable to the Company. The inability to attract and retain such qualified personnel could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Operating Strategy."

EXPECTED LOSSES

  As a result of the restructuring of the employment relationship with Mark E. Strassman, the Company's former President, the Company will record a nonrecurring expense of approximately $512,000 in the quarter ended December 31, 1997. The Company anticipates that this expense, when coupled with increased operating expenses incurred to support the Company's growth and integrate the Acquired Companies, will result in an operating loss for such quarter of as much as $500,000. Furthermore, as a result of the termination of its S corporation status in connection with this Offering, the Company will record a nonrecurring income tax expense and a corresponding net deferred income tax liability. This amount would have been approximately $2.6 million if the termination of S corporation status had occurred on September 30, 1997, but the actual amount will be adjusted based on the tax effect of differences in the bases in assets and liabilities for financial reporting and income tax purposes as of the date of the termination of S corporation status. The Company will pay the tax liability over a four-year period. As a result of this tax liability, the Company expects to incur a net loss for the quarter, and possibly the year, in which the Company's S corporation status is terminated. See "Prior S Corporation Status," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions --
Acquisitions -- Don Richard Associates of Washington."

DEPENDENCE ON KEY CLIENTS

  Substantially all of the Company's contracts to perform services may be cancelled or modified by the Company's clients at will without penalty. No one client accounted for more than 4.5% of the Company's pro forma service revenues for the year ended December 31, 1996 or the nine months ended September 30, 1997. For the year ended December 31, 1996 and the nine months ended September 30, 1997, the Company's six largest clients accounted for approximately 13.2% and 14.1%, respectively, of the Company's pro forma service revenues. The loss of or a material reduction in revenues from one or more large clients could have a material adverse effect on the Company's business, operating results and financial condition.

IMMEDIATE AND SUBSTANTIAL DILUTION

  Purchasers of Common Stock offered hereby will experience immediate dilution in the pro forma net tangible book value per share of Common Stock of $7.62 per share. See "Dilution."

EFFECT OF ECONOMIC FLUCTUATIONS

  Demand for staffing services is significantly affected by the general level of economic activity and unemployment in the United States. During periods of slowed economic activity, the use of permanent placement firms tends to decline significantly and many companies also reduce their use of temporary employees. In addition, the Company may experience more competitive pricing pressure during such periods of economic downturn. Therefore, any significant economic downturn could have a material adverse effect on the Company's business, operating results and financial condition.

COMPETITIVE MARKET

  The staffing industry is highly competitive, with limited barriers to entry. The Company competes for employees, candidates, clients and acquisitions in national, regional and local markets with full service and specialized staffing companies. A significant number of competitors have greater marketing, financial and other resources than the Company and could provide new or increased competition to the Company. Price competition in the staffing industry is intense and pricing pressures from competitors and customers are increasing. The Company expects that the level of competition will remain high in the future, which could limit the Company's ability to maintain or increase its market share or maintain adequate gross profits, either of which could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will compete effectively with existing or potential competitors, or that competition, particularly from companies with greater financial resources than the Company, will not have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- The Staffing Industry" and "Business -- Competition."

DEPENDENCE ON MANAGEMENT

  The continued growth and success of the Company's business is highly dependent upon the continued services of its management, including David C. Cooper, Chairman of the Board; Timothy Mann, Jr., Chief Executive Officer; Edward S. Baumstein, President and Chief Operating Officer; and Beth Monroe-Chase, Chief Development Officer. Currently, the loss of the services of one or more of these key individuals could have a material adverse effect upon the Company's business, operating results and financial condition. The loss of the services of one or more of Messrs. Cooper, Mann or Ms. Monroe-Chase would trigger an event of default under the Company's $15 million revolving credit facility (the "Credit Facility"). The Company has entered into preliminary discussions with its lender to amend the Credit Facility to eliminate this provision upon the closing of the Offering. The Company does not maintain key person insurance policies on the lives of any of these individuals. The Company's continued growth also will depend upon its ability to attract and retain additional skilled management personnel. See "Management."

INCREASED COSTS FROM GOVERNMENT REGULATION

  The Company is required to pay a number of federal, state and local payroll and related costs, including unemployment taxes, workers' compensation and insurance, FICA, and Medicare, for its employees and personnel. Significant increases in the effective rates of any payroll related costs likely would have a material adverse effect upon the Company. The Company's costs could also increase as a result of health care reforms or the possible imposition of additional requirements and restrictions related to the placement of personnel. Federal and state legislative proposals have included provisions extending health insurance benefits to personnel who currently do not receive such benefits. There can be no assurance that the Company will be able to increase the fees charged to its clients in a timely manner and in a sufficient amount to cover increased costs, if any such proposals are adopted. There is also no assurance that the Company will be able to adapt to future regulatory changes made by the Internal Revenue Service, the Department of Labor, or other state and federal regulatory agencies. The Company's inability to increase its fees or adapt to future regulatory changes could have a material adverse effect upon the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INDUSTRY RISKS

  Temporary staffing services providers employ and place people generally in the workplace of other businesses. Attendant risks of such activity include possible claims of discrimination and harassment, employment of illegal aliens, violations of wage and hour requirements, errors and omissions of its temporary employees, and, particularly for the actions of professionals (e.g., accountants), misuse of client proprietary information, misappropriation of funds, other criminal activity or torts and other similar claims. In some instances the Company, pursuant to a written contract, has agreed to indemnify clients against some or all of the foregoing matters. Moreover, in certain circumstances, the Company may be held responsible for the actions at a workplace of persons not under the Company's direct control. Although the Company historically has not had any significant problems in this area, there can be no assurance that the Company will not experience such problems in the future or that the Company's insurance, if any, will be sufficient in amount or scope to cover any such liability. The failure of any Company employee or personnel to observe the Company's policies and guidelines, relevant client policies and guidelines, or applicable federal, state or local laws, rules and regulations, or other circumstances that cannot be predicted, could have a material adverse effect upon the Company's business, operating results and financial condition. Temporary staffing services providers are also affected by fluctuations and interruptions in the business of their clients. For example, inclement weather or work stoppages, which may require clients to close or reduce their hours of operation, could have a material adverse effect on the Company's business, operating results and financial condition.

NO PRIOR PUBLIC MARKET

  Before this Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or continue following the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price for the Common Stock has been determined by negotiation between the Company and the Representatives (as defined herein) based on several factors and may not be indicative of the market price for the Common Stock after this Offering. See "Underwriting."

VOLATILITY OF STOCK PRICE; POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

  The Company believes that various factors such as general economic conditions and changes or volatility in the financial markets, changing market conditions in the accounting and finance industry and quarterly or annual variations in the Company's financial results, some of which may be unrelated to the Company's performance, could cause the market price of the Common Stock to fluctuate substantially. In particular, quarterly revenues are difficult to forecast, and the Company's expense levels are based, in part, on its expectations as to future revenues. If revenue levels are below expectations, the Company may be unable or unwilling to reduce expenses proportionately and operating results would likely be adversely affected. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the market price of the Common Stock would likely be materially adversely affected.

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON MARKET PRICE

  A substantial number of outstanding shares of Common Stock, as well as shares of Common Stock issuable on exercise of stock options granted or to be granted under the Option Plan, are or will be eligible for future sale in the public market at prescribed times pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Sales of such shares in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or impair the Company's ability to raise additional capital in the future through the sale of equity securities. Upon completion of the Offering, there will be 10,923,220 outstanding shares of Common Stock (11,335,720 outstanding shares if the Underwriters' over-allotment option is exercised). In addition, prior to the Offering the Company had outstanding options to purchase 244,820 shares of Common Stock. Upon the date of this Prospectus, the Company granted options to purchase approximately 950,000 shares of Common Stock. Of the total shares to be outstanding after the Offering, the 2,750,000 shares of Common Stock sold in the Offering (3,162,500 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradable by persons other than "affiliates" of the Company without restriction under the Securities Act. The remaining 8,173,220 shares of Common Stock will be "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. All current shareholders of the Company have agreed not to sell, contract to sell, or otherwise dispose of any shares of the Common Stock currently owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of J.C. Bradford & Co. The Company plans to register the shares issuable upon exercise of options granted under the Option Plan and, upon such registration, such shares will be eligible for resale in the public market unless such resale is contractually restricted. In addition, the Company plans to register up to an additional 2,000,000 shares of its Common Stock with the Securities and Exchange Commission under the Securities Act as soon as practicable after completion of this Offering for use by the Company as all or a portion of the consideration to be paid in future acquisitions. These shares may be freely tradable after their issuance, unless the sale of such shares is contractually restricted. See "Management -- 1997 Stock Option Plan," "Shares Eligible for Future Sale" and "Underwriting."

VOTING CONTROL BY MANAGEMENT

  After the Offering, the executive officers and directors of the Company will own approximately 49.5% of the outstanding Common Stock (approximately 47.7% if the Underwriters' over-allotment option is exercised in full; these percentages do not reflect currently exercisable options held by such persons). As a result, the executive officers and directors of the Company, voting together, will as a practical matter be able to control the outcome of matters requiring a shareholder vote, including the election of directors, adopting or amending provisions of the Company's Articles of Incorporation and Bylaws, and approving certain mergers or other similar transactions, such as sales of substantially all the Company's assets. Purchasers in this Offering will become minority shareholders of the Company and will be unable to control the management or business policies of the Company. See "Management" and "Principal and Selling Shareholders."

INTANGIBLE ASSETS

  As of September 30, 1997, approximately $15.8 million, or 55.2%, of the Company's pro forma total assets were intangible assets. This amount is likely to increase as the Company acquires other staffing companies in the future. Any impairment or write-off of such assets could have a material adverse effect on the Company's earnings, business, operating results and financial condition.

POTENTIAL ANTI-TAKEOVER EFFECTS OF ARTICLES OF INCORPORATION, BYLAWS, THE GEORGIA BUSINESS CORPORATION CODE AND EMPLOYMENT AGREEMENTS

  The Company's Articles of Incorporation and Bylaws, the Georgia Business Corporation Code (the "GBCC") and employment agreements between the Company and its executive officers contain certain provisions that could have the effect of delaying, deferring or preventing an unsolicited change in the control of the Company, which may adversely affect the market price of the Common Stock or the ability of shareholders to participate in a transaction in which they might otherwise receive a premium for their shares over the then-current market price. The Company's Articles of Incorporation authorize the Board of Directors to issue preferred stock ("Preferred Stock") without shareholder approval and on such terms as the Board of Directors may determine. Although no shares of Preferred Stock are currently outstanding and the Company has no present plans to issue any shares of Preferred Stock, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. See "Description of Capital Stock -- Preferred Stock." The Company's Bylaws provide that special meetings of shareholders may be called by shareholders only upon a written request made by the holders of a majority of the votes entitled to be cast on an issue and require compliance with certain advance notice procedures to bring business before an annual meeting of shareholders and to nominate directors. The "fair price" and "business combinations" statutes under the GBCC may restrict certain business combinations by interested shareholders. See "Description of Capital Stock--
 Anti-Takeover Provisions and Georgia Law." The Company's executive officers have entered into employment agreements with the Company that contain change in control provisions. The change in control provisions may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover because the covered employees can terminate their employment if such provisions are triggered and thereby receive severance pay of a lump sum equal to three times the sum of (i) such officer's annual salary then in effect plus
(ii) the amount of such officer's bonus as calculated based on the results of operations for the twelve months prior to such termination. See "Management -- Executive Compensation; Employment Agreements; Covenants Not to Compete."

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT

  The Company currently anticipates that after completion of this Offering all of its earnings will be retained for development and expansion of its business, provided that the Company anticipates that it will, on or before April 1, 1998, make the Distribution to the persons who were shareholders during the period the Company was treated as an S corporation. The Company does not anticipate paying any cash dividends in the foreseeable future. In addition, the Credit Facility prohibits the payment of cash dividends without the lender's consent. See "Prior S Corporation Status" and "Dividend Policy."

                                  THE COMPANY

  ACSYS, Inc., a Georgia corporation, is one of the leading providers of accounting and finance temporary staffing and permanent placement services in the United States. The Company was formed in March 1997 as a result of the personal and professional relationships among the key executives and owners of David C. Cooper & Associates (David C. Cooper) and Don Richard Associates of Washington (Beth Monroe-Chase and Mark E. Strassman), which culminated in the Company's acquisition of their respective firms in May 1997 and the commencement of combined operations. Since its formation, the Company has acquired seven temporary staffing businesses (the "Acquired Companies") as summarized in the table below. For a description of the transactions pursuant to which certain of these businesses were acquired, see "Certain
Transactions -- Acquisitions." The Company maintains its principal executive offices at 2000 Pennsylvania Avenue, N.W., Suite 7650, Washington, D.C. 20006, and its telephone number is (202) 872-0303. The Company maintains various sites on the Internet's world wide web. Information contained in the Company's world wide web sites shall not be deemed to be part of this Prospectus. Industry information presented is based on sources which the Company believes to be reliable but has not independently verified.

  Certain information regarding these acquisitions is summarized in the following table:

                                                DATE       YEAR         1996
ACQUIRED COMPANY                              ACQUIRED  FOUNDED (1)   REVENUES      LOCATIONS (2)
----------------                             ---------- ----------- ------------- ------------------
                                                                    (IN MILLIONS)
Infinity Enterprises, Inc.                   May 1997      1974         $17.0     Bethesda, MD
 d/b/a Don Richard Associates of Washington                                       Tyson's Corner, VA
 ("Don Richard Associates of Washington")(3)                                      Washington, DC
David C. Cooper & Associates, Inc. and       May 1997      1980           7.8     Atlanta, GA
DCCA Professional Temporaries, Inc.
 (together, "David C. Cooper & Associates")
EKT, Inc.                                    May 1997      1974           2.8     Charlotte, NC
 d/b/a Don Richard Associates of Charlotte
 ("Don Richard Associates of Charlotte")(3)
Cama of Tampa, Inc.                          May 1997      1987           2.5     Tampa, FL
 d/b/a Don Richard Associates of Tampa
 ("Don Richard Associates of Tampa")(3)
Rylan Forbes Consulting Group, Inc.          July 1997     1992           1.4     Edison, NJ
 ("Rylan Forbes")                                                                 Philadelphia, PA
C.P.A. Staffing, Inc.,                       Aug. 1997     1990           6.5     Atlanta, GA
C.P.A. Search Inc. and
Career Placement Associates, Inc.
 (together, "C.P.A. Staffing")(4)
AcSys Resources, Inc.                        Sept. 1997    1977          14.4(5)  Cherry Hill, NJ
 ("AcSys Resources")                                                              Edison, NJ
                                                                                  Lancaster, PA
                                                                                  Philadelphia, PA
                                                                                  Princeton, NJ
                                                                                  Wayne, PA
                                                                                  Wilmington, DE

---------------------
(1) Reflects year of founding of each of the Acquired Companies or its predecessor.
(2) Locations at time of acquisition by the Company.
(3) "Don Richard Associates" is a federally registered trademark of Don Richard Associates International, Inc., an unaffiliated company. The Company owns the rights to the names "Don Richard Associates of Washington" and "Don Richard Associates of Charlotte" in the areas where the Company currently operates under such names. The Company's rights to use the name "Don Richard Associates of Tampa" expire in May 1999.
(4) Acquired by AcSys Resources in August 1997 and merged into C.P.A. Staffing, Inc. prior to the Company's acquisition of AcSys Resources.
(5) Does not include revenues of C.P.A. Staffing.

                          PRIOR S CORPORATION STATUS

  Because the Company has been an S corporation for federal and certain state income tax purposes, the Company's income has been allocated and taxable to the Company's individual shareholders rather than to the Company. The Company will terminate its S corporation status prior to the closing of this Offering and will thereafter be taxed as a C corporation for federal and state income tax purposes. On or before April 1, 1998, the Company expects to make the Distribution to the persons who were shareholders during the period the Company was treated as a S corporation. The Distribution will approximate the amount that such shareholders will need to fund the payment of federal and state income taxes payable on the Company's taxable income during that period. The Company estimates that the amount of the Distribution would have been approximately $800,000 if the termination of the Company's S corporation status had occurred on September 30, 1997. The actual amount of the Distribution will reflect the Company's taxable income through the termination of its S corporation status. A portion of the proceeds of the Offering will be used to make the Distribution. See "Use of Proceeds" and Note 2 of Notes to Consolidated Financial Statements. The Company's shareholders have agreed to indemnify the Company for any federal, state and other income taxes (including interest) incurred by the Company for the period for which it reported its taxable income as an S corporation.

  In addition, as a result of the termination of its S corporation status in connection with this Offering, the Company will record a nonrecurring income tax expense and a corresponding net deferred income tax liability (the "Deferred Tax Liability"). The amount of the Deferred Tax Liability would have been approximately $2.6 million if the termination of the Company's S corporation status had occurred on September 30, 1997, but the actual amount will be adjusted based on the tax effect of differences in the bases in assets and liabilities for financial reporting and income tax purposes as of the date of the termination of S corporation status. The Company will pay the Deferred Tax Liability over a four-year period. As a result of the Deferred Tax Liability, the Company expects to incur a net loss for the quarter, and possibly the year, in which the Company's S corporation status is terminated.

                                DIVIDEND POLICY

  On or before April 1, 1998, the Company expects to make the Distribution to the persons who were shareholders during the period the Company was treated as a S corporation. See "Prior S Corporation Status." The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the Company's Board of Directors deems relevant. The Credit Facility currently prohibits the payment of dividends without the lender's consent.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,430,000 shares of Common Stock offered by the Company in this Offering are estimated to be approximately $17.2 million, after deducting underwriting discounts and other offering expenses, all of which are payable by the Company. The Company will not receive any proceeds from the sale of the shares offered by the Selling Shareholders. See "Principal and Selling Shareholders."

  The Company intends to use the net proceeds of this Offering as follows: (i) approximately $11.1 million to repay the outstanding indebtedness under the Credit Facility; (ii) approximately $1.0 million for capital expenditures, primarily to enhance management information systems; (iii) approximately $800,000 to fund the Distribution; and (iv) the balance of the net proceeds, expected to be approximately $4.3 million, for working capital and general corporate purposes, including acquisitions and opening new offices. The Company estimates that the amount of the Distribution would have been approximately $800,000 if the termination of the Company's S corporation status had occurred on September 30, 1997. The actual amount of the Distribution will reflect the Company's taxable income through the date of termination of its S corporation status. See "Prior S Corporation Status."

  The outstanding indebtedness under the Credit Facility was used to pay certain obligations of the Acquired Companies and to pay for expenses incurred in connection with acquisitions. Interest on the Credit Facility is due quarterly and outstanding principal is due on May 31, 2000. Interest is payable at a rate equal to, at the election of the Company, either: (A) the greater of (i) the prime rate or (ii) the federal funds rate plus 0.5%, plus a variable amount between 0% and 0.75%; or (B) LIBOR plus a variable amount between 1.25% and 2.5%. The Credit Facility is secured by substantially all assets of the Company and a pledge of 100% of the stock of all subsidiaries. As of December 31, 1997, the amount outstanding under the Credit Facility was approximately $11.1 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

  The Company continues to evaluate potential acquisitions and carry on discussions with several potential acquisition candidates. The Company is not currently a party to any binding agreements or commitments with respect to any such acquisitions. There can be no assurance that any acquisitions will be consummated on terms favorable to the Company, if at all. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term, interest-bearing, investment grade securities. See "Business -- Growth Strategy."

                                   DILUTION

  The pro forma deficit in net tangible book value of the Company at September 30, 1997 was $7.6 million, or $0.90 per share. See Pro Forma Consolidated Financial Statements. The pro forma deficit in net tangible book value per share represents the amount by which the Company's total liabilities exceed the Company's net tangible assets divided by the pro forma number of shares of Common Stock outstanding. After giving effect to the sale of the 2,430,000 shares of Common Stock offered by the Company in this Offering and the application of the net proceeds as set forth under "Use of Proceeds," the Company's pro forma net tangible book value as of September 30, 1997 would have been $9.6 million, or $0.88 per share, representing an immediate increase of $1.78 in net tangible book value per share to existing shareholders and an immediate dilution of $7.62 in net tangible book value per share to persons purchasing shares in the Offering. The following table illustrates this per share dilution:

   Initial public offering price per share......................          $8.50
     Pro forma deficit in net tangible book value per share
      before this Offering......................................  $(0.90)
     Increase per share attributable to the sale of shares of-
      fered hereby..............................................    1.78
                                                                  ------
   Pro forma net tangible book value per share after this Offer-
    ing.........................................................           0.88
                                                                          -----
   Dilution in net tangible book value per share to new invest-
    ors(1)......................................................          $7.62
                                                                          =====

---------------------
(1) Dilution is determined by subtracting pro forma net tangible book value per share after this Offering from the initial public offering price of $8.50 per share.

  The following table sets forth the number of shares of the Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the Company's existing shareholders and to be paid by new investors in this Offering, and before deducting estimated Offering expenses and underwriting discounts.

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                ------------------ -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                ---------- ------- ----------- ------- ---------
Existing shareholders..........  8,493,220   77.8% $   774,096    3.6%   $0.09
New investors..................  2,430,000   22.2   20,655,000   96.4     8.50
                                ----------  -----  -----------  -----
  Total........................ 10,923,220  100.0% $21,429,096  100.0%
                                ==========  =====  ===========  =====

  Sales by Selling Shareholders in this Offering will reduce the number of shares held by existing shareholders to 8,173,220, or 74.8%, and will increase the number of shares to be held by new investors to 2,750,000, or 25.2%, of the total number of shares of the Common Stock to be outstanding after this Offering (3,162,500 shares, or 27.9%, if the Underwriters over-allotment option is exercised in full). See "Principal and Selling Shareholders."

  The foregoing tables assume no exercise of outstanding stock options. At September 30, 1997, there were outstanding options to purchase 244,820 shares of Common Stock at a weighted average exercise price of $5.61 per share. See
Note 8 of Notes to Consolidated Financial Statements. The Company granted options to purchase approximately 950,000 shares of Common Stock to substantially all of its full-time internal staff employees upon the date of this Prospectus at an exercise price equal to the initial public offering price per share.

                                CAPITALIZATION

  The following table sets forth the Company's capitalization at September 30, 1997: (i) on an historical basis; (ii) on a pro forma basis giving effect to the termination of the Company's S corporation status and the elimination of certain Common Stock redemption rights in connection with the Offering; and
(iii) on a pro forma as adjusted basis to give effect to the sale by the Company of 2,430,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom. See "Selected Consolidated Financial Data" and "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information appearing elsewhere in this Prospectus.

                                                     SEPTEMBER 30, 1997
                                              ---------------------------------
                                                                    PRO FORMA,
                                              ACTUAL  PRO FORMA (1) AS ADJUSTED
                                              ------- ------------- -----------
                                                       (IN THOUSANDS)
Long-term debt, including current maturi-
 ties........................................ $11,868    $11,868      $   718
                                              -------    -------      -------
Redeemable Common Stock, 122,012 shares is-
 sued and outstanding .......................   1,220        --           --
                                              -------    -------      -------
Shareholders' equity:
  Preferred Stock, no par value, 5,000,000
   shares authorized, no shares issued and
   outstanding...............................     --         --           --
  Common Stock, no par value, 45,000,000
   shares authorized, 8,371,208 shares issued
   and outstanding (actual), 8,493,220 shares
   (pro forma) and 10,923,220 shares (pro
   forma, as adjusted) (2)...................   7,577      8,171       25,381
  Retained earnings..........................   1,941        --           --
                                              -------    -------      -------
    Total shareholders' equity...............   9,518      8,171       25,381
                                              -------    -------      -------
      Total capitalization................... $22,606    $20,039      $26,099
                                              =======    =======      =======

---------------------
(1) The pro forma financial data have been prepared to reflect (i) the effects of the termination of the Company's S corporation status, including the Deferred Tax Liability and the resetting of retained earnings and (ii) the elimination of certain redemption rights related to the Redeemable Common Stock in connection with the Offering. See "Prior S Corporation Status," "Use of Proceeds" and Pro Forma Consolidated Financial Statements.
(2) Excludes 2,000,000 shares of Common Stock reserved for issuance under the Option Plan and 109,622 shares of Common Stock reserved for issuance under options otherwise outstanding. Options to purchase 244,820 shares of Common Stock have been granted and were exercisable at September 30, 1997 with a weighted average exercise price of $5.61 per share. The Company granted options to purchase an aggregate of approximately 950,000 shares of Common Stock upon the date of this Prospectus at an exercise price equal to the initial public offering price per share. See "Management -- 1997 Stock Option Plan."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  All of the financial data set forth below has been restated to give effect to the Company's acquisitions of the Acquired Companies (other than C.P.A. Staffing), each of which has been accounted for under the pooling of interests method of accounting. See "The Company." Prior to the Offering, the Company was an S corporation; accordingly, certain financial data may not be comparable to or indicative of post-Offering results. The following table contains certain financial and operating data and is qualified by the more detailed Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The Balance Sheet Data as of December 31, 1995 and 1996 and September 30, 1997 and the Statements of Operations Data for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997 were derived from the Consolidated Financial Statements and Notes thereto that have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this Prospectus. The Balance Sheet Data as of December 31, 1992, 1993 and 1994 and the Statements of Operations Data for the years ended December 31, 1992 and 1993 and the nine months ended September 30, 1996 have been derived from the unaudited financial statements of the Company which, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the selected financial data shown. The financial data shown for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the entire year ending December 31, 1997. The financial data shown below should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                      YEAR ENDED DECEMBER 31,                NINE MONTHS ENDED SEPTEMBER 30,
                         ------------------------------------------------- ------------------------------------
                                                                 PRO FORMA                  PRO FORMA PRO FORMA
                          1992    1993    1994    1995    1996    1996(2)   1996    1997     1996(2)   1997(2)
                         ------- ------- ------- ------- ------- --------- ------- -------  --------- ---------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS
 DATA(1):
 Service revenues:
 Temporary staffing..... $ 8,387 $10,664 $21,151 $26,566 $34,757  $40,410  $25,605 $29,938   $29,779   $33,953
 Permanent placement....   3,641   4,338   6,244   7,919  11,151   12,001    8,196  12,072     8,764    12,613
                         ------- ------- ------- ------- -------  -------  ------- -------   -------   -------
   Total service
    revenues............  12,028  15,002  27,395  34,485  45,908   52,411   33,801  42,010    38,543    46,566
 Direct cost of
  services..............   5,832   7,679  14,025  17,732  22,873   26,925   16,811  19,828    19,768    22,660
                         ------- ------- ------- ------- -------  -------  ------- -------   -------   -------
   Gross profit.........   6,196   7,323  13,370  16,753  23,035   25,486   16,990  22,182    18,775    23,906
 Selling, general and
  administrative
  expenses..............   5,252   6,991  10,218  12,796  18,776   18,868   12,937  18,160    13,665    18,127
 Combination expenses...     --      --      --      --      --       --       --    1,722       --        --
 Amortization and
  depreciation..........      33      33     547     674     661      899      520     417       699       569
 Severance and franchise
  termination costs.....     --      --      562     166     567      567      567     170       567       170
                         ------- ------- ------- ------- -------  -------  ------- -------   -------   -------
   Operating income.....     911     299   2,043   3,117   3,031    5,152    2,966   1,713     3,844     5,040
 Other expense..........      31      70     853     865     804      980      666     588       799       694
                         ------- ------- ------- ------- -------  -------  ------- -------   -------   -------
 Income (loss) before
  income taxes.......... $   880 $   229 $ 1,190 $ 2,252   2,227    4,172  $ 2,300   1,125     3,045     4,346
                         ======= ======= ======= =======                   =======
 Pro forma income taxes
  (3)...................                                     980    1,836            1,139     1,340     1,912
                                                         -------  -------          -------   -------   -------
 Pro forma net income
  (loss) (3)............                                 $ 1,247  $ 2,336          $   (14)  $ 1,705   $ 2,434
                                                         =======  =======          =======   =======   =======
 Pro forma net income
  (loss) per share (3)..                                 $  0.14  $  0.27          $ (0.13)  $  0.20   $  0.28
                                                         =======  =======          =======   =======   =======
 Weighted average common
  shares outstanding
  (4)...................                                   7,235    8,576            7,373     8,576     8,576

                                     DECEMBER 31,                            SEPTEMBER 30, 1997
                         -------------------------------------         -------------------------------
                                                                                          PRO FORMA,
                                                                                 PRO          AS
                          1992   1993   1994    1995    1996           ACTUAL  FORMA(5) ADJUSTED(5)(6)
                         ------ ------ ------- ------- -------         ------- -------- --------------
                                                        (IN THOUSANDS)
BALANCE SHEET DATA(1):
 Working capital........ $  398 $  692 $ 1,483 $ 2,077 $ 3,555         $ 5,413 $ 4,816     $10,975
 Total assets...........  2,493  2,499  12,757  13,873  15,855          28,632  28,632      33,891
 Long-term debt,
  including current
  maturities............  1,096    843   9,925   8,905   8,847          11,868  11,868         718
 Redeemable Common
  Stock.................    --     --      --      --      288           1,220     --          --
 Shareholders' equity...    351    266     914   2,448   3,313           9,518   8,171      25,381

-------------------
(1) All of the financial data set forth above have been restated to give effect to the Company's acquisitions of the Acquired Companies other than C.P.A. Staffing. The Company's acquisitions, other than C.P.A. Staffing, have been accounted for under the pooling of interests method of accounting. See "The Company." Includes results of operations of Don Richard Associates of Washington and Don Richard Associates of Tampa from March 1, 1994 and January 1, 1996, respectively, the dates of their formation. See Note 1 of Notes to Consolidated Financial Statements.
(2) The Company acquired AcSys Resources in September 1997. AcSys Resources had previously acquired C.P.A. Staffing in August 1997 in a transaction accounted for under the purchase method of accounting. The pro forma operations data reflect the Company's operations as if AcSys Resources' purchase of C.P.A. Staffing had occurred on January 1, 1996. In addition, the pro forma operations data reflect (i) the elimination of the Combination Expenses, (ii) an adjustment to compensation expense for the difference between actual compensation paid to certain owners of the Acquired Companies (including C.P.A. Staffing) and a key employee and the compensation negotiated in conjunction with such acquisitions and (iii) income tax expense computed as if the Company had terminated its status as an S corporation as of January 1, 1996. See Pro Forma Consolidated Financial Statements.
(3) The Company has operated as an S corporation for income tax purposes since inception and will terminate such status in connection with this Offering. See Note 2 of Notes to Consolidated Financial Statements for information concerning the computation of the income taxes. See "Prior S Corporation Status" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(4) See Note 2 of Notes to Consolidated Financial Statements and Note 5 of Notes to Pro Forma Consolidated Financial Statements for a discussion of the computations of pro forma net income (loss) per share, as adjusted for income taxes.
(5) The pro forma balance sheet data reflect (i) the Deferred Tax Liability described in "Prior S Corporation Status" and (ii) the elimination of certain redemption rights related to the Redeemable Common Stock. See Pro Forma Consolidated Financial Statements.
(6) Adjusted to reflect the sale of 2,430,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom. See "Prior S Corporation Status," "Use of Proceeds" and "Capitalization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Prospectus contains certain forward-looking statements relating to, without limitation, future economic performance, plans and objectives of management for future operations and projections of revenues and other financial items that are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company's management. The cautionary statements set forth in the "Risk Factors" section and elsewhere in this Prospectus identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements. See "Risk Factors" for a discussion of factors that could cause or contribute to such material differences. The following discussion should be read in connection with the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus.

INTRODUCTION

  ACSYS, Inc. is one of the leading accounting and finance temporary staffing and permanent placement firms in the United States. The Company operates 16 offices serving the Atlanta, Charlotte, Central New Jersey, Orlando, Philadelphia, Tampa and Washington, D.C. metropolitan markets. The Company was formed in March 1997 and since its formation has acquired the Acquired Companies, which had an average operating history of 15 years.

  Each of the Company's acquisitions, other than C.P.A. Staffing, was accounted for as a pooling of interests. Prior to its combination with the Company in September 1997, AcSys Resources acquired C.P.A. Staffing in August 1997 in a transaction that was accounted for as a purchase. The Company's historical financial statements have been restated to reflect the results of operations and financial positions of the Acquired Companies (other than C.P.A. Staffing). The results of operations for the year ended December 31, 1994 include the results of operations of Don Richard Associates of Washington for the 10 months ended December 31, 1994. The results of operations of Don Richard Associates of Tampa are included for the periods beginning on January 1, 1996, and the results of operations of C.P.A. Staffing are included beginning August 12, 1997. As a result, historical combined results may not be comparable to or indicative of future performance. The Company's revenues and expenses may be significantly affected by the number and timing of the acquisition of additional businesses, the opening of additional offices or the introduction of new services. The timing of such expansion activities may also affect period-to-period comparisons.

  Temporary staffing service revenues are recognized based on hours worked by assigned personnel. Generally, the Company bills its clients a fixed sum per hour for the hours its temporary employees work. Temporary personnel placed by the Company are generally Company employees; accordingly, the Company is responsible for workers' compensation, unemployment compensation insurance, Medicare and Social Security taxes and general payroll expenses. These expenses are included within direct cost of services. Because the Company pays its temporary employees only for the hours they actually work, wages for the Company's temporary personnel are a variable cost that increases or decreases in proportion to service revenues. The Company's gross profit is determined by deducting the direct cost of services from the Company's service revenues. Some of the temporary employees placed by the Company may decide to accept an offer of permanent employment from the client and thereby "convert" the temporary position to a permanent position, and a fee is generally paid to the Company. Such fees are included in temporary staffing revenues herein.

  Permanent placement service revenues are recognized when the employment offer and acceptance has occurred and the candidate's employment start date has been established. The Company's fee is usually structured as a percentage of the placed candidate's first-year annual compensation. Generally, if a candidate placed by the Company is terminated or resigns during a specified guaranty period (typically 90-180 days), the Company either fills the position without further charge or provides a prorated refund. The primary costs associated with permanent placement service revenues are sales commissions to staffing consultants. Commissions vary proportionately with permanent placement service revenues. Consistent with industry practices, the Company classifies all costs associated with permanent placement services as selling, general and administrative expenses. Other selling, general and administrative expenses include payroll for management and administrative employees, office occupancy costs, sales and marketing expenses and other general and administrative costs.

  Prior to their acquisition by the Company, the Acquired Companies were managed as private companies with significant equity ownership by management. The results of operations of the Company reflect the S corporation tax structures of the Acquired Companies (except for Don Richard Associates of Charlotte, a C corporation) which influenced, among other things, the historical levels of their owners' compensation. The income taxes related to Don Richard Associates of Charlotte are immaterial to the Consolidated Financial Statements and are included in other expenses therein. The former owners of the Acquired Companies agreed to adjustments in their compensation and benefits, effective as of the dates of the respective acquisitions. The following results of operations do not include those contractual compensation adjustments for periods prior to the dates of the respective acquisitions.

  The Company will terminate its S corporation status and become a C corporation in connection with this Offering. On or before April 1, 1998, the Company expects to make the Distribution to the persons who were shareholders during the period the Company was an S corporation. The Distribution will approximate the amount that such shareholders will need to fund the payment of federal and state income taxes payable on the Company's taxable income during that period. The Company estimates that the amount of the Distribution would have been approximately $800,000 if the termination of the Company's S corporation status had occurred on September 30, 1997; this amount is reflected in the Consolidated Financial Statements. The actual amount of the Distribution will reflect the Company's taxable income through the termination of the Company's S corporation status.

  As a result of the termination of its S corporation status in connection with this Offering, the Company will record the Deferred Tax Liability. The amount of the Deferred Tax Liability would have been approximately $2.6 million if the termination of the Company's S corporation status had occurred on September 30, 1997. The actual amount will be adjusted based on the tax effect of differences in the bases in assets and liabilities for financial reporting and income tax purposes as of the date of the termination of S corporation status. The Company will pay the Deferred Tax Liability over a four-year period. As a result of the Deferred Tax Liability, the Company expects to incur a net loss for the quarter, and possibly the year, in which the Company's S corporation status is terminated. See "Prior S Corporation Status" and "Use of Proceeds."

RECENT DEVELOPMENTS

  Beginning in the third quarter of 1997, the Company undertook a number of different activities intended to support the Company's growth. These activities included the hiring of additional temporary and permanent placement staffing consultants, the expansion of its IT and high-end accounting business lines, the opening of new offices in Orlando, Florida and Washington, D.C. and the augmentation of the Company's corporate infrastructure to enable it to operate as a public entity. In the third and fourth quarters of 1997, the Company hired 45 new temporary and permanent placement staffing consultants, thereby increasing its total number of consultants to 163 at December 31, 1997. In addition, in the fourth quarter of 1997 the Company integrated the operations of David C. Cooper & Associates and C.P.A. Staffing to create a single Hub-Center in the Atlanta market. As a result of these growth initiatives and integration activities, the Company's operating expenses increased materially in the third and fourth quarters of 1997.

  As a result of the restructuring of the employment relationship with Mark E. Strassman, the Company's former President, the Company will record a nonrecurring expense of approximately $512,000 in the quarter ended December 31, 1997. The Company acticipates that this expense, when coupled with increased operating expenses incurred to support the Company's growth and integrate the Acquired Companies, will result in an operating loss for such quarter of as much as $500,000. See "Certain Transactions -- Acquisitions -- Don Richard Associates of Washington."

RESULTS OF OPERATIONS

  The following table sets forth the percentage of service revenues represented by certain items in the Company's consolidated statements of income for the indicated periods.

                                                            NINE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                 -------------------------  ------------------
                                  1994     1995     1996      1996      1997
                                 -------  -------  -------  --------  --------
Service revenues:
  Temporary staffing ..........     77.2%    77.0%    75.7%     75.8%     71.3%
  Permanent placement .........     22.8     23.0     24.3      24.2      28.7
                                 -------  -------  -------  --------  --------
    Total service revenues.....    100.0    100.0    100.0     100.0     100.0
Direct cost of services........     51.2     51.4     49.8      49.7      47.2
                                 -------  -------  -------  --------  --------
  Gross profit.................     48.8     48.6     50.2      50.3      52.8
Selling, general and
 administrative expenses.......     37.3     37.1     40.9      38.3      43.2
Combination Expenses...........      --       --       --        --        4.1
Amortization and depreciation..      2.0      2.0      1.4       1.5       1.0
Severance and franchise
 termination costs.............      2.1      0.5      1.2       1.7       0.4
                                 -------  -------  -------  --------  --------
  Operating income.............      7.4      9.0      6.7       8.8       4.1
Other expense..................      3.1      2.5      1.8       2.0       1.4
                                 -------  -------  -------  --------  --------
Income before income taxes.....      4.3%     6.5%     4.9%      6.8%      2.7%
                                 =======  =======  =======  ========  ========

RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

  Service Revenues. Service revenues increased $8.2 million, or 24.3%, to $42.0 million in the first nine months of 1997 from $33.8 million in the first nine months of 1996. Temporary staffing service revenues increased $4.3 million, or 16.9%, to $29.9 million in the first nine months of 1997 from $25.6 million in the first nine months of 1996. Professional temporary staffing service revenues increased $5.0 million, or 22.8%, to $26.7 million in the first nine months of 1997 from $21.7 million in the first nine months of 1996, and clerical temporary staffing service revenues decreased $626,000, or 16.3%, to $3.2 million in the first nine months of 1997 from $3.8 million in the first nine months of 1996. Temporary staffing service revenues increased primarily as a result of increased billings to existing clients, the addition of new clients, increased revenues from offices opened in 1996 and 1995 and increased billing rates. This increase was offset by the Company's elimination of certain high-volume, low-margin temporary staffing service assignments in its Tampa and Charlotte Hub-Centers. Permanent placement service revenues increased $3.9 million, or 47.3%, to $12.1 million in the first nine months of 1997 from $8.2 million in the first nine months of 1996. Permanent placement service revenues increased primarily due to increases in permanent placements, the number of consultants, the productivity of consultants and billings to existing clients. In addition, service revenues for the first nine months of 1997 include service revenues of C.P.A. Staffing from its acquisition date of August 12, 1997.

  Gross Profit. Gross profit increased $5.2 million, or 30.6%, to $22.2 million in the first nine months of 1997 from $17.0 million in the first nine months of 1996. Gross profit as a percentage of service revenues increased to 52.8% in the first nine months of 1997 from 50.3% in the first nine months of 1996, primarily due to an increase in the percentage of service revenues derived from permanent placement services which increased to 28.7% of total service revenues in the first nine months of 1997 from 24.2% in the first nine months of 1996. Permanent placement service revenues generate higher gross profits than temporary staffing service revenues because sales commissions and other costs associated with permanent placement services are included in selling, general and administrative expenses.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $5.2 million, or 40.4%, to $18.2 million in the first nine months of 1997 from $12.9 million in the first nine months of 1996. Approximately $1.0 million of the increase was the result of an increase in owners' compensation and $2.0 million of the increase was attributable to sales commissions associated with the increase in service revenues. Owners' compensation was adjusted upon the Company's acquisition of each of the Acquired Companies. In addition, the Company incurred expenses in the first nine months of 1997 in connection with the addition of personnel to support the Company's increased sales and marketing efforts and the introduction of IT temporary staffing services. As a result of the above factors, selling, general and administrative expenses as a percentage of revenues increased to 43.2% in the first nine months of 1997 from 38.3% in the first nine months of 1996.

  Combination Expenses. In the first nine months of 1997, the Company recognized an expense of $1.7 million, or 4.1% of service revenues, for legal, accounting and other related expenses in connection with the acquisitions of the Acquired Companies.

  Amortization and Depreciation. Amortization and depreciation decreased $104,000, or 19.9%, to $417,000 in the first nine months of 1997 from $520,000 in the first nine months of 1996 because the amortization of a non-compete agreement was completed in 1996. This decrease was offset by an increase in amortization of goodwill acquired in the acquisition of C.P.A. Staffing, the amortization of capitalized costs associated with the Credit Facility and depreciation of office equipment and furniture.

  Severance and Franchise Termination Costs. In the first nine months of 1996, the Company incurred $459,000 in severance payments to a former employee of AcSys Resources in connection with his departure from the Company. The Company incurred no severance costs in the first nine months of 1997. In the first nine months of 1997, Don Richard Associates of Tampa terminated its franchise agreement and made a one-time payment to the franchisor of $170,000. Prior to May 31, 1994, AcSys Resources operated under a franchise agreement, which provided for various marketing and royalty payments to the franchisor based on revenues. Effective May 31, 1994, AcSys Resources and the franchisor entered into an agreement (the "AcSys Franchise Termination Agreement") which terminated the franchise agreement and provided for payments to the franchisor of $360,000, which were made and recorded as an expense in 1994. In addition, AcSys Resources was required to pay to the franchisor 1% of revenues for the period June 1, 1994 through May 31, 1995, and 2% of revenues for the period June 1, 1995 through May 31, 1996. In the first nine months of 1996, the Company incurred $108,000 of franchise termination costs under the AcSys Franchise Termination Agreement. Because the obligations under the AcSys Franchise Termination Agreement were satisfied in 1996, the Company did not incur such costs in the first nine months of 1997. The Company is not currently a party to any franchise agreements.

  Operating Income. As a result of the above factors, operating income decreased $1.3 million, or 42.2%, to $1.7 million in the first nine months of 1997 from $3.0 million in the first nine months of 1996. Operating income as a percentage of service revenues decreased to 4.1% in the first nine months of 1997 from 8.8% in the first nine months of 1996.

  Other Expense. Other expense, which is primarily comprised of net interest expense, decreased to $588,000 in the first nine months of 1997 from $666,000 in the first nine months of 1996.

  Income Before Income Taxes. As a result of the above factors, income before income taxes decreased $1.2 million, or 51.1%, to $1.1 million in the first nine months of 1997 from $2.3 million in the first nine months of 1996. Income before income taxes as a percentage of service revenues decreased to 2.7% in the first nine months of 1997 from 6.8% in the first nine months of 1996.

RESULTS FOR 1996 COMPARED TO RESULTS FOR 1995

  Service Revenues. Service revenues increased $11.4 million, or 33.1%, to $45.9 million in 1996 from $34.5 million in 1995. Temporary staffing service revenues increased $8.2 million, or 30.8%, to $34.8 million in 1996 from $26.6 million in 1995. The increase in temporary staffing service revenues is primarily a result of increased billings to existing clients, the addition of new clients, increased billing rates and increased revenues from offices opened in 1996 and 1995. Permanent placement service revenues increased $3.2 million, or 40.8%, to $11.2 million in 1996 from $7.9 million in 1995. Permanent placement service revenues increased primarily due to an increase in the number of permanent placements made in 1996, additional permanent placement consultants and increased productivity. In addition, 1996 service revenues reflect $2.5 million in total service revenues from Don Richard Associates of Tampa. Due to a change in ownership of Don Richard Associates of Tampa as of January 1, 1996, the Company's operating results for 1995 do not include the operating results of that entity.

  Gross Profit. Gross profit increased $6.3 million, or 37.5%, to $23.0 million in 1996 from $16.8 million in 1995. Gross profit as a percentage of service revenues increased to 50.2% in 1996 from 48.6% in 1995, primarily because permanent placement service revenues comprised a larger portion of total service revenues, increasing to 24.3% of total service revenues in 1996 from 23.0% in 1995. The Company's direct cost of services as a percentage of temporary staffing service revenues decreased to 65.8% in 1996 from 66.7% in 1995, primarily as a result of the Company's focus on higher gross margin temporary staffing assignments and increased billing rates.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $6.0 million, or 46.7%, to $18.8 million in 1996 from $12.8 million in 1995. Approximately $2.1 million of the increase was attributable to sales commissions associated with the increase in permanent placement revenues, and $1.4 million was the result of an increase in owners' compensation of the Acquired Companies. In addition, 1996 selling, general and administrative expenses reflect the expenses of Don Richard Associates of Tampa whereas 1995 selling, general and administrative expenses do not. Selling, general and administrative expenses also increased as a result of corporate expenses incurred in 1996 to support the Company's growth. Selling, general and administrative expenses as a percentage of service revenues increased to 40.9% in 1996 from 37.1% in 1995, due to the increase in owners' compensation and an increase in sales commission rates.

  Amortization and Depreciation. Amortization and depreciation decreased $13,000, or 1.9%, to $661,000 in 1996 from $674,000 in 1995.

  Severance and Franchise Termination Costs. In 1996, the Company incurred $459,000 in severance payments to a former employee of AcSys Resources in connection with his departure from the Company and $108,000 of costs associated with the AcSys Franchise Termination Agreement, compared with $166,000 of franchise termination costs in 1995.

  Operating Income. As a result of the above factors, operating income decreased $86,000, or 2.8%, to $3.0 million in 1996 from $3.1 million in 1995. Operating income as a percentage of service revenues decreased to 6.7% in 1996 from 9.0% in 1995.

  Other Expense. Other expense, which is primarily comprised of net interest expense, decreased to $803,000 in 1996 from $865,000 in 1995 principally due to lower average debt levels.

  Income Before Income Taxes. As a result of the above factors, income before income taxes decreased $24,000, or 1.1%, to $2.2 million in 1996 from $2.3 million in 1995. Income before income taxes as a percentage of service revenues decreased to 4.9% in 1996 from 6.5% in 1995.


RESULTS FOR 1995 COMPARED TO RESULTS FOR 1994

  Service Revenues. Service revenues increased $7.1 million, or 25.9%, to $34.5 million in 1995 from $27.4 million in 1994. Temporary staffing service revenues increased $5.4 million, or 25.6%, to $26.6 million in 1995 from $21.2 million in 1994. The increase in temporary staffing service revenues was primarily due to the opening of new offices, improved marketing strategies and changes in operating procedures including the implementation of consultant training to improve productivity. Permanent placement service revenues increased $1.7 million, or 26.8%, to $7.9 million in 1995 from $6.2 million in 1994. The increase in permanent placement service revenues is primarily due to an increase in the number of permanent placements made in 1995, additional permanent placement consultants and increased productivity. In addition, 1995 service revenues reflect 12 months of service revenues from Don Richard Associates of Washington as compared to only 10 months of service revenues in 1994.

  Gross Profit. Gross profit increased $3.4 million, or 25.3%, to $16.8 million in 1995 from $13.4 million in 1994. Gross profit as a percentage of service revenues remained relatively constant at 48.6% for 1995 compared to 48.8% in 1994.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $2.6 million, or 25.2%, to $12.8 million in 1995 from $10.2 million in 1994. Approximately $894,000 of the increase was attributable to sales commissions associated with the increase in permanent placement revenues. In addition, the Company incurred 12 months of selling, general and administrative expenses at Don Richard Associates of Washington in 1995 as compared to only 10 months of selling, general and administrative expenses in 1994. To a lesser extent, the increase was due to the addition of consultants. Selling, general and administrative expenses as a percentage of service revenues decreased slightly to 37.1% in 1995 from 37.3% in 1994.

  Amortization and Depreciation. Amortization and depreciation increased $128,000, or 23.3%, to $674,000 in 1995 from $547,000 in 1994. The increase resulted from depreciation related to capital expenditures for information technology systems made at the beginning of 1995 and the end of 1994 and a full year of amortization of intangible assets acquired in connection with the acquisition of the Don Richard Associates of Washington operations in 1994.

  Severance and Franchise Termination Costs. In 1995, the Company incurred $166,000 of costs associated with the AcSys Franchise Termination Agreement compared with $561,000 of franchise termination costs in 1994. No severance payments were made in either 1995 or 1994.

  Operating Income. As a result of the above factors, operating income increased $1.1 million, or 52.6%, to $3.1 million in 1995 from $2.0 million in 1994. Operating income as a percentage of service revenues increased to 9.0% in 1995 from 7.4% in 1994.

  Other Expense. Other expense, which is primarily comprised of net interest expense, increased to $865,000 in 1995 from $853,000 in 1994.

  Income Before Income Taxes. As a result of the above factors, income before income taxes increased $1.1 million, or 89.2%, to $2.3 million in 1995 from $1.2 million in 1994. Income before income taxes as a percentage of service revenues increased to 6.5% in 1995 from 4.3% in 1994.

UNAUDITED QUARTERLY RESULTS

  The following table sets forth certain unaudited consolidated quarterly operating information of the Company for the seven quarters in the period from January 1, 1996 to September 30, 1997. This information has been prepared on the same basis as the Consolidated Financial Statements contained elsewhere in this Prospectus and, in the opinion of management, includes all adjustments, consisting solely of normal and recurring adjustments, necessary for the fair presentation of the information for the periods presented. The financial data shown below should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto. Results for any previous quarter are not necessarily indicative of results for the full year or for any future quarter.

                                                   QUARTER ENDED
                         ------------------------------------------------------------------
                         MARCH 31, JUNE 30, SEPT. 30, DEC. 31, MARCH 31, JUNE 30, SEPT. 30,
                           1996      1996     1996      1996     1997      1997     1997
                         --------- -------- --------- -------- --------- -------- ---------
                                                   (IN THOUSANDS)
Service revenues:
 Temporary staffing.....  $ 8,132  $ 8,700   $ 8,772  $ 9,153   $ 9,361  $ 9,718   $10,858
 Permanent placement....    2,518    2,862     2,817    2,954     3,520    3,756     4,797
                          -------  -------   -------  -------   -------  -------   -------
  Total service reve-
   nues.................   10,650   11,562    11,589   12,107    12,881   13,474    15,655

LIQUIDITY AND CAPITAL RESOURCES

  Net cash provided by operating activities was $1.4 million, $2.8 million and $1.9 million in 1994, 1995 and 1996 and $2.4 million and $1.6 million for the nine months ended September 30, 1996 and 1997, respectively. The decrease in cash provided by operating activities for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996 was due to a decrease in net income and an increase in accounts receivable, partially offset by an increase in accrued liabilities. The reduction in net cash provided by operating activities in 1996 as compared to 1995 was primarily due to a significant increase in accounts receivable in 1996.

The increase in net cash provided by operating activities in 1995 as compared to 1994 was due to higher net income before amortization and depreciation in 1995.

  Net cash used in investing activities was $126,000, $274,000, $487,000 and $2.3 million in 1994, 1995, 1996 and the first nine months of 1997, respectively. Cash used in investing activities for the periods presented was attributable to the acquisition of C.P.A. Staffing in the nine month period ended September 30, 1997 and capital expenditures, including computer and telecommunications equipment, furniture and office equipment. The Company expects to make capital expenditures of $1.0 million, primarily to enhance management information systems.

  Net cash provided by financing activities was $1.2 million for the nine month period ended September 30, 1997 and was primarily attributable to borrowings for the acquisition of C.P.A. Staffing. Net cash used in financing activities was $669,000, $1.8 million and $1.8 million in 1994, 1995 and 1996, respectively. Cash used in financing activities for these periods was primarily attributable to net repayments of long-term debt and capital lease obligations and distributions to shareholders.

  The Company's principal uses of cash are to fund: temporary employee payroll expense and employer related payroll taxes; investment in capital equipment such as IT systems; start-up expenses of new offices; expansion of services offered; and costs relating to unusual transactions such as acquisitions, severance and franchise termination costs and the Deferred Tax Liability, which will be paid over a four-year period. Temporary employees are paid weekly, and customer remittances are generally received by the Company within 45 days from the time work was performed by temporary employees. Expansion of the Company's services requires expenditures for marketing and personnel costs at varied levels up to six months in advance of generating any service revenues. In addition, for the first nine months of 1997, approximately $900,000 of cash was used to pay Combination Expenses and costs related to obtaining the Credit Facility.

  The Company entered into the Credit Facility on May 16, 1997. Borrowings under the Credit Facility are available for working capital and other corporate purposes, including acquisitions, and have been used to repay certain debt of the Acquired Companies and to pay for expenses incurred in connection with acquisitions. Interest on the Credit Facility is due quarterly, and outstanding principal is due on May 31, 2000. Interest is payable at a rate equal to, at the election of the Company, either: (A) the greater of (i) the prime rate or (ii) the federal funds rate plus 0.5%, plus a variable amount between 0% and 0.75%; or (B) LIBOR plus a variable amount between 1.25% and 2.5%. At December 31, 1997 the Company owed $11.1 million in principal on the Credit Facility. The Credit Facility contains covenants requiring the maintenance of certain financial ratios and specified net worth and limiting the incurrence of additional indebtedness, the sale of substantial assets, consolidations or mergers by the Company and the payment of dividends. As a result of a nonrecurring expense and certain growth initiative and integration costs incurred by the Company in the third and fourth quarters of 1997, the Company is in default under certain covenants in the Credit Facility. The Company has, however, obtained a waiver of such defaults from the lender. See "--Recent Developments." The Credit Facility is secured by all assets of the Company and a pledge of 100% of the stock of all subsidiaries, which have guaranteed the repayment of indebtedness under the Credit Facility.

  The net proceeds from the Offering, after deducting underwriting discounts and offering expenses, are expected to total approximately $17.2 million. The Company intends to use the net proceeds of this Offering as follows: (i) approximately $11.1 million to repay the outstanding indebtedness under the Credit Facility; (ii) approximately $1.0 million for capital expenditures, primarily to enhance management information systems; (iii) approximately $800,000 to fund the Distribution; and (iv) the balance of the net proceeds, expected to be approximately $4.3 million, for working capital and general corporate purposes, including acquisitions and opening new offices. The Company also intends to register up to an additional 2,000,000 shares of its Common Stock as soon as practicable after completion of this Offering to use as consideration in connection with future acquisitions.

  While there can be no assurance, the Company believes that the proceeds of this Offering, funds currently available on hand, funds to be provided by operations and funds available under the Credit Facility will be sufficient to meet the Company's anticipated needs for working capital for the next twelve months. The Company's estimate of the time that the proceeds of this Offering, funds currently on hand, funds provided by operations and funds available under the Credit Facility will be sufficient to meet the Company's working capital needs is a forward-looking statement that is subject to risks and uncertainties. Actual results and working capital needs could differ materially from those estimated due to a number of factors, including the use of such proceeds to fund acquisitions. In addition, acquisitions may require additional debt and equity financing.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement No. 128, "Earnings Per Share." This statement establishes standards for computing and presenting earnings per share and is effective for financial statements issued for periods ending after December 15, 1997. Earlier application of this statement is not permitted and, upon adoption, requires restatement (as applicable), of all prior-period earnings per share data presented. Management believes that the implementation of this standard will not have a material effect on the Company's calculation of earnings per share.

  In February 1997, the FASB issued Statement No. 129, "Disclosure of Information about Capital Structure." This statement establishes standards for disclosing information about an entity's capital structure. Management intends to comply with the disclosure requirements of this statement, which are effective for periods ending after December 15, 1997. Management believes that the implementation of this standard will not have a material effect on the Company's financial statements.

  In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This statement requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997. Management believes that SFAS 130 will not have a material effect on the Company's financial statements.

  In June 1997, the FASB issued Statement No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("SFAS 131"). This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. Management believes that SFAS 131 will not have a material effect on the Company's financial statements.

                                   BUSINESS

GENERAL

  ACSYS, Inc. is one of the leading accounting and finance temporary staffing and permanent placement firms in the United States. The Company operates 16 offices serving the Atlanta, Charlotte, Central New Jersey, Orlando, Philadelphia, Tampa and Washington, D.C. metropolitan markets. Since its formation in March 1997, the Company has acquired seven accounting and finance specialty professional staffing companies which had operating histories ranging from five to 23 years with an average operating history of 15 years. The Company's goal is to build a national specialty professional staffing business with offices in major United States metropolitan markets. The Company's clients include Fortune 1000 companies, middle market companies, governmental agencies and nonprofit organizations.

  The Company's operating strategy is based on a focus on client relationships and its philosophy that the central function of corporate management is to support the staffing consultants who directly interact with clients. The Company carries out its strategy through its decentralized "Hub-Center" management model, which the Company believes fosters an entrepreneurial environment. Hub-Centers, located in major metropolitan markets, are managed by Division Presidents who are responsible for achieving the Company's operational and financial goals and have significant latitude over such matters as hiring, recruiting, compensation, pricing and sales management. Division Presidents are supported by the Company's corporate services which include advertising, marketing, public relations, management information systems support, training, human resources, accounting and other back office functions. The Company believes that its decentralized management structure enables it to be more responsive to its clients' needs. Further, the Company believes that its specialty professional focus makes it more attractive to staffing consultants and temporary and permanent placement candidates.

  The Company's goal is to build a national specialty professional staffing business with offices in major United States metropolitan markets by pursuing strategic acquisitions, enhancing and expanding existing offices, introducing new services and opening new offices. The Company seeks to acquire specialty professional staffing businesses with strong management and a significant presence in what the Company believes to be desirable, growing markets. The Company believes it will have a strategic advantage in competing for acquisitions based on: (i) its focus on the specialty professional staffing segment of the staffing industry; (ii) the personal relationships of its senior executives with managers and owners of other specialty professional staffing firms; (iii) the Company's entrepreneurial operating environment and Hub-Center management model; (iv) the Company's merger and acquisition execution capabilities; and (v) the Company's greater visibility and resources as a public company. The Company plans to enhance and expand its existing offices by adding quality personnel, pursuing new clients, expanding relationships with its current clients and replicating its most successful sales, marketing and business techniques in offices that are not currently using those techniques. The Company also intends to introduce new specialty professional staffing services in addition to its core accounting and finance staffing services. For example, the Company recently introduced IT staffing in several locations. The Company may develop or expand new services internally by leveraging its existing staffing expertise and specialty professional staffing reputation or it may acquire existing businesses that offer such new specialty professional staffing services. Furthermore, the Company intends to grow by opening new offices in both its current markets and new geographic markets.

THE STAFFING INDUSTRY

  The staffing industry generally consists of companies which provide four basic services to clients: temporary staffing, placement and search, professional employer organization services and outplacement. Based on information from the Staffing Industry Report, staffing industry revenues increased from approximately $31.4 billion in 1991 to approximately $74.4 billion in 1996, representing a compound annual growth rate of 19%. According to industry sources, in 1996 the staffing industry employed approximately 5.2 million people per day, or approximately 4% of the entire United States workforce. While the industry has undergone consolidation in the last few years, it remains fragmented with over 9,300 temporary staffing firms and over 3,400 placement and search firms. Within the overall staffing industry, the Company primarily provides services in the temporary staffing sector, which had 1996 revenues of $47.1 billion and grew from 1991 revenues of $21.5 billion representing a compound annual growth rate of 17%. The Company also provides services in the placement and search sector, which had 1996 revenues of $9.1 billion and grew from 1991 revenues of $4.2 billion also representing a compound annual growth rate of 17%.

  The Company's temporary staffing services are currently focused on the accounting and finance portion of the specialty professional segment, which had 1996 revenues of $5.0 billion, representing 11% of the $47.1 billion temporary staffing sector. The Staffing Industry Report recently estimated that the specialty professional segment will grow 22% in 1997. In addition to accounting and finance, the specialty professional segment, as defined by the Staffing Industry Report, includes legal, laboratory and other professional staffing services (excluding IT and technical services). The specialty professional segment is one of the fastest growing segments of the temporary staffing sector, with profit margins greater than those of the traditional clerical and light industrial temporary staffing business. The Company has also recently begun to offer IT staffing services. The IT/technical segment of the temporary staffing sector had 1996 revenues of $11.7 billion, representing 25% of the temporary staffing sector, and was expected to grow 27% in 1997. This segment includes IT services such as consulting, systems and network integration and support, and IT supplemental staffing.

  Temporary staffing has become widely accepted as a valuable tool for managing personnel costs and for meeting specialized or fluctuating employment requirements. Temporary staffing companies offer a means of dealing with uneven or peak work loads caused by such predictable events as vacations, tax work, month-end activities, special projects, and seasonal increases in work volume, and such unpredictable events as illnesses, resignations and emergencies. In addition, employees increasingly look to temporary assignments as a way to build experience, make contacts, and receive training and valuable exposure to a variety of work settings, as well as a means to gain full-time employment. The Company believes that more companies are not only accepting the idea of using professional temporary employees in traditional permanent professional roles, but are planning to use such employees as a continuing corporate strategy. Furthermore, traditional accounting services that were historically performed internally are being outsourced.

  The placement and search sector of the staffing industry had 1996 revenues of $9.1 billion, representing 12% of the staffing industry. This sector was expected to grow 14% in 1997, according to the Staffing Industry Report. Personnel placed by companies in this sector cover a wide range of industries and a variety of position levels. Placement and search firms fulfill their clients' needs by identifying, evaluating and recommending qualified candidates for positions. Placement and search firms are generally characterized as either retained search or contingency placement, depending upon how their fees are determined. Retained search firms receive a retainer at the outset of an assignment, whereas contingency firms, such as the Company, receive compensation upon successful completion of a search and placement of a recommended candidate. Contingency firms typically fill mid-level positions for a fee equal to a percentage of the candidate's first year annual salary.

  The Company believes that companies have become increasingly reliant on placement and search firms for a number of reasons. The continued strength and growth of the economy has reduced the pool of available specialty professionals and increased the difficulty of finding talented candidates. Professional employee turnover has increased as more employees spend their careers with a number of different organizations in various locations. Many companies are outsourcing non-core activities, such as recruiting, to reduce costs and increase efficiencies. A permanent placement firm may also serve in a consultative role to the client by providing objective feedback on candidates and advice regarding the appropriate qualifications and compensation for a particular position.

  The Company believes that a number of factors may increase demand for specialty professional temporary staffing and permanent placement services. These factors include:

  .  Use of temporary employees to fill higher-skilled positions.

  .  Employers' difficulty locating qualified employees.

  . Desire of employers to utilize candidates with the latest training and current skill sets demanded in the increasingly technology-reliant business environment.

  . Trend to outsource non-core functions to reduce costs and increase efficiencies.

  . Employment candidates' attraction to industry-focused specialty service providers.

  . Employment candidates seeking more flexibility and opportunities to gain experience in a variety of work settings.

OPERATING STRATEGY

  The key elements of the Company's operating strategy are as follows:

  Focus on Specialty Professional Markets. The Company focuses on staffing positions that require specialized skills such as accounting, finance and banking. The Company believes that its years of experience, recognized local brand names, reputation for client service and the industry expertise of its staffing consultants give it a competitive advantage. For example, many of the Company's staffing consultants are certified public accountants. The Company believes that these specialized characteristics also provide an opportunity for the Company to generate higher margins than those of traditional clerical and light industrial staffing companies.

  Emphasize Client Relationships. The Company believes that client relationships and the staffing consultants who are responsible for developing and maintaining those relationships are the Company's most important assets. These consultants are encouraged to respond directly and innovatively to satisfy clients' staffing needs, and the Company has built its corporate level services to support its consultants in that effort. Moreover, the Company believes that the central function of management, including the Company's senior executive team, is to support the consultants who directly interact with the client.

  Foster Entrepreneurial Environment with Hub-Center Management Model. The Company employs a decentralized operating strategy which it has termed its Hub-Center management model. The Company's operations in each market, including any satellite offices in that market, are managed by local managers called Division Presidents. The Company believes it has a strong market share in each of its major markets largely due to the commitment, ability and creativity of the Division Presidents who drive each local business. The Company fosters this entrepreneurial environment by giving its Division Presidents the authority to respond quickly and creatively to client needs. Division Presidents are responsible for achieving operational and financial objectives, including revenues and earnings growth, and have authority over hiring, recruiting, compensation, pricing and sales management. The Company believes that this coupling of accountability and authority, combined with the support of the Company's corporate level support services, enables its Division Presidents to compete successfully in the local marketplace. The Company also believes this entrepreneurial environment allows the Company to attract talented managers and successfully serve its clients' needs.

  Provide Corporate Level Support. The Company's philosophy is that the central function of corporate management is to support the staffing consultants who directly interact with clients. The Company offers its Division Presidents corporate level support to lessen their administrative burden and allow them to focus on servicing clients and growing the business. These support functions include advertising, marketing, public relations, management information systems support, training, human resources, accounting and other back office functions. The Company's corporate management has identified and continues to identify "best practices" for its Division Presidents to use in their day-to-day operations.

  The Company's focus on client relationships and its philosophy of servicing those relationships with its Hub-Center management model and corporate level support is graphically depicted as follows:


                             [CHART APPEARS HERE]

[Chart depicting Hub-Center management model and corporate level support with three centered ovals as follows: in the top oval are the words "Clients/Candidates"; in the middle oval are the words "Hub-Center" over the words "Division President"; and in the bottom oval are the words "Corporate Support Services." Between the bottom oval and the middle oval is a wide two-pronged arrow pointing upward to the middle oval, and between the middle oval and the top oval is a narrower single arrow pointing toward the top oval.]

  Attract, Motivate and Retain Staffing Consultants with Specialty Professional Skills. The Company places great emphasis on attracting, motivating and retaining highly-skilled staffing consultants. The staffing industry has generally been characterized by a high degree of employee turnover. The Company believes its decentralized, entrepreneurial environment and focus on the specialty professional market enhance the attractiveness of the Company to staffing consultants. In addition, the Company believes that its compensation policies effectively motivate its personnel. The Company also plans to grant stock options to substantially all of its operating personnel upon consummation of the Offering, which the Company believes will further motivate its operating personnel.

GROWTH STRATEGY

  The Company's goal is to build a national specialty professional staffing business with offices in major United States metropolitan markets. The key elements of its growth strategy in order of relative importance are as follows:

  Pursue Strategic Acquisitions. The Company intends to acquire accounting and finance temporary staffing and permanent placement businesses and other specialty professional staffing businesses, such as IT and legal staffing companies. The Company seeks acquisition candidates with characteristics such as attractive geographic market locations, strong market shares, recognized local brand names and new or expanded specialties that can be added to the Company's existing services. The Company also focuses on acquisition targets that have strong management teams and complementary cultures. The Company believes it will have a strategic advantage in competing for acquisitions based on: (i) its focus on the specialty professional staffing segment of the staffing industry; (ii) the personal relationships of its key executives with managers and owners of other specialty professional staffing firms; (iii) the Company's entrepreneurial operating environment and Hub-Center management model; (iv) the Company's merger and acquisition execution capabilities; and (v) the Company's greater visibility and resources as a public company. To accomplish acquisitions, the Company plans to use equity, debt, available cash and combinations of all three as consideration. In addition, the Company intends to register up to 2,000,000 additional shares of its Common Stock as soon as practicable after the completion of the Offering for use in future acquisitions. The Company continues to evaluate potential acquisitions and carry on discussions with several potential acquisition candidates. The Company is not currently a party to any binding agreements or commitments with respect to any such acquisitions, and there can be no assurance that any acquisitions will be consummated on terms favorable to the Company, if at all. See "--Acquisitions."

  Enhance and Expand Existing Offices. The Company plans to develop and expand its current offices by adding temporary staffing and permanent placement consultants, pursuing new clients, expanding current client relationships, cross-marketing temporary and permanent services, and replicating successful sales, marketing and business techniques in offices that are not currently using those techniques. The Company relies on its Division Presidents to drive this internal growth and to determine which sales, marketing and business techniques are most appropriate for their respective local markets.

  Introduce New Services. The Company plans to develop new specialty professional staffing services internally by leveraging its existing expertise and reputation in specialty professional staffing services, particularly in markets where the Company's clients have solicited the Company for those new services. Examples of the Company's internal development of new service offerings are its recent commencement of IT staffing services in several offices, with plans to offer IT services in other offices, and ACSYS Advantage Accountant, a program in which the Company seeks to staff higher-end positions such as chief financial officers and controllers on an interim basis. The Company currently has several new service development projects in process, including: professional sales permanent placement; litigation support; outsourced internal audit function; and vendor-on-premise, contract services or project management. All of these potential new services are currently offered only on a limited basis, and there can be no assurance that they will be offered throughout the Company. The Company may also acquire specialty staffing services firms with new or expanded services and market those services through its existing offices.

  Open New Offices. The Company has opened three offices since its formation and plans to continue to grow its business by opening new offices. The Company will open two types of new offices, spin-offs from existing offices and "de novo" offices. A spin-off office is opened in an existing geographic market by breaking a branch office in two. The purpose of such an office opening is to provide the Company greater geographic coverage and increased market penetration at a low marginal cost. The Company has recently opened two spin-off offices, one in Alexandria, Virginia (a spin-off from the Company's existing Tyson's Corner, Virginia office), and one in Landover, Maryland (a spin-off from the Company's Washington, D.C. office). The Company will also open de novo offices that will represent the Company's initial presence in new geographic markets. The Company recently opened a de novo office in Orlando, Florida. The Company has established a team of experienced management personnel led by Beth Monroe-Chase, the Company's Chief Development Officer, who will lead the Company's future de novo office opening efforts and oversee the management of these new offices until they reach a level of performance the Company believes is sufficient to allow them to operate as stand-alone Hub-Centers led by a Division President.

SERVICES

  The Company currently offers the following services:

  Accounting and Finance Temporary Staffing. The Company's accounting and finance temporary staffing operations are the core of the Company's business and accounted for approximately 68.5% and 66.1% of its pro forma service revenues in 1996 and the first nine months of 1997, respectively. The Company provides temporary staffing services to clients in a variety of industries, such as telecommunications, banking, manufacturing and government. Its temporary staffing clients are principally Fortune 1000 companies, middle market companies, governmental agencies and nonprofit organizations. Some of the temporary employees placed by the Company may decide to accept an offer of permanent employment from the client and thereby "convert" the temporary position to a permanent position. During a typical week, the Company has more than 1,000 accounting and finance temporary personnel on assignment at an average bill rate for temporary staffing employees of approximately $21 per hour.

  Accounting and Finance Permanent Placement. The Company's accounting and finance permanent placement business accounted for 22.9% and 27.1% of its pro forma service revenues in 1996 and the first nine months of 1997, respectively. The Company's permanent placement business specializes in placing mid-level accounting, financial, tax and banking personnel in permanent positions with a diverse mix of companies ranging from small businesses and nonprofit organizations to Fortune 1000 companies. Substantially all of the Company's permanent placement business is on a contingency basis; thus, the Company is not compensated for a permanent placement assignment unless a candidate recommended by the Company is hired by a client. Fees for successful permanent placements are paid only by the employer and are generally equal to a percentage of the new employee's first-year annual compensation. Generally, if a candidate placed by the Company is terminated or resigns during a specified guaranty period (typically 90-180 days), the Company either fills the position without further charge or provides a prorated refund. The Company placed a total of 1,509 permanent placement candidates during 1996 and 1,394 candidates during the first nine months of 1997, respectively. The Company's average placement fee was approximately $7,900 and $9,000 in 1996 and the first nine months of 1997, respectively, on a pro forma basis.

  Types of positions in which the Company places temporary staffing employees and permanent candidates include:

     . Accounting Managers       . Budget Analysts
     . Chief Financial Officers  . Controllers and Assistant Controllers
     . Cost Accountants          . Credit and Collections Personnel
     . Financial Analysts        . Financial Reporting Specialists
     . Internal Audit Personnel  . Staff and Senior Accountants
     . Tax Accountants           . Treasurers

  Information Technology. The Company began offering IT staffing services in the third quarter of 1997 in its Philadelphia, Central New Jersey, Charlotte and Tampa Hub-Centers. The Company generally offers both IT temporary staffing and IT permanent placement services. The Company is leveraging its existing client contacts in the accounting and finance area by seeking to fill their IT staffing needs as well. The Company may expand its IT business into other offices and also may acquire other IT staffing firms as it seeks to diversify its staffing services.

  Other Staffing Services. The Company's corporate staffing services place temporary office and administrative personnel, ranging from executive assistants to office managers. The Company began offering these services in its Washington, D.C. Hub-Center in response to clients' desire to staff candidates with a stronger base of skills than those typically available from other staffing providers. These services accounted for 8.6% and 6.8% of the Company's pro forma service revenues in 1996 and the first nine months of 1997, respectively, and are included under temporary staffing service revenues in the Consolidated Financial Statements.

ACQUISITIONS

  A key element of the Company's growth strategy is to acquire accounting and finance and other specialty professional staffing businesses. While the industry has undergone significant consolidation in the last few years, it remains a fragmented market with over 9,300 temporary staffing firms and over 3,400 placement and search firms. To accomplish acquisitions, the Company plans to use equity, debt, available cash and combinations of all three as consideration. In addition, the Company intends to register up to 2,000,000 additional shares of its

Common Stock as soon as practicable after the completion of the Offering for use in future acquisitions. The Company believes that it will have a strategic advantage in competing for acquisitions as a result of: (i) its focus on the specialty professional staffing segment of the staffing industry; (ii) the personal relationships of its key executives with managers and owners of other professional staffing firms; (iii) the Company's decentralized, entrepreneurial operating environment and Hub-Center management model; (iv) the Company's merger and acquisition execution capabilities; and (v) the Company's greater visibility and resources as a public company.

  The Company believes that its focus on the specialty professional segment of the staffing industry gives it a strategic advantage in attracting acquisition candidates that prefer to affiliate with a professionally-focused company rather than a traditional clerical and light industrial-based staffing company. A number of the members of the Company's management have been active or currently hold leadership positions in national and regional specialty professional staffing trade associations, including the American Association of Finance and Accounting, a national association of privately held accounting and finance staffing firms. In addition, members of the Company's management have previous work experience with national staffing companies or "Big Six" accounting firms. As a result, these persons have developed personal relationships with the owners of many independent specialty professional staffing firms. The Company also believes that its commitment to maintaining a strong professional permanent placement business will give it a strategic advantage in attracting acquisition candidates whose businesses have a permanent placement focus. Furthermore, the Company believes it can use its temporary staffing expertise to build significant temporary staffing businesses from these established professional permanent placement bases.

  The Company has established an internal integration team led by its Chief Executive Officer that is charged with quickly and cost effectively integrating acquired companies into the Company's operating environment. An immediate integration goal will be to consolidate back office administrative functions to allow local management to devote more time and attention to increased sales and profitability.

  The Company will generally make two kinds of acquisitions --"platform" acquisitions and "tuck-under" acquisitions. A platform acquisition represents the Company's entry into a new geographic market through the acquisition of a company that has a material share of its sector of the specialty professional staffing business in that market and which will serve as a Hub-Center for that market. Most of these companies' clients are likely to be middle market businesses but may also include Fortune 1000 companies. In addition, a platform acquisition may increase the Company's services and provide the base from which to introduce such services into the Company's other locations. Tuck-under acquisitions are acquisitions of smaller companies that fit well with the Company's existing locations and present growth opportunities via synergies with the Company's existing business. Such acquisitions may present an alternative to opening a spin-off office.

  Since its formation in March 1997 the Company has acquired seven accounting and finance staffing companies. The Acquired Companies are described briefly below.

  Don Richard Associates of Washington. Effective May 1997, the Company acquired Don Richard Associates of Washington, which operated three offices in metropolitan Washington providing accounting and finance temporary staffing and permanent placement services and corporate staffing services primarily to Fortune 1000 businesses, middle market companies, governmental agencies and nonprofit organizations. For the year ended December 31, 1996, Don Richard Associates of Washington had service revenues of $17.0 million.

  David C. Cooper & Associates. Effective May 1997, the Company acquired David
C. Cooper & Associates, which operated an Atlanta, Georgia office providing accounting and finance temporary staffing and permanent placement services primarily to Fortune 1000 and middle market companies. For the year ended December 31, 1996, David C. Cooper & Associates had service revenues of $7.8 million.

  Don Richard Associates of Charlotte. Effective May 1997, the Company acquired Don Richard Associates of Charlotte, which operated a Charlotte, North Carolina office providing accounting and finance temporary staffing and permanent placement services and IT staffing services primarily to Fortune 1000 and middle market companies. For the year ended December 31, 1996, Don Richard Associates of Charlotte had service revenues of $2.8 million.

  Don Richard Associates of Tampa. Effective May 1997, the Company acquired Don Richard Associates of Tampa, which operated a Tampa, Florida office providing accounting and finance temporary staffing and permanent placement services and IT staffing services primarily to Fortune 1000 and middle market companies. For the year ended December 31, 1996, Don Richard Associates of Tampa had service revenues of $2.5 million.

  Rylan Forbes. Effective July 1997, the Company acquired Rylan Forbes, which operated two offices in Philadelphia and Central New Jersey providing accounting and finance temporary staffing and permanent placement services primarily to Fortune 1000 and middle market companies. For the year ended December 31, 1996, Rylan Forbes had service revenues of $1.4 million.

  C.P.A. Staffing. Effective August 1997, AcSys Resources acquired C.P.A. Staffing, which operated an Atlanta, Georgia office providing accounting and finance temporary staffing and permanent placement services primarily to Fortune 1000 and middle market companies. For the year ended December 31, 1996, C.P.A. Staffing had service revenues of $6.5 million.

  AcSys Resources. Effective September 1997, the Company acquired AcSys Resources, which operated seven offices in Pennsylvania, New Jersey and Delaware providing accounting and finance temporary staffing and permanent placement services and IT staffing services primarily to Fortune 1000 and middle market companies. For the year ended December 31, 1996, AcSys Resources had service revenues of $14.4 million.

HUB-CENTER MANAGEMENT MODEL

  The Company's decentralized operating strategy uses a Hub-Center management model in which the Company's operations in each market are managed by Division Presidents. See "-- Operating Strategy -- Foster Entrepreneurial Environment with Hub-Center Management Model." The Company's current Hub-Centers, offices and 1996 pro forma service revenues for each Hub-Center are listed below:

                                                                       1996 PRO FORMA
            HUB-CENTER                   OFFICES                          REVENUES
        ------------------          ------------------                 --------------
                                                                       (IN MILLIONS)
        Washington, DC              Washington, DC                         $17.0
                                    Tyson's Corner, VA
                                    Bethesda, MD
                                    Alexandria, VA(1)
                                    Landover, MD(1)
        Atlanta, GA                 Atlanta, GA                             14.3
        Philadelphia, PA            Philadelphia, PA                        13.2
                                    Wayne, PA
                                    Lancaster, PA
                                    Cherry Hill, NJ
                                    Wilmington, DE
        Charlotte, NC               Charlotte, NC                            2.8
        Central New Jersey          Edison, NJ                               2.6
                                    Princeton, NJ
        Tampa, FL                   Tampa, FL                                2.5
                                    Orlando, FL(2)

---------------------
(1) Spin-off offices opened in 1997.
(2) De novo office opened in 1997.

CORPORATE SUPPORT SERVICES

  The Company offers or is planning to offer the following corporate level support functions to its Hub-Centers:

  Training. The Company offers its staffing consultants and other employees a two week orientation and training program as well as ongoing courses offering instruction and training in client service and development, team building, management techniques and employment law. The primary objective is to teach employees how to build client relationships and manage others utilizing proven business techniques. With respect to its Division Presidents in particular, the Company seeks talented and motivated managers to serve as Division Presidents and believes that its entrepreneurial Hub-Center operating philosophy requires its Division Presidents to be exceptionally strong managers and leaders. The Company seeks to cultivate these qualities in its Division Presidents by using both training materials developed in-house and outside consultants to conduct training sessions. In addition, the Company is creating a company-wide database of "best practices" for its Division Presidents to use in their day-to-day operations.

  Information Systems. The Company has a management information systems department that is actively reviewing its IT assets and needs and currently plans to maintain and enhance each of the systems now in place. The Company is in the process of implementing technology systems in each of the Acquired Companies to provide several back office support functions. The Company is building a corporate "Intranet" to facilitate the sharing of corporate resources. The Company is also migrating to a common desktop computing office suite platform.

  Advertising, Marketing and Public Relations. The Company has developed and continues to develop a full range of advertising, marketing and public relations services, including development of classified advertising, regional print advertising campaigns, radio advertising, premiums, public relations, direct mail and promotions. These programs focus on both clients and employment candidates.

  Risk Management. The Company is centralizing the risk management function and is reviewing its insurance coverage in an effort to maintain adequate coverage at a reasonable cost. In addition, as part of its training effort, the Company conducts seminars on pertinent topics (particularly employment law-related matters) for its employees to help educate its work force and reduce the Company's exposure to losses.

  Human Resources. The Company has a human resources team designed and committed to establishing and maintaining systems that assist and enhance employee work-life, while helping to ensure the growth and health of the organization as a whole. The Human Resources department is full-service with responsibility for employee relations, compensation, training and development and employee benefits. Because of the unique nature of the staffing industry, Human Resources is also responsible for compliance issues in the recruitment process. The Human Resources department structure is decentralized with a core staff working at the corporate office combined with regional Human Resources consultants strategically placed in key markets to provide local, in-person assistance and support.

  Legal Services. The Company is centralizing its legal services function and is developing detailed policies regarding the retention of legal counsel and certain guidelines within which Division Presidents are limited in making decisions relating to legal issues.

  Treasury Management. The Company has centralized its treasury management function by establishing a lock box cash management system. In this system, all customer payments are received at a central location maintained by the Company's bank. The Company believes this system results in better internal control by centralizing the cash collection portion of the revenue cycle.

  Accounting. All accounting functions, including management financial information, are being centralized. The processing of customer invoices and temporary employee payroll, which are critical to customer service, will remain in the Hub-Centers. Division Presidents will be unencumbered by routine accounting matters and will be supplied with timely and accurate financial information allowing them to focus on operations and results.

RECRUITING

  The Company uses a variety of methods to recruit qualified temporary staffing and permanent placement candidates. The Company's primary recruiting methods are networking and direct solicitation by staffing consultants. The Company also has recruiting managers in several offices whose primary responsibility is to market the Company's services to potential candidates. Other recruiting methods include: advertising in newspaper classified ads and in various other print media, including Yellow Pages and local and national trade journals; advertising on radio; maintaining an Internet website; recruiting on college campuses; participating in job fairs; offering referral bonuses for new temporary employees; conducting direct mail campaigns; and maintaining a good reputation and high visibility within the community through community service. The Company receives a significant number of referrals from past candidates due to its professional reputation, quality service and the draw of the Company's permanent placement practice. Furthermore, the Company believes that candidates are attracted to the Company by the number and quality of the positions the Company has available, and that the availability of good candidates increases its client base.

LOCAL SALES AND MARKETING

  The Company emphasizes local sales and marketing efforts, which are generally conducted by each Hub-Center. In addition to the Company's Division Presidents and staffing consultants, the Company has 25 salespersons in its Hub-Centers whose primary responsibility is to market the Company's services to potential new clients. The Company's client-oriented advertising primarily consists of print advertisements in national newspapers, Yellow Pages, magazines and trade journals; and radio advertisements. Direct marketing through mail and telephone solicitation also constitutes a significant portion of the Company's total advertising. The Company also seeks endorsements and affiliations with local and regional accounting and finance professional organizations and conducts public relations activities designed to enhance recognition of the Company and its services. Local employees are encouraged to be active in civic organizations and industry trade groups.

EMPLOYEES

  The Company had 250 full-time internal staff employees as of December 31, 1997. Temporary employees placed by the Company are the Company's employees while they are working on assignments. Neither the Company's internal staff nor its temporary employees are represented by a collective bargaining agreement. Hourly wages for the Company's temporary employees are determined according to market conditions. The Company pays mandated costs of employment, including the employer's share of social security taxes (FICA), federal and state unemployment taxes, unemployment compensation insurance, general payroll expenses and workers' compensation insurance. The Company offers access to various insurance programs and benefits to its temporary employees. The Company believes its employee relations are satisfactory.

COMPETITION

  The staffing industry is highly competitive, with limited barriers to entry. The Company believes that availability and quality of employment candidates, reliability of service and price of services are the most significant competitive factors in the specialty professional staffing sector. The Company believes it derives a competitive advantage from its long experience with and commitment to the specialty professional staffing market, its strong local market presence and reputation, and its various marketing activities. A number of firms offer services similar to the Company's on a national, regional or local basis. The Company competes for clients, candidates and acquisitions with many local and regional companies and also faces competition from a number of international and national specialty professional staffing companies that include Robert Half International Inc., Romac International, Inc., Accountants, Inc., Source Services, Inc. and Accountants On Call, as well as professional staffing divisions of larger general staffing firms, such as Interim Services Inc., Norrell, Inc. and Olsten Corporation. These firms have materially greater financial and operating resources than the Company.

SERVICE MARKS AND TRADENAMES

  The Company operates under the following tradenames and service marks: AcSys Resources, Inc.(R), the AcSys Resources, Inc. logo, AcSys Resources, Inc. Providing the Perfect Fit(R), C.P.A. Staffing, David C. Cooper & Associates(R), DCCA Professional Temporaries, DCCA(R), the DCC&A logo, Rylan Forbes Consulting Group, Signature Staffing, Don Richard Associates of Charlotte, Don Richard Associates of Tampa, and Don Richard Associates of Washington, D.C. "Don Richard Associates" is a federally registered trademark of Don Richard Associates International, Inc., an unaffiliated company which formerly owned Don Richard Associates of Washington and Don Richard Associates of Charlotte and was the former franchisor for Don Richard Associates of Tampa. By agreement with Don Richard Associates International, Inc., the Company owns the rights to the name "Don Richard Associates of Washington" and "Don Richard Associates of Charlotte" in the areas where the Company operates under such names. The Company's rights to use the name "Don Richard Associates of Tampa" expire in May 1999. Such territories are excluded from the federal trademark registration held by Don Richard Associates International, Inc.

FACILITIES

  The Company owns no real property. It leases its corporate office and all of its local offices. The Company believes its facilities are adequate for its needs and does not anticipate any material difficulty in replacing such facilities or securing facilities for new offices.

LEGAL PROCEEDINGS

  On November 13, 1997, a lawsuit was filed against the Company, Cama of Tampa, Inc. ("Cama") and Stephen S. Tutwiler ("Tutwiler") by L. Robert Frank, Jr. ("Frank") and L. Robert Frank & Associates, Inc. in the Circuit Court of the Thirteenth Judicial Circuit, Hillsborough County, Florida. The lawsuit alleges Frank and Tutwiler agreed to form a corporation owned one half by each to provide IT staffing services; that such services were instead provided through a division of Cama; and that Frank was entitled to a portion of the stock of Cama and thus to a portion of the 131,143 shares of Common Stock issued to Tutwiler when it acquired Cama. The plaintiffs assert numerous claims, including fraud, civil conspiracy and alleged misstatements and omissions in this Prospectus regarding the Company's ownership of Cama. The plaintiffs seek to recover (i) $27,000 allegedly due to Frank, (ii) his alleged portion of Tutwiler's shares of Common Stock, and (iii) compensatory and other damages. Frank also seeks an accounting and employment by the Company. The Company has moved to dismiss the claim against it and to compel arbitration of the claims against Cama and Tutwiler. The Company intends to vigorously defend the plaintiffs' allegations. An adverse result could have a material effect on the Company. There is no other pending litigation which the Company considers material.

                                  MANAGEMENT

  The directors and executive officers of the Company and their ages and positions as of December 31, 1997 are as follows:

EXECUTIVE OFFICERS AND DIRECTORS

NAME                     AGE POSITION
----                     --- --------
David C. Cooper.........  41 Chairman of the Board
Timothy Mann, Jr........  32 Chief Executive Officer and Director
Edward S. Baumstein.....  43 President, Chief Operating Officer and Director
                             Chief Development Officer, Executive Vice President and
Beth Monroe-Chase.......  46 Director
Barry M. Abelson(1).....  51 Director
William Porter
 Payne(1)...............  50 Director
Mark E. Strassman.......  36 Director
John R. Ficquette.......  43 Director
Harry J. Sauer..........  46 Director
Lester E. Gallagher,
 III....................  41 Chief Financial Officer

---------------------
(1) These persons have been nominated to serve as directors of the Company upon completion of the Offering.

BIOGRAPHICAL INFORMATION FOR EXECUTIVE OFFICERS AND DIRECTORS

  David C. Cooper has served as the Chairman of the Board of Directors of the Company since its formation and Division President--Atlanta since September 1997. Mr. Cooper founded David C. Cooper & Associates in 1980 and served as its president until May 1997. Mr. Cooper received his Bachelor of Business Administration degree in Accounting from the University of Georgia. Mr. Cooper is a past president of the American Association of Accounting and Finance, a national network of independently owned accounting and finance permanent placement and temporary staffing businesses.

  Timothy Mann, Jr. has served as Chief Executive Officer of the Company since October 1997 and a Director since its formation. Prior to his becoming Chief Executive Officer, Mr. Mann served the Company in various roles. From 1992 until 1997, Mr. Mann was an attorney engaged in the private practice of law, most recently with Alston & Bird, LLP in Atlanta, Georgia. Mr. Mann has extensive staffing industry experience, having served as issuer's counsel in a number of staffing industry public equity offerings and as buyer's counsel in a number of staffing industry mergers and acquisitions. Mr. Mann's experience also includes service in the audit division of Arthur Andersen LLP. Mr. Mann received his J.D. cum laude from the University of Georgia and his Bachelor of Science degree in Accounting from the University of Florida.

  Edward S. Baumstein has served as President of the Company since October 1997 and as the Chief Operating Officer and a Director of the Company since September 1997. Mr. Baumstein served as the president and chief executive officer of AcSys Resources from 1994 until September 1997 and had served in various positions since he joined AcSys Resources in 1983. Prior to joining AcSys Resources, Mr. Baumstein was with Price Waterhouse. He received his B.B.A. in Accounting from Temple University and is a certified public accountant.

  Beth Monroe-Chase has served as a Director of the Company since its formation. She served as Chief Operating Officer from the Company's formation until September 1997, when she became the Company's Chief Development Officer and Executive Vice President. Ms. Monroe-Chase was one of the founders of Don Richard Associates of Washington and from 1994 until the formation of the Company served as its president. Ms. Monroe-Chase served as the director of sales from 1992 to 1994 and as managing director from 1993 to 1994 for the predecessor of Don Richard Associates of Washington (which also operated under that name). Her previous staffing industry experience includes service as an area manager for Staff Builders and as a regional manager with TeleSec Staffing.

  Barry M. Abelson will become a Director of the Company upon the consummation of this Offering. He has been a partner in the law firm of Pepper Hamilton LLP, Philadelphia, Pennsylvania since May 1992 and has served as Chairman of its Executive Committee since February 1995. Mr. Abelson is also a director of Intelligent Electronics, Inc. and XLConnect Solutions, Inc. Mr. Abelson received his Bachelor of Arts degree in Sociology from Dartmouth College and his J.D. degree from the University of Pennsylvania.

  William Porter Payne will become a Director of the Company upon the consummation of this Offering. He has served as Vice Chairman of NationsBank Corporation since January 1997 and was President and Chief Executive Officer of the Atlanta Committee for the Olympic Games from 1991 to 1997. Mr. Payne is also a director of Anheuser-Busch Companies, Inc., Cousins Properties, Inc. and Jefferson-Pilot Corporation. Mr. Payne received his Bachelor of Arts in Political Science and J.D. degrees from the University of Georgia.

  Mark E. Strassman has served as a Director of the Company since its formation. Mr. Strassman served as the President of the Company from its formation until October 1997. Mr. Strassman was one of the founders of Don Richard Associates of Washington and served as its chief executive officer from 1994 until May 1997. From 1987 until 1994, Mr. Strassman served in a variety of capacities with the predecessor to Don Richard Associates of Washington (which also operated under that name), most recently as managing director. Prior to 1987, Mr. Strassman was a tax consultant at the national accounting firm of Grant Thornton. He received his Bachelor of Science degree in Accounting from Drexel University and is a certified public accountant.

  John R. Ficquette has served as a Director of the Company since September 1997. Mr. Ficquette was a shareholder and officer of C.P.A. Staffing from 1990 until its acquisition by AcSys Resources. His responsibilities at C.P.A. Staffing included client development, training, system development and administration. Mr. Ficquette received his Bachelor of Science Degree in Business Administration from the University of Alabama.

  Harry J. Sauer has served as a Director of the Company and as the Division President--Philadelphia since September 1997. Mr. Sauer has worked in the staffing industry since 1977, when he co-founded AcSys Resources. He served in various positions with AcSys Resources, most recently as chief operating officer. Mr. Sauer received his Bachelor of Arts degree in Political Science from American University and his M.B.A. from Boston College. Mr. Sauer has served as the president of Hillel of Greater Philadelphia and as a board member of several nonprofit organizations.

  Lester E. Gallagher, III has served as the Company's Chief Financial Officer since September 1997. From 1994 through the AcSys Resources acquisition, Mr. Gallagher served as the chief financial officer of AcSys Resources. From 1990 to 1994, he was a manager with Coopers & Lybrand LLP. Mr. Gallagher received his Bachelor of Science degree in Accounting from Villanova University and is a certified public accountant.

BOARD OF DIRECTORS

  The number of directors on the Board of Directors is currently fixed at seven but will be increased to nine upon the consummation of this Offering. Directors of the Company are elected at the annual meeting of shareholders. Executive officers are appointed by the Board of Directors. Directors and executive officers of the Company are elected or appointed to serve until they resign or are removed or are otherwise disqualified to serve, or until their successors are elected and qualified at the next annual meeting of shareholders. Messrs. Abelson and Payne (the "Outside Directors") will become directors of the Company upon the consummation of this Offering.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors intends to establish an Audit Committee, a Compensation Committee and an Executive Committee. The members of each committee are expected to be determined at the first meeting of the Board of Directors following the closing of the Offering. The members of the Audit and Compensation Committees will consist solely of Outside Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Board of Directors intends to establish a Compensation Committee at the first meeting of the Board of Directors following the closing of the Offering. The Board of Directors has not previously had a Compensation Committee, and the functions of the Compensation Committee historically have been performed by the Board of Directors. See "-- Committees of the Board of Directors."

DIRECTOR COMPENSATION

  Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company ("Non-Employee Directors") will receive $1,000 for each meeting of the Board of Directors attended and for each meeting of a committee of the Board of Directors (unless the committee meeting is held on the same day as a meeting of the Board of Directors). All directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or its committees and for other expenses incurred in their capacity as Directors.

  The Company will grant to each Non-Employee Director, upon his or her initial appointment to the Board of Directors, a stock option to purchase 50,000 shares of Common Stock pursuant to the Option Plan. In addition, the Company will grant to each Non-Employee Director, once each quarter during the Non-Employee Director's term as a director, options to purchase 4,000 shares, with a lifetime cap of 150,000 shares per Non-Employee Director. The option price will be equal to the fair market value at the date of each grant, and each option will have a 10-year term. One third of the options will vest on each of the first three anniversaries of the date of grant, provided that all unvested options will vest upon a change in control of the Company (as defined in the option agreement) or the death of the Non-Employee Director.

EXECUTIVE COMPENSATION; EMPLOYMENT AGREEMENTS; COVENANTS NOT TO COMPETE

  The Company was incorporated in March 1997 and conducted no operations in 1996. The Company anticipates that during 1997 its most highly compensated executive officers will be Ms. Monroe-Chase and Messrs. Cooper, Mann, Baumstein and Gallagher (the "Named Executive Officers").

  Each of Messrs. Cooper, Mann, Baumstein and Ms. Monroe-Chase has entered into employment agreements with the Company that provide for an annual base salary of $200,000. Each executive officer (except Messrs. Mann and Gallagher) will also receive a bonus to be agreed upon and based upon certain performance criteria as set forth in his or her agreement. Mr. Mann's agreement provides for an annual bonus equal to 2.0% of the year-to-year increase in the Company's earnings before interest, taxes, depreciation and amortization, and the grant of stock options as described under "-- Option Grants." Mr. Gallagher's agreement provides for an annual base salary of $125,000, such bonus as the Board of Directors may determine up to an amount equal to 15% of his then-current base salary, and the grant of stock options as described under "-- Option Grants." None of the Company's executive officers is expected to receive perquisites the value of which exceeds the lesser of $50,000 or 10% of the salary and bonus of such executive. Executive bonuses for 1997 have not yet been determined.

  Each employment agreement for the Named Executive Officers is for a term of three years and continues thereafter for additional one year terms until either the Company or the executive officer elects not to renew the agreement. Each of these agreements provides that, in the event of a termination of employment either (i) by the Company without cause (as defined in the agreement) or (ii) by the employee following a change in control (as defined in the agreement) or a breach by the Company of such executive's employment agreement or the registration rights agreement described in "Description of Capital Stock -- Registration Rights," such executive officer will be entitled to receive from the Company a lump sum severance payment equal to three times the sum of his or her then-current annual salary plus the amount of his or her bonus calculated using the results of the operations of the Company for the twelve months prior to such termination. In such event, the non-compete provisions discussed below would not apply to such executive officer. If an executive officer resigns for any other reason, such executive officer will be entitled to receive from the Company a lump sum severance payment equal to his or her then current annual salary. If an executive is terminated upon a determination by the Board of Directors that such executive officer failed to meet performance expectations, then such executive officer will be entitled to receive a lump sum severance payment equal to his or her base salary for the greater of the remainder of the term of his or her employment agreement or one year.

  Each Named Executive Officer employment agreement contains a covenant not to compete with the Company for a period of two years immediately following termination of employment and an obligation not to solicit any employees or customers of the Company for a period of one year following termination of employment.

OPTION GRANTS

  The Company has granted stock options to two of the Named Executive Officers, Timothy Mann, Jr. and Lester E. Gallagher, III, as described below.

  Timothy Mann, Jr. Pursuant to Mr. Mann's employment agreement, the Company has granted him options to purchase 135,198 shares of Common Stock at an exercise price of $8.00 per share, the fair market value of the Common Stock on the date of the grant as determined by the Board based upon the report of an independent appraiser. These options are fully vested and have a 10-year term. In addition, also pursuant to Mr. Mann's employment agreement, the Company granted to Mr. Mann, upon the date of this Prospectus, options to purchase 113,357 shares of Common Stock (an amount equal to 1% of the shares of Common Stock outstanding on the date of the Offering, assuming the Underwriters' over-allotment option is exercised in full), at an exercise price equal to the initial public offering price per share. One-half of these options vest on each of the first two anniversaries of the date of this Prospectus, and the options have a 10-year term. All of Mr. Mann's unvested options vest immediately if he is terminated without cause or resigns for good reason or upon a change in control (as such terms are defined in his employment agreement).

  Lester E. Gallagher, III. In January 1997 AcSys Resources granted options to Mr. Gallagher that were converted into options to purchase 18,771 shares of Common Stock at a price of $2.66 per share in connection with the Company's acquisition of AcSys Resources. These options are fully vested and expire in 2006. In addition, pursuant to Mr. Gallagher's employment agreement, the Company granted to him, upon the date of this Prospectus, options to purchase 66,229 shares of Common Stock at an exercise price equal to the initial public offering per share. One third of these options vest on each of first, second and third anniversaries of the effective date of the Offering. All of Mr. Gallagher's unvested options vest immediately if he is terminated without cause or resigns for good reason or upon a change in control (as such terms are defined in his employment agreement).

1997 STOCK OPTION PLAN

  The Board of Directors and the Company's shareholders approved the Option Plan which became effective in May 1997. The purpose of the Option Plan is to advance the interests of the Company and its shareholders by affording certain employees and directors of the Company, as well as key consultants and advisors to the Company, an opportunity to acquire or increase their proprietary interests in the Company. The objective of the issuance of stock options under the Option Plan is to promote the growth and profitability of the Company because the optionees will be provided with an additional incentive to achieve the Company's objectives through participation in its success and growth and by encouraging their continued association with or service to the Company. The Company granted options to purchase approximately 950,000 shares of Common Stock to substantially all of its full-time internal staff employees upon the date of this Prospectus at an exercise price equal to the initial public offering price per share.

  Awards under the Option Plan are granted by the Board of Directors but will be granted by the Compensation Committee of the Board of Directors when it is established. Awards under the Option Plan may include incentive stock options ("ISOs") and/or non-qualified stock options ("NQSOs"). The Compensation Committee of the Board of Directors will administer the Option Plan and generally has discretion to determine the terms of an option grant, including the number of option shares, option price, term, vesting schedule, the post-termination exercise period and whether the grant will be an ISO or NQSO. Notwithstanding this discretion: (i) the number of shares subject to options granted to any individual in any calendar year may not exceed 500,000 shares;
(ii) if an option is intended to be an ISO and is granted to a shareholder holding more than 10% of the combined voting power of all classes of the Company's stock or of its parent or subsidiary on the date of the grant of the option, the option price per share of Common Stock may not be less than 100% of the fair market value of such share at the time of grant or 110% of the fair market value of such shares; and (iii) the term of any option may not exceed 10 years, or 5 years if the option is intended to be an ISO and is granted to a shareholder owning more than 10% of total combined voting power of all classes of stock on the date of the grant of the option.

  The maximum number of shares of Common Stock that currently may be subject to outstanding options, determined immediately after the grant of any option, is 2,000,000 shares. The Option Plan provides that the number of shares of Common Stock available for issuance thereunder shall be automatically increased on the first trading day of each calendar year by the lesser of (i) three percent of the number of shares outstanding on the preceding trading day or (ii) 500,000 shares. Shares of Common Stock which are attributable to awards which have expired, terminated or been canceled or forfeited during any calendar year are available for issuance or use in connection with future awards during such calendar year.

  The Option Plan will remain in effect until terminated by the Board of Directors. No ISO may be granted after May 2007. The Option Plan may be amended by the Board of Directors without the consent of the shareholders of the Company, except that any amendment, although effective when made, will be subject to shareholder approval within one year after approval by the Board of Directors if the amendment increases the total number of shares issuable pursuant to ISOs or changes the class of employees eligible to receive ISOs that may participate in the Option Plan.

  The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenues Code of 1986, as amended. Section 162(m) generally disallows a public company's tax deduction for compensation to the chief executive officer and four other most highly compensated executive officers in excess of $1,000,000 in any tax year beginning on or after January 1, 1994. Compensation that qualifies as "performance-based compensation" is excluded from the $1,000,000 deductibility cap, and therefore remains fully deductible by the company that pays it. The Company intends that options granted with an exercise price at least equal to 100% of fair market value of the underlying stock at the date of grant will qualify as such "performance-based compensation," although other awards under the Option Plan may not so qualify.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1997 and as adjusted to reflect the sale of the Common Stock offered hereby with respect to: (i) each of the Company's directors and Named Executive Officers; (ii) all executive officers and directors of the Company as a group; and (iii) each person known by the Company to own beneficially more than 5% of the Common Stock. Each of the holders listed below has sole voting power and investment power over the shares beneficially owned. Each of the persons known by the Company to beneficially own more than 5% of the Common Stock has an address in care of the Company's principal offices.

                                                                   SHARES BENEFICIALLY
                             SHARES BENEFICIALLY                       OWNED AFTER
                          OWNED PRIOR TO OFFERING(1)     NUMBER OF     OFFERING(1)
                          ------------------------------- SHARES   --------------------
NAME                         NUMBER        PERCENTAGE     OFFERED   NUMBER   PERCENTAGE
----                      --------------- ------------------------ --------- ----------
DIRECTORS, EXECUTIVE OF-
 FICERS AND 5% SHARE-
 HOLDERS
David C. Cooper.........        1,573,714          18.5%      --   1,573,714    14.4%
Timothy Mann, Jr.(2)....          135,198           1.6       --     135,198     1.2
Edward S. Baumstein.....          993,521          11.7       --     993,521     9.1
Beth Monroe-Chase.......          671,143           7.9    20,000    651,143     6.0
Lester E. Gallagher,
 III(3).................           18,771             *       --      18,771       *
John R. Ficquette.......          609,637           7.2       --     609,637     5.6
Harry J. Sauer..........          993,521          11.7       --     993,521     9.1
Mark E. Strassman.......          671,143           7.9    90,000    581,143     5.3
Louis Boohaker..........          609,637           7.2       --     609,637     5.6
Kevin W. Cole...........          447,428           5.3   100,000    347,428     3.2
Rosemarie Mahoney.......          447,428           5.3    50,000    397,428     3.6
All directors and execu-
 tive officers as a
 group (8 persons)(4)...        5,666,648          65.5            5,556,648    50.2
OTHER SELLING SHAREHOLD-
 ERS
Teresa Gordon...........          149,142           1.8    15,000    134,142     1.2
Edward K. Turner........          131,143           1.5    25,000    106,143      *
Stephen Tutwiler........          131,143           1.5    20,000    111,143     1.0

---------------------
*   Less than 1%.
(1) Shares Beneficially Owned is calculated assuming 8,493,220 shares of Common Stock were outstanding on December 31, 1997 and 10,923,220 shares of Common Stock will be outstanding immediately after the Offering. This percentage also includes Common Stock of which such individual has the right to acquire beneficial ownership within sixty days of December 31, 1997, including but not limited to the exercise of an option; however, such Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual. See "Underwriting."
(2) Comprised of currently exercisable options held by Mr. Mann to purchase a total of 135,198 shares of Common Stock. See "Management -- Option Grants."
(3) Comprised of currently exercisable options held by Mr. Gallagher to purchase a total of 18,771 shares of Common Stock. See "Management -- Option Grants."
(4) Includes currently exercisable options to purchase a total of 153,969 shares of Common Stock.

                             CERTAIN TRANSACTIONS

ACQUISITIONS

  Since the Company's formation in March 1997, it has acquired seven accounting and finance professional staffing companies. All of the Acquired Companies now operate as wholly-owned subsidiaries of the Company. In certain of these acquisitions persons who were previously shareholders of Acquired Companies who are now executive officers, directors or holders of at least 5% of the Company's outstanding Common Stock received consideration from the Company in connection with the applicable acquisition. The following table summarizes the total number of shares of Common Stock issued by the Company to such persons in those acquisitions:

                                                                     SHARES OF
COMPANY                                                             COMMON STOCK
-------                                                             ------------
David C. Cooper & Associates.......................................  1,573,714
Don Richard Associates of Washington...............................  2,237,142
AcSys Resources....................................................  3,206,316
                                                                     ---------
  Total............................................................  7,017,172
                                                                     =========

  These acquisitions are described in more detail below:

  David C. Cooper & Associates. David C. Cooper received 1,573,714 shares of Common Stock in connection with the mergers of wholly-owned subsidiaries of the Company with and into David C. Cooper & Associates in May 1997.

  Don Richard Associates of Washington. The following directors, executive officers and/or 5% shareholders received shares of Common Stock in connection with the merger of a wholly-owned subsidiary of the Company with and into Don Richard Associates of Washington in May 1997: Mark E. Strassman -- 671,143 shares; Beth Monroe-Chase -- 671,143 shares; Kevin W. Cole -- 447,428 shares; and Rosemarie Mahoney -- 447,428 shares. Other Don Richard Associates of Washington shareholders who are not directors, executive officers and/or 5% shareholders received the balance of 298,284 shares issued by the Company. In May 1997 the Company entered into a three-year employment agreement with Mr. Strassman, a director of the Company, under which Mr. Strassman served as the Company's President until October 1997 at an annual base salary of $200,000 (The employment agreement was otherwise substantially similar to the employment agreements for the Named Executive Officers.) Mr. Strassman's employment agreement was subsequently modified to provide that he would consult with the Company's senior management and to provide that upon its termination Mr. Strassman would continue to be paid the same compensation and benefits through November 2000 instead of receiving a lump-sum severance payment. In December 1997 it was determined that Mr. Strassman would no longer play an active role in the Company's management. As a result, the Company will record a nonrecurring expense of approximately $512,000 (the present value of the payments due to Mr. Strassman under his employment agreement) in the quarter ended December 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Recent Developments."

  AcSys Resources. The following directors, executive officers and/or 5% shareholders received shares of Common Stock in connection with the AcSys Resources merger in September 1997: Edward S. Baumstein -- 993,521 shares; Harry J. Sauer -- 993,521 shares; John R. Ficquette -- 609,637 shares; and Louis Boohaker -- 609,637 shares. Certain of those shares are currently in escrow to secure certain representations and warranties in the merger agreement and are anticipated to be released on approximately March 1, 1998, as follows: Mr. Baumstein -- 35,023 shares; Mr. Sauer -- 35,023 shares; Mr. Ficquette -- 21,491 shares; and Mr. Boohaker -- 21,491 shares. Other AcSys Resources shareholders who are not directors, executive officers and/or 5% shareholders received the balance of 453,186 shares issued by the Company. In addition, the Company owes Messrs. Baumstein and Sauer approximately $86,000 and $41,000, respectively, for compensation earned prior to the Company's acquisition of AcSys Resources but not yet paid. These obligations are payable on demand.

  Albert Detorre, a former shareholder of AcSys Resources, has the contractual right (the "Put Right") to require the Company to purchase 122,012 shares of the Company's Common Stock that he received in connection with the AcSys Resources acquisition (which includes 4,302 shares currently in escrow to secure certain representations and warranties in the merger agreement and which are anticipated to be released on approximately March 1, 1998) at a price equal to the "fair market value" of such shares at the time Mr. Detorre exercises such right. In connection with this Offering, Mr. Detorre has agreed to waive the Put Right. See Note 8 of Notes to Consolidated Financial Statements.

  Prior to their acquisition by the Company, certain of the Acquired Companies incurred indebtedness that was personally guaranteed by their shareholders. As of December 31, 1997, the Company had borrowed an aggregate of approximately $11.1 million under the Credit Facility to repay such indebtedness upon the acquisition of such Acquired Companies. Obligations which are guaranteed by certain of the Company's current shareholders having a principal balance of approximately $1.1 million remain outstanding. See Note 3 of Notes to Consolidated Financial Statements.

COMPANY POLICY

  Following the closing of this Offering, all transactions with the Company's shareholders, officers and directors or their affiliates, if any, will be subject to the approval of a majority of the independent and disinterested Outside Directors and will be conducted on terms no less favorable than could be obtained from unaffiliated third parties on an arm's-length basis.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company consists of 45,000,000 shares of Common Stock without par value and 5,000,000 shares of Preferred Stock without par value. The following description of the terms and provisions of the shares of stock of the Company and certain other matters does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of the GBCC and the Company's Articles of Incorporation and Bylaws.

COMMON STOCK

  Each holder of shares of Common Stock is entitled to one vote at shareholders' meetings for each share held. The Company's Articles of Incorporation will be amended upon the consummation of this Offering to eliminate cumulative voting for the election of directors. Subject to the prior rights of any series of Preferred Stock that may be issued, holders of shares of Common Stock are entitled to receive, pro rata, such dividends as may be declared by the Board of Directors out of funds legally available therefor, and are also entitled to share, pro rata, in any other distributions to the shareholders. The Company anticipates that for the foreseeable future its earnings will be retained for the operation and expansion of its business and that it will not pay cash dividends. See "Dividend Policy." There are no redemption or sinking fund provisions applicable to the Common Stock. The Credit Facility prohibits the payment of dividends without the lender's prior consent. Holders of shares of Common Stock do not have any preemptive rights or other rights to subscribe for additional shares. The outstanding shares of Common Stock are, and the shares sold by the Company pursuant to this Offering will be, when issued and paid for, fully paid and non-assessable.

PREFERRED STOCK

  Under the Articles of Incorporation, the Board of Directors may issue, without any further action by the shareholders, up to 5,000,000 shares of Preferred Stock of one or more series, including any preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption as shall be set forth in resolutions adopted by the Board of Directors. The designation of any Preferred Stock with greater rights, privileges and preferences than those applicable to the Common Stock may adversely affect the voting power, market price and other rights and privileges of the Common Stock, and may hinder or delay the removal of directors, attempted tender offers, proxy contests or takeovers, or other attempts to change control of the Company, some or all of which may be desired by holders of the Common Stock.

Articles of amendment must be filed with the Georgia Secretary of State prior to the issuance of any shares of Preferred Stock of the applicable series.

REMOVAL OF THE BOARD OF DIRECTORS; NO CLASSIFICATION OF THE BOARD

  The entire Board of Directors or any individual director may be removed with cause by the shareholders. Directors may not be removed without cause. The Board of Directors is not divided into classes, and the terms of office of all of the Directors expire at the next annual meeting of shareholders.

SPECIAL MEETINGS

  Under the Bylaws, special meetings of the shareholders may be called by shareholders only if such shareholders hold outstanding shares representing a majority of all votes entitled to be cast on any issue proposed to be considered at any such special meeting.

ADVANCE NOTICE OF NEW BUSINESS AND DIRECTOR NOMINATIONS

  The Company's Bylaws provide that, with respect to an annual meeting of shareholders, the proposal of business to be considered by shareholders and nominations of persons for election to the Board of Directors may be made only
(i) by or at the direction of the Board of Directors, the Chairman of the Board or the President, or (ii) by a shareholder who has complied with the advance notice procedures set forth in the Company's Bylaws.

INDEMNIFICATION AND LIMITATION OF LIABILITY

  The Articles of Incorporation eliminate, subject to certain exceptions, the personal liability of a director to the Company or its shareholders for monetary damage for breaches of such director's duty of care or other duties as a director. The Articles do not provide for the elimination of or any limitation on the personal liability of a director for (i) any appropriation, in violation of the director's duties, of any business opportunity of the Company, (ii) acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) unlawful corporate distributions, or (iv) any transactions from which the director derived an improper personal benefit. The Articles of Incorporation of the Company further provide that if the GBCC is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the GBCC, as amended, without further action by the shareholders. These provisions of the Articles of Incorporation will limit the remedies available to a shareholder in the event of breaches of any director's duties to such shareholder or the Company.

  The Company's Bylaws require the Company to indemnify and hold harmless any director who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Company) because he or she is or was a director of the Company, against expenses (including, but not limited to, attorney's fees and disbursements, court costs and expert witness fees), and against judgments, fines, penalties, and amounts paid in settlement incurred by him or her in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the Board of Directors, the shareholders or otherwise.

  The Company has entered into separate indemnification agreements with each of its directors and executive officers, whereby the Company agreed, among other things, to provide for indemnification and advancement of expenses in a manner and subject to terms and conditions similar to those set forth in the Bylaws. These agreements also provide that the Company shall purchase and maintain liability insurance for the benefit of its directors and executive officers. These agreements may not be abrogated by action of the shareholders. There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent. The Company has also agreed to hold the shareholders harmless from, against and in respect of federal income tax liabilities, including interest and penalties imposed thereon (and any state and local income tax liabilities as provided by applicable law), if any, incurred by the shareholders as a result of a final determination of an adjustment (by reason of an amended return, claim for refund, audit, judicial decision or otherwise) to the taxable income of the Company for any period during the time the Company was treated as an S Corporation for federal and state income tax purposes which results in a decrease for any such period in the Company's taxable income and a corresponding increase for any such period in the taxable income of the shareholders. See "Prior S Corporation Status."

REGISTRATION RIGHTS

  The Company's current shareholders have the right in the event the Company proposes to register under the Securities Act any Common Stock for its own account or for the account of others, subject to certain exceptions, to require the Company to include their shares in the registration, subject to the right of any managing underwriter of any such offering to exclude some or all of the shares for marketing reasons. In addition, through September 3, 1999, and upon the affirmative vote of the holders of at least 2,123,305 shares of Common Stock issued by the Company prior to the date of the Offering, these shareholders have certain limited demand registration rights to require the Company to register shares held by them, provided that the aggregate estimated public offering price of all shares to be sold in the offering is at least $5,000,000 and that any such demand must be accompanied by either (i) the written consent of (a) David C. Cooper, (b) either Mark E. Strassman or Beth Monroe-Chase and (c) either Edward S. Baumstein or Harry J. Sauer to a registration pursuant to such request, or (ii) a written valuation from a reputable investment banking firm that is a member of the New York Stock Exchange which opines that the value of the Company in an offering made pursuant to such request would be at least $100 million.

  The Company generally is required to bear the expense relating to the sale of the shareholders' securities under these registration rights, except for underwriting discounts and commissions, and in certain cases the fees and expenses of the shareholders' counsel and filing fees related to the registration statement. The Company also is obligated to indemnify the shareholders whose shares are included in any of the Company's registrations against certain losses and liabilities, including liabilities under the Securities Act and state securities laws. Each of the shareholders has waived his or her right to include in this Offering shares which are not being sold in this Offering.

ANTI-TAKEOVER PROVISIONS AND GEORGIA LAW

  The Articles of Incorporation contain provisions that could have the effect delaying, deferring or preventing an unsolicited change in control of the Company.

  Issuance of Preferred Stock. The Board of Directors has the power to issue 5,000,000 shares of Preferred Stock, in one or more classes or series and with such rights and preferences as determined by the Board of Directors, all without shareholder approval. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, it may afford the holders in any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The Board of Directors has no present plans to issue any shares of Preferred Stock.

  Georgia Anti-Takeover Statutes. The GBCC generally restricts a company from entering into certain business combinations with an interested shareholder (which is defined as any person or entity that is the beneficial owner of at least 10% of the company's voting stock) or its affiliates for a period of five years after the date on which such shareholder became an interested shareholder, unless (i) the transaction is approved by the board of directors of the company prior to the date such person became an interested shareholder,
(ii) the interested shareholder acquires 90% of the company's voting stock in the same transaction in which it exceeds 10%, or (iii) subsequent to becoming an interested shareholder, such shareholder acquires 90% of the company's voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote thereon (the "Business Combination Statute"). The GBCC provides that the Business Combination Statute will not apply unless the bylaws of the corporation specifically provide that the Business Combination Statute is applicable to the corporation. The Company has not elected to be covered by such statute, but it could do so by action of the Board of Directors at any time.

  The GBCC also contains provisions that impose certain fair price and other procedural requirements applicable to certain business combinations (the "Fair Price Statute") with any person who owns 10% or more of the common stock (an "interested shareholder"). These statutory requirements restrict business combinations with, and accumulations of shares of voting stock of, certain Georgia corporations. The Fair Price Statute will apply to a company only if the company elects to be covered by the restrictions imposed by these statutes. The Company has elected to be covered by the Fair Price Statute.

TRANSFER AGENT AND REGISTER

  The transfer agent and registrar for the Common Stock is SunTrust Bank, Atlanta, Georgia.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this Offering, the Company will have 10,923,220 shares of Common Stock outstanding. The 2,750,000 shares sold in this Offering (3,162,500 shares if the Underwriters over-allotment option is exercised in full) will be freely tradable by persons other than affiliates of the Company, without restriction. The remaining 8,173,220 shares of Common Stock will be "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. Of this amount, 5,402,679 shares will be beneficially owned by persons who are affiliates of the Company and, commencing 90 days after the date of this Prospectus, would be eligible for public sale pursuant to Rule 144, subject to the volume restrictions discussed below. The Company and all current shareholders of the Company, however, have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the J.C. Bradford & Co., except that the Company may issue shares of Common Stock in connection with acquisitions or upon the exercise of options granted under the Option Plan. See "Underwriting." These shareholders, however, have the right in the event the Company proposes to register under the Securities Act any Common Stock for its own account or for the account of others, subject to certain exceptions, to require the Company to include their shares in the registration, subject to the right of any managing underwriter of any such offering to exclude some or all of the shares for marketing reasons. In addition, through September 3, 1999, and upon the affirmative vote of the holders of at least 2,123,305 shares of Common Stock issued by the Company prior to the date of the Offering, these shareholders have certain limited demand registration rights to require the Company to register shares held by them, provided that the aggregate estimated public offering price of all shares to be sold in the offering is at least $5,000,000 and that any such demand must be accompanied by either (i) the written consent of (a) David C. Cooper, (b) either Mark E. Strassman or Beth Monroe-Chase and (c) either Edward S. Baumstein or Harry J. Sauer to a registration pursuant to such request, or (ii) a written valuation from a reputable investment banking firm that is a member of the New York Stock Exchange which opines that the value of the Company in an offering made pursuant to such request would be at least $100 million.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her shares of Common Stock for at least one year (including the prior holding period of any prior owner other than an affiliate) is entitled to sell within any three-month period that number of shares which does not exceed the greater of 1% of the outstanding shares of Common Stock and the average weekly trading volume during the four calendar weeks preceding each such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company for at least three months and who has beneficially owned shares for at least two years (including the holding period of any prior owner other than an affiliate) would be entitled to sell such shares under Rule 144 without regard to the limitations described above. Rule 144 defines "affiliate" of a company as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such company. Affiliates of a company generally include its directors, officers and principal shareholders.

  The Company intends to grant under the Option Plan options to purchase up to an aggregate of 2,000,000 shares of Common Stock. The Company intends to register the shares issuable upon exercise of options granted under the Option Plan and the 109,622 shares issuable upon exercise of options otherwise outstanding. Upon such registration, such shares will be eligible for resale in the public market without restrictions by persons who are not affiliates of the Company, and to the extent they are held by affiliates, pursuant to Rule 144 without observance of the holding period requirements.

  As soon as practical after the closing of this Offering, the Company intends to register up to 2,000,000 shares of its Common Stock under the Securities Act for use by the Company in connection with future acquisitions. These shares will generally be freely tradable after their issuance, unless the sale thereof is contractually restricted. The registration rights described above do not apply to the registration statement related to these 2,000,000 shares.

  Prior to this Offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Company and the Selling Shareholders have agreed to sell to each of the Underwriters listed below, and the Underwriters, for whom J.C. Bradford & Co. and Janney Montgomery Scott Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase, the respective number of shares of the Common Stock set forth opposite their names below:

                                                                        NUMBER
     NAME OF UNDERWRITER                                               OF SHARES
     -------------------                                               ---------
     J.C. Bradford & Co...............................................   965,000
     Janney Montgomery Scott Inc. ....................................   965,000
     NationsBanc Montgomery Securities LLC............................    60,000
     Adams, Harkness & Hill, Inc......................................    40,000
     Advest, Inc......................................................    40,000
     Robert W. Baird & Co. Incorporated...............................    40,000
     George K. Baum & Company.........................................    40,000
     Dain Rauscher Incorporated.......................................    40,000
     EVEREN Securities, Inc...........................................    40,000
     Ferris, Baker Watts, Inc.........................................    40,000
     Friedman, Billings, Ramsey & Co., Inc............................    40,000
     Gerard Klauer Mattison & Co., LLC................................    40,000
     Interstate/Johnson Lane Corporation..............................    40,000
     Johnston, Lemon & Co. Incorporated...............................    40,000
     Ladenburg Thalmann & Co. Inc.....................................    40,000
     Legg Mason Wood Walker, Incorporated.............................    40,000
     McDonald & Company Securities, Inc...............................    40,000
     Pennsylvania Merchant Group Ltd..................................    40,000
     Piper Jaffray Inc................................................    40,000
     The Robinson-Humphrey Company, LLC...............................    40,000
     Stephens Inc.....................................................    40,000
     Wheat First Securities, Inc......................................    40,000
                                                                       ---------
       Total Underwriters (22)........................................ 2,750,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by their counsel and to various other conditions. The Underwriters are obligated to purchase all the shares of the Common Stock offered hereby, excluding shares covered by the over-allotment option granted to the Underwriters, if any such shares are purchased.

  The Company and the Selling Shareholders have been advised by the Representatives that the Underwriters propose to offer the Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price, less a concession of not in excess of $0.36 per share, and that the Underwriters and such dealers may reallow a concession of not in excess of $0.10 per share to other dealers. The public offering price and concessions and reallowances to dealers may be changed by the Representatives after the initial public offering.

  The Company has granted to the Underwriters an option, exercisable within 30 days after the date of the initial public offering, to purchase up to an additional 412,500 shares of Common Stock to cover over-allotments, at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any such additional shares pursuant to this option, each of the Underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments, if any, in connection with the offering.

  The Company, the Selling Shareholders and the Underwriters have agreed to indemnify, or to contribute to payments made by, each other against certain civil liabilities, including certain civil liabilities under the Securities Act.

  Before the offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock was determined by negotiation among the Company, the Selling Shareholders and the Representatives. The factors considered in determining the initial public offering price include the history of and prospects for the business in which the Company operates, past and present operations, revenues and earnings of the Company and the trend of such earnings, the prospects for such earnings, the general condition of the securities markets at the time of the offering and the demand for similar securities of reasonably comparable companies.

  In August 1997, AcSys Resources borrowed $650,000 from Janney Montgomery Scott Inc. ("Janney") pursuant to a promissory note issued in conjunction with AcSys Resources' acquisition of C.P.A. Staffing. The note carried an interest rate of 8.5% and was paid in full in September 1997 upon the Company's acquisition of AcSys Resources. In October 1996, Janney was engaged to serve as a financial advisor to AcSys Resources. In consideration of its financial advisory services, Janney earned $384,000 (including reimbursement of out-of-pocket expenses) from the Company in connection with the acquisition by the Company of AcSys Resources.

  The Representatives have informed the Company and the Selling Shareholders that the Underwriters do not intend to make sales to any accounts over which they exercise discretionary authority.

  The Company and all of its existing shareholders have agreed not to sell, contract to sell or otherwise dispose of any shares of the Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of J.C. Bradford & Co. See "Shares Eligible for Future Sale."

  In connection with the Offering, the Underwriters may purchase and sell the Common Stock in the open market, which transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created by the Underwriters in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock, and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the Offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in over-the-counter market or otherwise.

  The Underwriters have reserved up to 137,500 shares for sale at the initial public offering price to certain consultants, employees, clients and other persons associated with the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent any of such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares of Common Stock offered hereby.

                                 LEGAL MATTERS

  The validity of shares of Common Stock offered hereby is being passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia. Certain legal matters related to this Offering will be passed upon for the Underwriters by Latham & Watkins, Washington, D.C.

                                    EXPERTS

  The audited financial statements included elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission through the Electronic Data Gathering and Retrieval ("EDGAR") system a registration statement on Form S-1 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part. For further information, reference is made to such registration statement, including the exhibits thereto, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the following Regional Offices of the Commission, except that copies of the exhibits may not be available at certain of the Regional Offices: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of all or any part of such material may be obtained from the Commission at 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy, information statements, and registration statements and other information filed with the Commission through the EDGAR system.

  The Company is not presently a reporting company and does not file reports or other information with the Commission. On the effective date of the Registration Statement under the Securities Act, however, the Company will become a reporting company. Further, the Company will register its securities under the Exchange Act. Accordingly, the Company will become subject to the additional reporting requirements of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the Commission. In addition, after the completion of this offering, the Company intends to furnish its shareholders with annual reports containing audited financial statements and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

                                  ACSYS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED):
  Basis of Presentation...................................................  F-2
  Pro Forma Consolidated Balance Sheet....................................  F-3
  Pro Forma Consolidated Statements of Operations.........................  F-4
  Notes to Pro Forma Consolidated Financial Statements....................  F-7
ACSYS, INC. AND SUBSIDIARIES:
  Report of Independent Public Accountants................................  F-9
  Consolidated Balance Sheets............................................. F-10
  Consolidated Statements of Operations................................... F-11
  Consolidated Statements of Redeemable Common Stock and Shareholders' Eq-
   uity................................................................... F-12
  Consolidated Statements of Cash Flows................................... F-13
  Notes to Consolidated Financial Statements.............................. F-14
C.P.A. STAFFING, INC. AND AFFILIATES:
  Report of Independent Public Accountants................................ F-23
  Combined Balance Sheets................................................. F-24
  Combined Statements of Operations....................................... F-25
  Combined Statements of Shareholders' Equity............................. F-26
  Combined Statements of Cash Flows....................................... F-27
  Notes to Combined Financial Statements.................................. F-28

                                  ACSYS, INC.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

                                  (UNAUDITED)

  ACSYS, Inc. (the "Company") was formed on March 10, 1997. On May 16, 1997, the Company acquired all of the issued and outstanding common stock of Infinity Enterprises, Inc.; David C. Cooper & Associates, Inc.; DCCA Professional Temporaries, Inc.; and EKT, Inc. in exchange for shares of the Company's Common Stock. The Company also acquired all of the issued and outstanding common stock of Cama of Tampa, Inc., Rylan Forbes Consulting Group, Inc. ("Rylan Forbes") and AcSys Resources, Inc. ("AcSys Resources"), on May 19, 1997, July 25, 1997 and September 3, 1997, respectively, in the same manner. The above acquisitions have been accounted for under the pooling of interests method of accounting. The historical financial statements of the Company have been restated to include the accounts and operating results of the acquired companies for all dates and periods prior to the combinations, except for Infinity Enterprises, Inc. and Cama of Tampa, Inc., which are reflected only from their respective dates of formation of March 1, 1994 and January 1, 1996, respectively.

  Prior to the acquisition of AcSys Resources by the Company, AcSys Resources acquired C.P.A. Staffing, Inc., C.P.A. Search, Inc. and Career Placement Associates, Inc. (together, "C.P.A. Staffing") on August 12, 1997. The acquisition was accounted for under the purchase method of accounting and is reflected in the financial statements of the Company from the date of acquisition. The accompanying pro forma financial statements give effect to the acquisition of C.P.A. Staffing, the Offering and certain other pro forma adjustments. See Notes to Pro Forma Consolidated Financial Statements.

  The pro forma balance sheet gives effect to the Offering as if it had occurred on September 30, 1997. The pro forma statements of operations give effect to the acquisition of C.P.A. Staffing and the Offering as if they had occurred on January 1, 1996. See Notes to Pro Forma Consolidated Financial Statements.

  The pro forma adjustments are based on estimates, available information and certain assumptions that management deems appropriate. The pro forma financial data do not purport to represent what the Company's financial position or results of operations would actually have been if such transactions had occurred on those dates and are not necessarily representative of the Company's financial position or results of operations for any future period. The pro forma financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See "Risk Factors" included elsewhere herein.

                                  ACSYS, INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1997

                                  (UNAUDITED)

                                       PRO FORMA                OFFERING     PRO FORMA
                          HISTORICAL   ADJUSTMENTS  PRO FORMA  ADJUSTMENTS  AS ADJUSTED
                          ----------- ------------ ----------- -----------  -----------
                           (NOTE 1)     (NOTE 3)                (NOTE 3)
         ASSETS
CURRENT ASSETS:
 Cash and cash equiva-
  lents.................  $ 1,546,748  $      --   $ 1,546,748 $ 5,259,180  $ 6,805,928
 Accounts receivable,
  net...................    9,505,695         --     9,505,695         --     9,505,695
 Prepaid expenses and
  other.................      508,235         --       508,235         --       508,235
                          -----------  ----------  ----------- -----------  -----------
   Total current as-
    sets................   11,560,678         --    11,560,678   5,259,180   16,819,858
PROPERTY AND EQUIPMENT,
 net....................    1,172,787         --     1,172,787         --     1,172,787
GOODWILL AND OTHER
 INTANGIBLE ASSETS,
 net....................   15,790,370               15,790,370         --    15,790,370
OTHER ASSETS............      107,672         --       107,672         --       107,672
                          -----------  ----------  ----------- -----------  -----------
                          $28,631,507  $      --   $28,631,507 $ 5,259,180  $33,890,687
                          ===========  ==========  =========== ===========  ===========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Bank overdrafts........  $   131,481  $      --   $   131,481 $       --   $   131,481
 Current portion of
  long-term debt........      151,360                  151,360     (99,970)      51,390
 Accounts payable.......      560,584         --       560,584         --       560,584
 Accrued liabilities....    5,214,545         --     5,214,545    (800,000)   4,414,545
 Deferred income tax-
  es....................          --      597,000      597,000         --       597,000
 Other current liabili-
  ties..................       89,880         --        89,880         --        89,880
                          -----------  ----------  ----------- -----------  -----------
   Total current liabil-
    ities...............    6,147,850     597,000    6,744,850    (899,970)   5,844,880
                          -----------  ----------  ----------- -----------  -----------
LONG-TERM DEBT..........   11,717,076         --    11,717,076 (11,050,000)     667,076
                          -----------  ----------  ----------- -----------  -----------
DEFERRED INCOME TAXES...          --    1,970,000    1,970,000         --     1,970,000
                          -----------  ----------  ----------- -----------  -----------
OTHER LONG-TERM
 LIABILITIES............       28,230         --        28,230         --        28,230
                          -----------  ----------  ----------- -----------  -----------
REDEEMABLE COMMON STOCK,
 no par value, 122,012
 shares issued and
 outstanding............    1,220,120  (1,220,120)         --          --           --
                          -----------  ----------  ----------- -----------  -----------
SHAREHOLDERS' EQUITY:
 Preferred stock, no
  par value, 5,000,000
  shares authorized, no
  shares issued or out-
  standing..............          --          --           --          --           --
 Common stock, no par
  value, 45,000,000
  shares authorized,
  8,371,208 shares
  issued and
  outstanding (actual),
  8,493,220 (pro forma)
  and 10,923,220 (pro
  forma as adjusted)....    7,577,393     593,958    8,171,351  17,209,150   25,380,501
 Retained earnings......    1,940,838  (1,940,838)         --          --           --
                          -----------  ----------  ----------- -----------  -----------
   Total shareholders'
    equity..............    9,518,231  (1,346,880)   8,171,351  17,209,150   25,380,501
                          -----------  ----------  ----------- -----------  -----------
                          $28,631,507  $      --   $28,631,507 $ 5,259,180  $33,890,687
                          ===========  ==========  =========== ===========  ===========

         The accompanying notes are an integral part of this statement.

                                  ACSYS, INC.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996

                                  (UNAUDITED)

                                  HISTORICAL
                          ----------------------------
                                           C.P.A.       PRO FORMA       PRO FORMA    OFFERING       PRO FORMA
                          ACSYS, INC.     STAFFING     ADJUSTMENTS      COMBINED    ADJUSTMENTS    AS ADJUSTED
                          -----------  --------------- -----------     -----------  -----------    -----------
                           (NOTE 1)    (NOTES 1 AND 2)  (NOTE 4)                     (NOTE 4)
SERVICE REVENUES:
 Temporary staffing.....  $34,756,945    $5,653,164    $      --       $40,410,109   $    --       $40,410,109
 Permanent placement....   11,151,319       849,404           --        12,000,723        --        12,000,723
                          -----------    ----------    ----------      -----------   --------      -----------
   Total service reve-
    nues................   45,908,264     6,502,568           --        52,410,832        --        52,410,832
DIRECT COST OF SERVICES,
 consisting of payroll,
 payroll taxes and
 insurance costs for
 temporary employees....   22,873,091     4,051,962           --        26,925,053        --        26,925,053
                          -----------    ----------    ----------      -----------   --------      -----------
   Gross profit.........   23,035,173     2,450,606           --        25,485,779        --        25,485,779
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............   18,776,444     1,378,626    (1,287,175)(f)   18,867,895        --        18,867,895
AMORTIZATION AND
 DEPRECIATION...........      661,377        22,663       215,184 (i)      899,224        --           899,224
SEVERANCE AND FRANCHISE
 TERMINATION COSTS......      566,512           --            --           566,512        --           566,512
                          -----------    ----------    ----------      -----------   --------      -----------
   Operating income.....    3,030,840     1,049,317     1,071,991        5,152,148        --         5,152,148
OTHER INCOME (EXPENSE):
 Interest income........       73,729           --            --            73,729        --            73,729
 Interest expense.......     (872,958)          --       (177,000)(k)   (1,049,958)   950,314 (l)      (99,644)
 Other..................       (4,099)          --            --            (4,099)       --            (4,099)
                          -----------    ----------    ----------      -----------   --------      -----------
NET INCOME..............  $ 2,227,512    $1,049,317       894,991        4,171,820    950,314        5,122,134
                          ===========    ==========
PRO FORMA INCOME TAXES..                                1,835,601 (h)    1,835,601    418,138 (h)    2,253,739
                                                       ----------      -----------   --------      -----------
PRO FORMA NET INCOME....                               $(940,610)      $ 2,336,219   $532,176      $ 2,868,395
                                                       ==========      ===========   ========      ===========
PRO FORMA NET INCOME PER
 SHARE..................                                               $      0.27                 $      0.28
                                                                       ===========                 ===========
WEIGHTED AVERAGE SHARES
 USED IN COMPUTING PRO
 FORMA NET INCOME PER
 SHARE (Note 5).........                                                 8,576,490                  10,351,848
                                                                       ===========                 ===========

         The accompanying notes are an integral part of this statement.

                                  ACSYS, INC.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1996

                                  (UNAUDITED)

                                  HISTORICAL
                          ----------------------------
                                           C.P.A.       PRO FORMA       PRO FORMA    OFFERING      PRO FORMA
                          ACSYS, INC.     STAFFING     ADJUSTMENTS      COMBINED    ADJUSTMENTS   AS ADJUSTED
                          -----------  --------------- -----------     -----------  -----------   -----------
                           (NOTE 1)    (NOTES 1 AND 2)  (NOTE 4)                     (NOTE 4)
SERVICE REVENUES:
 Temporary staffing.....  $25,604,446    $4,174,342    $       --      $29,778,788   $    --      $29,778,788
 Permanent placement....    8,196,271       568,333            --        8,764,604        --        8,764,604
                          -----------    ----------    -----------     -----------   --------     -----------
   Total service reve-
    nues................   33,800,717     4,742,675            --       38,543,392        --       38,543,392
DIRECT COST OF SERVICES,
 consisting of payroll,
 payroll taxes and
 insurance costs for
 temporary employees....   16,810,415     2,958,257            --       19,768,672        --       19,768,672
                          -----------    ----------    -----------     -----------   --------     -----------
   Gross profit.........   16,990,302     1,784,418            --       18,774,720        --       18,774,720
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............   12,937,309     1,044,830       (317,170)(f)  13,664,969        --       13,664,969
COMBINATION EXPENSES....          --            --             --              --         --              --
AMORTIZATION AND
 DEPRECIATION...........      520,280        16,995        161,846(i)      699,121        --          699,121
SEVERANCE AND FRANCHISE
 TERMINATION COSTS......      566,512           --             --          566,512        --          566,512
                          -----------    ----------    -----------     -----------   --------     -----------
   Operating income.....    2,966,201       722,593        155,324       3,844,118        --        3,844,118
OTHER INCOME (EXPENSE):
 Interest income........       47,305           --             --           47,305        --           47,305
 Interest expense.......     (647,469)          --        (133,185)(k)    (780,654)   727,916(l)      (52,738)
 Other..................      (66,104)          --             --          (66,104)       --          (66,104)
                          -----------    ----------    -----------     -----------   --------     -----------
NET INCOME..............  $ 2,299,933    $  722,593         22,139       3,044,665    727,916       3,772,581
                          ===========    ==========
PRO FORMA INCOME TAXES..                                 1,339,653 (h)   1,339,653    320,283(h)    1,659,936
                                                       -----------     -----------   --------     -----------
PRO FORMA NET INCOME....                               $(1,317,514)    $ 1,705,012   $407,633     $ 2,112,645
                                                       ===========     ===========   ========     ===========
PRO FORMA NET INCOME PER
 SHARE..................                                               $      0.20                $      0.20
                                                                       ===========                ===========
WEIGHTED AVERAGE SHARES
 USED IN COMPUTING PRO
 FORMA NET INCOME PER
 SHARE (Note 5).........                                                 8,576,490                 10,351,848
                                                                       ===========                ===========

         The accompanying notes are an integral part of this statement.

                                  ACSYS, INC.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                  (UNAUDITED)

                                  HISTORICAL
                          ----------------------------
                                           C.P.A.       PRO FORMA          PRO FORMA    OFFERING       PRO FORMA
                          ACSYS, INC.     STAFFING     ADJUSTMENTS         COMBINED    ADJUSTMENTS    AS ADJUSTED
                          -----------  --------------- -----------        -----------  -----------    -----------
                           (NOTE 1)    (NOTES 1 AND 2)  (NOTE 4)                        (NOTE 4)
SERVICE REVENUES:
 Temporary staffing.....  $29,937,397    $4,015,890    $      --          $33,953,287   $    --       $33,953,287
 Permanent placement....   12,072,290       540,620           --           12,612,910        --        12,612,910
                          -----------    ----------    ----------         -----------   --------      -----------
   Total service reve-
    nues................   42,009,687     4,556,510           --           46,566,197        --        46,566,197
DIRECT COST OF SERVICES,
 consisting of payroll,
 payroll taxes and
 insurance costs for
 temporary employees....   19,827,965     2,832,357           --           22,660,322        --        22,660,322
                          -----------    ----------    ----------         -----------   --------      -----------
   Gross profit.........   22,181,722     1,724,153           --           23,905,875        --        23,905,875
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............   18,159,688     1,679,590    (1,712,301)(f)(j)   18,126,977        --        18,126,977
COMBINATION EXPENSES....    1,722,334           --     (1,722,334)(g)             --         --               --
AMORTIZATION AND
 DEPRECIATION...........      416,628        20,995       131,612 (i)         569,235        --           569,235
SEVERANCE AND FRANCHISE
 TERMINATION COSTS......      170,000           --            --              170,000        --           170,000
                          -----------    ----------    ----------         -----------   --------      -----------
   Operating income.....    1,713,072        23,568     3,303,023           5,039,663        --         5,039,663
OTHER INCOME (EXPENSE):
 Interest income........       31,635           --            --               31,635        --            31,635
 Interest expense.......     (595,671)          --       (105,273)(k)        (700,944)   655,839 (l)      (45,105)
 Other..................      (24,306)          --            --              (24,306)       --           (24,306)
                          -----------    ----------    ----------         -----------   --------      -----------
NET INCOME..............  $ 1,124,730    $   23,568     3,197,750           4,346,048    655,839        5,001,887
                          ===========    ==========
PRO FORMA INCOME TAXES..                                1,912,261 (h)       1,912,261    288,569 (h)    2,200,830
                                                       ----------         -----------   --------      -----------
PRO FORMA NET INCOME....                               $1,285,489         $ 2,433,787   $367,270      $ 2,801,057
                                                       ==========         ===========   ========      ===========
PRO FORMA NET INCOME PER
 SHARE..................                                                  $      0.28                 $      0.27
                                                                          ===========                 ===========
WEIGHTED AVERAGE SHARES
 USED IN COMPUTING PRO
 FORMA NET INCOME PER
 SHARE (Note 5).........                                                    8,576,490                  10,351,848
                                                                          ===========                 ===========

         The accompanying notes are an integral part of this statement.

                                  ACSYS, INC.

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. GENERAL:

  The accompanying pro forma information presents the pro forma financial position of the Company as of September 30, 1997 and the pro forma results of operations for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997.

  The historical financial statements of the Company were derived from the historical statements of operations for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997 and the historical balance sheet as of September 30, 1997. The historical statements of operations of C.P.A. Staffing were derived from the historical statements of operations of C.P.A. Staffing for the year ended December 31, 1996, the nine months ended September 30, 1996 and the period from January 1, 1997 through the date of its acquisition on August 12, 1997. See the financial statements and notes thereto for the Company and C.P.A. Staffing included elsewhere in this Prospectus.

2. ACQUISITION OF C.P.A. STAFFING:

  Prior to the acquisition of AcSys Resources by the Company, AcSys Resources acquired C.P.A. Staffing on August 12, 1997. The acquisition was accounted for under the purchase method of accounting. The total purchase price was approximately $9,700,000 and consisted of cash of $1,900,000, 1,219,274 shares of Common Stock with a fair market value of $7,700,000 and transaction costs of $144,000. The purchase price was allocated to the assets acquired and liabilities assumed. The $8,600,000 excess of the purchase price over estimated fair value of the net assets acquired was recorded as goodwill.

3. ADJUSTMENTS TO PRO FORMA CONSOLIDATED BALANCE SHEET:

  The following table summarizes the pro forma adjustments to the balance sheet as of September 30, 1997:

                                    PRO FORMA ADJUSTMENTS                           OFFERING ADJUSTMENTS
                          -----------------------------------------------   ----------------------------------------
                             (a)          (b)          (c)       TOTAL          (d)          (e)            TOTAL
                          ----------   ----------   --------   ----------   -----------  ------------    -----------
         ASSETS
Cash and cash
 equivalents............  $      --    $      --    $    --    $      --     $17,209,150  $(11,949,970)   $ 5,259,180
                          ==========   ==========   ========   ==========    ===========  ============    ===========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
Current portion of long-
 term debt..............  $      --    $      --    $    --    $      --     $       --   $    (99,970)   $   (99,970)
Accrued liabilities.....         --           --         --           --             --       (800,000)      (800,000)
Deferred income taxes...         --       597,000        --       597,000            --            --             --
                          ----------   ----------   --------   ----------    -----------  ------------    -----------
 Total current
  liabilities...........         --       597,000        --       597,000            --       (899,970)      (899,970)
                          ----------   ----------   --------   ----------    -----------  ------------    -----------
Long-term debt..........         --           --         --           --             --    (11,050,000)   (11,050,000)
                          ----------   ----------   --------   ----------    -----------  ------------    -----------
Deferred income taxes...         --     1,970,000        --     1,970,000            --            --             --
                          ----------   ----------   --------   ----------    -----------  ------------    -----------
Redeemable Common
 Stock..................  (1,220,120)         --         --    (1,220,120)           --            --             --
                          ----------   ----------   --------   ----------    -----------  ------------    -----------
Shareholders' equity:
Common Stock............   1,220,120          --    (626,162)     593,958     17,209,150           --      17,209,150
Retained earnings.......         --    (2,567,000)   626,162   (1,940,838)           --            --             --
                          ----------   ----------   --------   ----------    -----------  ------------    -----------
 Total shareholders'
  equity................   1,220,120   (2,567,000)       --    (1,346,880)    17,209,150           --      17,209,150
                          ----------   ----------   --------   ----------    -----------  ------------    -----------
 Total liabilities and
  shareholders' equity..  $      --    $      --    $    --    $      --     $17,209,150  $(11,949,970)   $ 5,259,180
                          ==========   ==========   ========   ==========    ===========  ============    ===========

(a) Reflects the elimination of certain Common Stock redemption rights in connection with the Offering.
(b) The Company operates as an S corporation and will terminate such status in connection with the Offering. Upon the termination of S corporation status, the Company will record a deferred income tax provision of approximately $2,567,000 for the tax effect of the differences in the bases of assets and liabilities for financial reporting and income tax purposes. This deferred tax provision will be recorded in the quarter in which the Offering is completed.
(c) Reflects the resetting of retained earnings in connection with the termination of the Company's S corporation status.
(d) Reflects the net proceeds from the sale by the Company of 2,430,000 shares of Common stock in the Offering at $8.50 per share, estimated to be approximately $17,209,150 (after deducting underwriting discounts and commissions and estimated offering expenses).

                                  ACSYS, INC.

                                  (UNAUDITED)

(e) Reflects the use of a portion of the net proceeds of the Offering to reduce long-term debt of $11,149,970 and to pay accrued distributions of $800,000 for income taxes on S corporation earnings through September 30, 1997.

4. ADJUSTMENTS TO THE PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS:

(f) Reflects an adjustment of $1,287,175, $342,203 and $1,009,836 for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, respectively, to officer and employee compensation based on employment agreements entered into upon the closing of the acquisitions. This adjustment does not reflect discretionary bonuses which may be paid to these individuals.
(g) Reflects the elimination of the combination expenses.
(h) Reflects the provision for income taxes as if the Company was a C corporation during the periods presented.
(i) Reflects the amortization expense for the goodwill recorded in connection with the acquisition of C.P.A. Staffing. The goodwill is being amortized on a straight-line basis over an estimated life of 40 years.
(j) Reflects the elimination of the non-recurring, non-cash charge of $702,465 relating to the acquisition of C.P.A. Staffing.
(k) Reflects additional interest expense on the borrowings incurred to finance the cash portion of the C.P.A. Staffing purchase price.
(l) Reflects the elimination of interest expense resulting from the reduction of debt utilizing a portion of the net proceeds of the Offering.

5. PRO FORMA NET INCOME PER SHARE:

  The shares used in computing pro forma net income per share are as follows:

   Outstanding shares of Common Stock...............................  8,493,220
   Common Stock equivalents for stock options granted...............     83,270
                                                                     ----------
     Pro forma shares...............................................  8,576,490
   Shares issued in the Offering necessary to pay expenses of the
    Offering, repay indebtedness and pay distributions to certain shareholders for income taxes on S corporation earnings.........  1,775,358
                                                                     ----------
     Pro forma, as adjusted shares.................................. 10,351,848
                                                                     ==========

  The remaining shares to be sold in the Offering have been excluded. Options that will be issued upon the Offering are also excluded.

  Pursuant to the requirements of the Securities and Exchange Commission, common stock equivalents issued by the Company during the twelve months preceding the Offering are included in the calculation of the shares used in computing pro forma net income per share as if they were outstanding for all periods presented using the treasury stock method. As of September 30, 1997, there were 244,820 options issued and outstanding, all of which were issued within 12 months preceding the offering.

  The Company accounts for its option grants under APB Opinion No. 25, "Accounting for Stock Issued to Employees" and includes a disclosure of the fair value based method of accounting for stock-based compensation plans in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Had the Company recognized compensation cost for its stock option grants consistent with the provisions of SFAS 123, and assuming the 950,000 options issued upon the Offering are considered outstanding on January 1, 1997 with an exercise price of $8.50 per share, the following pro forma as adjusted net income per share would have resulted:

                                                              NINE MONTHS ENDED
                                                              SEPTEMBER 30, 1997
                                                              ------------------
   Pro forma net income (loss):
     As Adjusted.............................................     $2,801,057
                                                                  ==========
     Per SFAS 123............................................     $ (306,213)
                                                                  ==========
   Pro forma net income (loss) per Common Share:
     As Adjusted.............................................     $      .28
                                                                  ==========
     Per SFAS 123............................................     $     (.03)
                                                                  ==========

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, with a risk-free interest rate of 6.5%, a volatility of 55%, no expected dividend yield and an expected life of five years.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ACSYS, Inc.:

  We have audited the accompanying consolidated balance sheets of ACSYS, Inc. (a Georgia corporation) and subsidiaries as of December 31, 1995 and 1996 and September 30, 1997, and the related consolidated statements of operations, redeemable common stock and shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996 and the nine months ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ACSYS, Inc. and subsidiaries as of December 31, 1995 and 1996 and September 30, 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 and the nine months ended September 30, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP
Philadelphia, PA,
 November 14, 1997

                                  ACSYS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                              DECEMBER 31
                                        ------------------------  SEPTEMBER 30,
                                           1995         1996          1997
                                        -----------  -----------  -------------
                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............ $ 1,431,531  $ 1,061,662   $ 1,546,748
  Restricted cash......................         --       116,434           --
  Accounts receivable, net of
   allowances of $166,251, $280,825 and
   $416,766............................   4,547,323    6,219,127     9,505,695
  Prepaid expenses and other...........      72,252      245,876       508,235
                                        -----------  -----------   -----------
    Total current assets...............   6,051,106    7,643,099    11,560,678
PROPERTY AND EQUIPMENT, net............     488,437      852,784     1,172,787
GOODWILL AND OTHER INTANGIBLE ASSETS,
 net...................................   7,092,980    7,126,478    15,790,370
OTHER ASSETS...........................     240,309      232,781       107,672
                                        -----------  -----------   -----------
                                        $13,872,832  $15,855,142   $28,631,507
                                        ===========  ===========   ===========
 LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank overdrafts...................... $     7,393  $   264,699   $   131,481
  Lines of credit......................     550,000      925,000           --
  Current portion of long-term debt....   1,470,151      721,746       151,360
  Accounts payable.....................     289,559      347,664       560,584
  Accrued liabilities..................   1,574,156    1,792,754     5,214,545
  Other current liabilities............      83,235       36,474        89,880
                                        -----------  -----------   -----------
    Total current liabilities..........   3,974,494    4,088,337     6,147,850
                                        -----------  -----------   -----------
LONG-TERM DEBT.........................   7,435,177    8,125,008    11,717,076
                                        -----------  -----------   -----------
OTHER LONG-TERM LIABILITIES............      15,067       40,842        28,230
                                        -----------  -----------   -----------
COMMITMENTS AND CONTINGENCIES (Note 4)
REDEEMABLE COMMON STOCK, no par value,
 122,012 shares issued and
 outstanding...........................         --       287,946     1,220,120
                                        -----------  -----------   -----------
SHAREHOLDERS' EQUITY:
  Preferred stock, no par value,
   5,000,000 shares authorized, no
   shares issued or outstanding........         --           --            --
  Common stock, no par value,
   45,000,000 shares authorized,
   7,273,946, 7,151,934 and 8,371,208
   shares issued and outstanding,
   respectively........................     124,770      510,604     7,577,393
  Retained earnings....................   2,454,231    3,391,812     1,940,838
  Treasury stock, at cost..............    (130,907)    (589,407)          --
                                        -----------  -----------   -----------
    Total shareholders' equity.........   2,448,094    3,313,009     9,518,231
                                        -----------  -----------   -----------
                                        $13,872,832  $15,855,142   $28,631,507
                                        ===========  ===========   ===========

        The accompanying notes are an integral part of these statements.

                                  ACSYS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  FOR THE YEAR ENDED             FOR THE NINE MONTHS ENDED
                                      DECEMBER 31                      SEPTEMBER 30
                          -------------------------------------  --------------------------
                             1994         1995         1996          1996          1997
                          -----------  -----------  -----------  --------------------------
                                                                 (UNAUDITED)
SERVICE REVENUES:
  Temporary staffing....  $21,150,942  $26,565,734  $34,756,945   $25,604,446   $29,937,397
  Permanent placement...    6,243,700    7,919,043   11,151,319     8,196,271    12,072,290
                          -----------  -----------  -----------  ------------  ------------
    Total service reve-
     nues...............   27,394,642   34,484,777   45,908,264    33,800,717    42,009,687
DIRECT COST OF SERVICES,
 consisting of payroll,
 payroll taxes and
 insurance costs for
 temporary employees....   14,025,196   17,731,610   22,873,091    16,810,415    19,827,965
                          -----------  -----------  -----------  ------------  ------------
    Gross profit........   13,369,446   16,753,167   23,035,173    16,990,302    22,181,722
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............   10,218,230   12,795,347   18,776,444    12,937,309    18,159,688
COMBINATION EXPENSES....          --           --           --            --      1,722,334
AMORTIZATION AND
 DEPRECIATION...........      546,723      674,312      661,377       520,280       416,628
SEVERANCE AND FRANCHISE
 TERMINATION COSTS......      561,429      166,394      566,512       566,512       170,000
                          -----------  -----------  -----------  ------------  ------------
    Operating income....    2,043,064    3,117,114    3,030,840     2,966,201     1,713,072
OTHER INCOME (EXPENSE):
  Interest income.......       20,627       64,039       73,729        47,305        31,635
  Interest expense......     (851,966)    (890,133)    (872,958)     (647,469)     (595,671)
  Other ................      (21,589)     (39,132)      (4,099)      (66,104)      (24,306)
                          -----------  -----------  -----------  ------------  ------------
NET INCOME .............  $ 1,190,136  $ 2,251,888  $ 2,227,512  $  2,299,933  $  1,124,730
                          ===========  ===========  ===========  ============  ============
PRO FORMA DATA
 (UNAUDITED) (Note 2):
  Historical net income,
   as reported..........                            $ 2,227,512                $  1,124,730
  Pro forma income
   taxes................                                980,105                   1,138,826
                                                    -----------                ------------
  Pro forma net income
   (loss)...............                            $ 1,247,407                $    (14,096)
                                                    ===========                ============
  Pro forma net income
   (loss) per share.....                            $      0.14                $      (0.13)
                                                    ===========                ============
  Weighted average
   shares used in
   computing pro forma
   net income (loss) per
   share................                              7,235,204                   7,373,210
                                                    ===========                ============

        The accompanying notes are an integral part of these statements.

                                  ACSYS, INC.

               CONSOLIDATED STATEMENTS OF REDEEMABLE COMMON STOCK
                            AND SHAREHOLDERS' EQUITY

                                                            SHAREHOLDERS' EQUITY
                             REDEEMABLE     --------------------------------------------------------
                            COMMON STOCK        COMMON STOCK
                         ------------------ ---------------------   RETAINED   TREASURY
                         SHARES    AMOUNT    SHARES      AMOUNT     EARNINGS     STOCK      TOTAL
                         ------- ---------- ---------  ----------  ----------  ---------  ----------
BALANCE, JANUARY 1,
 1994...................     --  $      --  7,273,946  $  124,770  $  273,175  $(130,907) $  267,038
 Distributions to
  shareholders..........     --         --        --          --     (543,307)       --     (543,307)
 Net income.............     --         --        --          --    1,190,136        --    1,190,136
                         ------- ---------- ---------  ----------  ----------  ---------  ----------
BALANCE, DECEMBER 31,
 1994...................     --         --  7,273,946     124,770     920,004   (130,907)    913,867
 Distributions to
  shareholders..........     --         --        --          --     (717,661)       --     (717,661)
 Net income.............     --         --        --          --    2,251,888        --    2,251,888
                         ------- ---------- ---------  ----------  ----------  ---------  ----------
BALANCE, DECEMBER 31,
 1995...................     --         --  7,273,946     124,770   2,454,231   (130,907)  2,448,094
 Assumption of debt
  accounted for as a
  distribution..........     --         --        --          --     (300,000)       --     (300,000)
 Push down of new
  accounting basis in
  purchase transaction..     --         --        --      300,000         --         --      300,000
 Contributions from
  shareholders..........     --         --        --      150,000         --         --      150,000
 Distributions to
  shareholders..........     --         --        --          --     (766,151)       --     (766,151)
 Purchase of Common
  Stock in connection
  with redemption
  agreement (Note 8).... 122,012     64,166  (122,012)    (64,166)        --    (458,500)   (522,666)
 Accretion of redeemable
  Common Stock to
  redemption value......     --     223,780       --          --     (223,780)       --     (223,780)
 Net income.............     --         --        --          --    2,227,512        --    2,227,512
                         ------- ---------- ---------  ----------  ----------  ---------  ----------
BALANCE, DECEMBER 31,
 1996................... 122,012    287,946 7,151,934     510,604   3,391,812   (589,407)  3,313,009
 Distributions to
  shareholders..........     --         --        --          --   (1,643,530)       --   (1,643,530)
 Issuance of Common
  Stock in connection
  with the acquisition
  of C.P.A. Staffing....     --         --  1,219,274   7,066,789         --     589,407   7,656,196
 Accretion of redeemable
  Common Stock to
  redemption value......     --     932,174       --          --     (932,174)       --     (932,174)
 Net income.............     --         --        --          --    1,124,730        --    1,124,730
                         ------- ---------- ---------  ----------  ----------  ---------  ----------
BALANCE, SEPTEMBER 30,
 1997................... 122,012 $1,220,120 8,371,208  $7,577,393  $1,940,838  $     --   $9,518,231
                         ======= ========== =========  ==========  ==========  =========  ==========


        The accompanying notes are an integral part of these statements.

                                  ACSYS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 FOR THE YEAR ENDED            FOR THE NINE MONTHS ENDED
                                    DECEMBER 31                       SEPTEMBER 30
                         ------------------------------------  ---------------------------
                            1994        1995         1996          1996           1997
                         ----------  -----------  -----------  ---------------------------
                                                                (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income............. $1,190,136  $ 2,251,888  $ 2,227,512  $  2,299,933   $  1,124,730
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities--
  Amortization and
   depreciation.........    546,723      674,312      661,377       520,280        416,628
  Loss on property
   disposal.............        --           --           --          1,990          7,931
  Change in deferred
   rent liability.......    (30,879)     (30,463)     (45,530)      (20,585)        89,880
  Imputed interest......     57,000       73,000       71,000        52,992         58,122
  Non-cash severance
   charge...............        --           --       458,500       458,500            --
 Changes in operating
  assets and
  liabilities:
  Accounts receivable,
   net..................   (667,202)    (839,201)  (1,483,465)     (918,269)    (2,163,064)
  Prepaid expenses and
   other................    (26,278)      13,878     (162,876)     (142,157)      (367,938)
  Accounts payable......     39,593       99,023       38,269        58,807        144,261
  Accrued liabilities
   and other............    299,892      523,786      143,100        64,127      2,248,090
                         ----------  -----------  -----------  ------------   ------------
   Net cash provided by
    operating activi-
    ties................  1,408,985    2,766,223    1,907,887     2,375,618      1,558,640
                         ----------  -----------  -----------  ------------   ------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Net cash paid for
  acquisition of C.P.A.
  Staffing..............        --           --           --            --      (1,873,803)
 Capital expenditures...   (125,956)    (273,509)    (487,494)     (403,739)      (377,997)
                         ----------  -----------  -----------  ------------   ------------
   Net cash used in in-
    vesting activities..   (125,956)    (273,509)    (487,494)     (403,739)    (2,251,800)
                         ----------  -----------  -----------  ------------   ------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Changes in bank
  overdrafts............     68,731     (128,864)     224,688        92,229       (133,218)
 Net borrowings
  (repayments) on lines
  of credit.............    110,282      177,000      325,500       166,076       (925,000)
 Proceeds from long-term
  debt..................    250,000       79,973      326,325       182,500     12,207,200
 Repayments of long-term
  debt .................   (604,645)  (1,235,674)  (1,811,370)   (1,368,617)    (9,243,640)
 Changes in restricted
  cash..................        --           --       (89,254)          (68)       116,434
 Net borrowings
  (repayments) of notes
  payable to
  shareholders..........     50,000          --      (150,000)          --             --
 Shareholder
  contributions.........        --           --       150,000           --             --
 Distributions to
  shareholders..........   (543,307)    (717,661)    (766,151)     (443,785)      (843,530)
                         ----------  -----------  -----------  ------------   ------------
   Net cash provided by
    (used in) financing
    activities..........   (668,939)  (1,825,226)  (1,790,262)   (1,371,665)     1,178,246
                         ----------  -----------  -----------  ------------   ------------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............    614,090      667,488     (369,869)      600,214        485,086
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF PERIOD..............    149,953      764,043    1,431,531     1,431,531      1,061,662
                         ----------  -----------  -----------  ------------   ------------
CASH AND CASH
 EQUIVALENTS, END OF
 PERIOD................. $  764,043  $ 1,431,531  $ 1,061,662  $  2,031,745   $  1,546,748
                         ==========  ===========  ===========  ============   ============

        The accompanying notes are an integral part of these statements.

                                  ACSYS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (INFORMATION FOR THE NINE MONTHS ENDED
                       SEPTEMBER 30, 1996 IS UNAUDITED)

1. DESCRIPTION OF BUSINESS:

  ACSYS, Inc. (the "Company") is an accounting and finance staffing firm that operates offices primarily located in major metropolitan areas in the eastern United States.

  The Company was formed on March 10, 1997 and effected a business combination on May 16, 1997 in which it acquired all of the issued and outstanding common stock of Infinity Enterprises, Inc.; David C. Cooper & Associates, Inc.; DCCA Professional Temporaries, Inc.; and EKT, Inc. in exchange for 4,240,283 shares of the Company's Common Stock (the "May 16 Pooling"). Subsequent to the May 16 Pooling, the Company acquired all of the issued and outstanding common stock of the following companies, in the same manner:

      NAME                                      ACQUISITION DATE  SHARES ISSUED
      ----                                      ----------------- -------------
      Cama of Tampa, Inc....................... May 19, 1997          131,143
      Rylan Forbes Consulting Group, Inc....... July 25, 1997         462,292
      AcSys Resources, Inc..................... September 3, 1997   3,659,502

  The business combinations referred to above have been accounted for under the pooling of interests method of accounting. Thus, the accompanying financial statements have been restated to include the accounts and operating results of the combined companies for all dates and periods prior to the combinations, except for Infinity Enterprises, Inc. and Cama of Tampa, Inc., which are reflected only from their respective dates of formation of March 1, 1994 and January 1, 1996, respectively (see Note 2).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

INTERIM FINANCIAL STATEMENTS

  The consolidated statement of operations for the nine months ended September 30, 1996 is unaudited and, in the opinion of management of the Company, includes all normal recurring adjustments necessary for a fair presentation of the results for the interim period. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year.

RISKS AND UNCERTAINTIES

  The Company's future results of operations involve a number of risks and uncertainties. Factors that could affect the Company's future operating results and cause actual results to vary materially from expectations include, but are not limited to, the Company's brief operating history, the competitive market for temporary staffing services, dependence on availability of qualified personnel, dependence on key personnel and risks associated with opening new offices and offering new services.

  Credit risk with respect to accounts receivable is dispersed due to the nature of the business, the large number of customers, and the diversity of industries serviced. At December 31, 1995 and 1996 and September 30, 1997, no one customer represented greater than 10% of accounts receivable or greater than 10% of revenues for the periods then ended.

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany transactions and accounts have been eliminated.

                                  ACSYS, INC.

CASH AND CASH EQUIVALENTS

  The Company considers cash on deposit with financial institutions and all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At the balance sheet dates, cash equivalents were comprised primarily of investments in money market funds and certificates of deposit.

RESTRICTED CASH

  Restricted cash represents funds held by a financing institution as collateral for a line of credit.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the remaining term of the lease.

                                               DECEMBER 31
                                          ----------------------  SEPTEMBER 30,
                             USEFUL LIVES    1995        1996         1997
                             ------------ ----------  ----------  -------------
Office equipment...........   3-7 years   $  765,817  $1,090,574   $ 1,510,616
Office furniture and fix-
 tures.....................   3-7 years      259,443     401,638       542,582
Leasehold improvements.....     7 years        1,389     155,237       161,277
                                          ----------  ----------   -----------
                                           1,026,649   1,647,449     2,214,475
Less-- Accumulated depreci-
 ation.....................                 (538,212)   (794,665)   (1,041,688)
                                          ----------  ----------   -----------
                                          $  488,437  $  852,784   $ 1,172,787
                                          ==========  ==========   ===========

  Depreciation expense for the years ended December 31, 1994, 1995 and 1996, and the nine months ended September 30, 1996 and 1997 was $73,322, $116,231, $252,090, $143,950 and $216,915, respectively.

INTANGIBLE ASSETS

                                               DECEMBER 31
                                          -----------------------  SEPTEMBER 30,
                                             1995         1996         1997
                                          -----------  ----------  -------------
Goodwill................................. $ 7,200,000  $7,642,785   $16,274,559
Non-compete agreements...................     815,939         --            --
Deferred financing costs.................         --          --        231,831
Other....................................     108,523       8,523         8,523
                                          -----------  ----------   -----------
                                            8,124,462   7,651,308    16,514,913
Less-- Accumulated amortization..........  (1,031,482)   (524,830)     (724,543)
                                          -----------  ----------   -----------
                                          $ 7,092,980  $7,126,478   $15,790,370
                                          ===========  ==========   ===========

  Goodwill was recorded in connection with the acquisition on February 28, 1994 of certain assets of a predecessor by Infinity Enterprises, Inc., the acquisition on January 1, 1996 of common stock from the previous shareholders of Cama of Tampa, Inc. and the acquisition on August 12, 1997 of C.P.A. Staffing (see Note 9). Goodwill is being amortized on a straight-line basis over 40 years.

  The non-compete agreements were entered into on February 28, 1994 between Infinity Enterprises, Inc. and its predecessor and were amortized on a straight-line basis over 30 months.

  Deferred financing costs are being amortized over the three-year term of the credit facility (see Note 3).

  Amortization expense for the intangible assets for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997 was $473,401, $558,081, $409,287, $376,330 and $199,713, respectively.

                                  ACSYS, INC.

LONG-LIVED ASSETS

  The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If changes in circumstances indicate that the carrying amount of an asset that an entity expects to hold and use may not be recoverable, future cash flows expected to result from the use of the asset and its disposition must be estimated. If the undiscounted value of the future cash flows is less than the carrying amount of the asset, an impairment will be recognized. Management believes that there has been no impairment of long-lived assets as of September 30, 1997.

ACCRUED LIABILITIES

                                                  DECEMBER 31
                                             --------------------- SEPTEMBER 30,
                                                1995       1996        1997
                                             ---------- ---------- -------------
   Salaries and commissions................. $  532,314 $  515,701  $2,590,590
   Combination costs........................        --         --    1,044,574
   Payroll taxes............................    470,808    439,310     340,817
   Shareholder distributions................        --         --      800,000
   Other....................................    571,034    837,743     438,564
                                             ---------- ----------  ----------
                                             $1,574,156 $1,792,754  $5,214,545
                                             ========== ==========  ==========

REVENUE RECOGNITION

  The Company recognizes permanent placement revenues when the employment offer and acceptance has occurred and the candidate's employment start date has been established. Revenues from permanent placements are reported in the statements of operations net of estimated adjustments due to placed candidates that terminate employment within the Company's guarantee period (generally 90-180 days). The net adjustment in each of the periods presented is immaterial. The Company recognizes temporary staffing revenues when the services are performed.

GROSS PROFIT

  Gross profit is determined by deducting the direct cost of services for temporary staffing revenues (temporary and contract personnel payroll, payroll taxes and insurance costs) from total service revenues. The primary costs associated with permanent placement revenues are sales commissions, which increase in proportion with service revenue from permanent placements. Consistent with industry practice, these costs are included in selling, general and administrative expenses.

SUPPLEMENTAL CASH FLOW INFORMATION

  For the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, the Company paid interest of $764,768, $919,280, $865,417, $646,962 and $601,989, respectively. The Company financed equipment purchases under capital leases of $61,219 and $100,000 for the years ended December 31, 1995 and 1996, respectively, and purchased Common Stock for debt in the amount of $442,785 for the year ended December 31, 1996.

                                  ACSYS, INC.

  The following table displays the net noncash assets that were acquired in August 1997 in connection with the acquisition of C.P.A. Staffing (see Note
9):

   Noncash assets (liabilities)
     Accounts receivable........................................... $ 1,123,504
     Prepaid expenses and other....................................       1,143
     Property and equipment........................................     166,852
     Goodwill......................................................   8,631,774
     Accounts payable..............................................     (68,659)
     Accrued liabilities...........................................    (324,615)
                                                                    -----------
     Net noncash assets acquired...................................   9,529,999
     Common stock issued...........................................  (7,656,196)
                                                                    -----------
       Net cash paid for acquisition............................... $ 1,873,803
                                                                    ===========

INCOME TAXES

  The Company is an S corporation for federal and state income tax reporting purposes. As such, all taxable income and loss of the Company is included in the shareholders' tax returns. If the S corporation status had been terminated as of September 30, 1997, the Company would have recorded a net deferred tax liability of approximately $2,567,000 representing the tax effect of differences in the bases in assets and liabilities for financial reporting and income tax purposes. The differences primarily relate to the use of the cash basis of accounting for tax purposes and the accrual basis of accounting for financial reporting purposes, as well as differences in depreciation and amortization methods. Pro forma income taxes represent the income tax expense that would have resulted if the Company was a C corporation for the periods presented.

PRO FORMA NET INCOME (LOSS) PER SHARE

  Pro forma net income (loss) per Common share was calculated by dividing pro forma net income (loss) available to Common shareholders by the weighted average number of shares outstanding of 7,235,204 for the year ended December 31, 1996 and 7,373,210 for the nine months ended September 30, 1997, which include Common Stock equivalents of 83,270, unless otherwise anti-dilutive. The average number of shares outstanding excludes the redeemable Common shares, as the accretion on the redeemable Common Stock of $223,780 for the year ended December 31, 1996 and $932,174 for the nine months ended September 30, 1997, is deducted in arriving at pro forma net income (loss) available to Common shareholders. The average number of shares outstanding has been retroactively restated to include the shares issued for the business combinations accounted for as poolings of interests.

PERVASIVENESS OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  Management believes that the carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values as of each balance sheet date given the relatively short maturity of these instruments. The fair values of long-term debt instruments have been estimated by discounting future cash flows based on the current interest rate environment and remaining term to maturity.

                                  ACSYS, INC.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement No. 128, "Earnings per share." This statement establishes standards for computing and presenting earnings per share and is effective for financial statements issued for periods ending after December 15, 1997. Earlier application of this statement is not permitted and, upon adoption, requires restatement (as applicable) of all prior-period earnings per share data presented. Management believes that the implementation of this standard will not have a material effect on the Company's calculation of earnings per share.

  In February 1997, the FASB issued Statement No. 129, "Disclosure of Information about Capital Structure." This statement establishes standards for disclosing information about an entity's capital structure. Management intends to comply with the disclosure requirements of this statement, which are effective for periods ending after December 15, 1997. Management believes that the implementation of this standard will not have a material effect on the Company's financial statements.

  In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This statement requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997. Management believes that SFAS 130 will not have a material effect on the Company's financial statements.

  In June 1997, the FASB issued Statement No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("SFAS 131"). This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. Management believes that SFAS 131 will not have a material effect on the Company's financial statements.

3. DEBT:

                                              DECEMBER 31
                                         -----------------------  SEPTEMBER 30,
                                            1995         1996         1997
                                         -----------  ----------  -------------
Revolving line of credit...............  $       --   $      --    $11,050,000
Note payable to former shareholder of
 Infinity Enterprises, Inc., repaid in
 May 1997..............................    7,484,396   6,444,831           --
Non-compete agreements with former
 shareholders of Infinity Enterprises,
 Inc., maturing February 2009, with
 monthly payments of $8,333............    1,316,667   1,216,667     1,141,667
Non-compete agreements with former
 owners of EKT, Inc., repaid in May
 1997..................................      227,367     111,371           --
Term notes payable to former
 shareholders of Cama of Tampa, Inc.,
 repaid in May 1997....................          --      300,000           --
Term loans payable to a bank, repaid in
 September 1997........................          --      256,659           --
Term loan payable to a bank, repaid in
 February 1996.........................      162,493         --            --
Due to former shareholders of AcSys Re-
 sources, Inc., repaid in September
 1997..................................      111,563     717,000           --
Capitalized lease obligations..........       52,218     130,664        14,942
Loans due to shareholders of AcSys Re-
 sources, Inc..........................       79,973      92,770        99,970
Other .................................       37,572      73,057           --
                                         -----------  ----------   -----------
                                           9,472,249   9,343,019    12,306,579
Less--Unamortized discount.............     (566,921)   (496,265)     (438,143)
                                         -----------  ----------   -----------
                                           8,905,328   8,846,754    11,868,436
Less--Current portion..................   (1,470,151)   (721,746)     (151,360)
                                         -----------  ----------   -----------
                                         $ 7,435,177  $8,125,008   $11,717,076
                                         ===========  ==========   ===========

                                  ACSYS, INC.

  On May 16, 1997, the Company entered into an agreement with a bank which provides for a $15,000,000 Revolving Credit Facility (the "Credit Facility") to be repaid on May 31, 2000. The Company can draw on the Credit Facility in increments of $250,000 or more. The Company can elect at the time of its draws to pay interest at either: (A) the greater of (i) the bank's prime rate or
(ii) the federal funds rate plus 0.5%, plus a margin which ranges up to 0.75%; or (B) at LIBOR plus a margin, which ranges from 1.25% to 2.50%. Borrowings under the Credit Facility are collateralized by all of the assets of the Company and a pledge of all of the stock of its subsidiaries. The Credit Facility also contains various financial and non-financial covenants. At September 30, 1997, the Company had outstanding borrowings under the Credit Facility of $11,050,000 and for the nine months ended September 30, 1997 incurred $237,461 of interest expense under the Credit Facility.

  The Company has discounted the non-compete obligations and certain other notes payable to reflect their fair market value based on average borrowing rates available to the Company. The rate used to determine the discount was approximately 9.25%. The discount is being amortized over the term of the notes using the effective interest rate method. Amortization expense included in interest expense in the accompanying statements of operations for the years ended December 31, 1994, 1995 and 1996, and for the nine months ended September 30, 1996 and 1997 was $57,000, $73,000, $71,000, $53,000 and
$58,000, respectively.

  The obligations under the non-compete agreements with former shareholders are secured by certain property and equipment and Common Stock of the Company, and are personally guaranteed by certain shareholders of the Company.

  Annual maturities of long-term debt as of December 31, 1996 are as follows:

      1997........................................................... $  789,541
      1998...........................................................    669,601
      1999...........................................................    620,490
      2000...........................................................    277,478
      2001...........................................................    323,652
      Thereafter.....................................................  6,662,257
                                                                      ----------
                                                                      $9,343,019
                                                                      ==========

  In 1995 and 1996, the Company entered into capital leases for equipment with terms ranging from two to three years. The implicit interest rates under these leases range from 5% to 15%. The present value of the minimum lease payments as of December 31, 1996 is as follows:

      Total minimum lease payments................................... $ 149,728
      Less-- Amounts representing interest...........................   (19,064)
                                                                      ---------
      Present value of minimum lease payments........................ $ 130,664
                                                                      =========

  The Company had four separate line of credit agreements with different banks, which provided for maximum borrowings of $1,200,000. These lines bore interest at rates between 9.25% and 10.0% as of December 31, 1996. At December 31, 1995 and 1996, the Company had outstanding borrowings under these lines of $550,000 and $925,000, respectively. Interest expense under these lines was $66,700, $108,000 and $48,300 for the years ended December 31, 1995 and 1996 and for the nine months ended September 30, 1997, respectively. Three of these lines were repaid in May 1997 and the fourth line was repaid in September 1997 with borrowings under the Credit Facility.

                                  ACSYS, INC.

4. COMMITMENTS AND CONTINGENCIES:

  In connection with the business combinations, the Company entered into employment agreements with certain shareholders who are also officers or employees of the Company. The employment agreements provide for a guaranteed base salary over a three-year period and a discretionary bonus to be determined by the Board of Directors. For the years ending December 31, 1997, 1998, 1999 and 2000, the Company is obligated to pay $1,352,500, $2,575,000,
$2,575,000, and $1,222,500, respectively, in salaries under these agreements. The agreements contain non-compete covenants and can be terminated based on certain events, as defined. In addition, the agreements provide for lump sum payments equal to three times current salary upon certain triggering events such as a change in control, among other events.

  The Company leases office space under noncancellable operating leases. Certain leases require additional payments for taxes and operating expenses and provide for renewal options. Future minimum payments required under operating leases that have an initial or remaining noncancellable lease term in excess of one year at December 31, 1996 are as follows:

  On November 13, 1997, a lawsuit was filed against the Company, Cama of Tampa, Inc. ("Cama") and the former owner of Cama, Stephen S. Tutwiler. The lawsuit alleges that the plaintiff and Mr. Tutwiler agreed to form a corporation to provide certain staffing services; that such services were instead provided through a division of Cama; and that the plaintiff was entitled to a portion of the stock of Cama and thus to a portion of the shares of Common Stock issued to Mr. Tutwiler when it acquired Cama. The plaintiff asserts numerous claims, including fraud, civil conspiracy and alleged misstatements and omissions regarding the Company's ownership of Cama in a prospectus filed by the Company. The plaintiff seeks to recover $27,000 allegedly due to the plaintiff, his alleged portion of Mr. Tutwiler's shares of Common Stock, and compensatory and other damages. The plaintiff also seeks an accounting and employment by the Company. The Company intends to vigorously defend the plaintiff's allegations. An adverse result could have a material effect on the Company and result in a charge to the statement of operations in the period in which the litigation is resolved. There is no other pending litigation which the Company considers material.

      1997........................................................... $  912,764
      1998...........................................................    699,971
      1999...........................................................    661,520
      2000...........................................................    555,221
      2001...........................................................    409,652
      Thereafter.....................................................    588,068
                                                                      ----------
                                                                      $3,827,196
                                                                      ==========

  Rent expense for the years ended December 31, 1994, 1995 and 1996, and for the nine months ended September 30, 1996 and 1997 was $636,195, $720,815, $919,732, $714,372 and $729,074, respectively.

5. TERMINATION OF FRANCHISE AGREEMENTS:

  Prior to May 31, 1994, AcSys Resources operated as a franchisee under a franchise agreement, which provided for various marketing and royalty payments to the franchisor based on revenues. Effective May 31, 1994, AcSys Resources and the franchisor terminated the agreement. The termination agreement provided for payments to the franchisor of $360,000, which were made and recorded as an expense in 1994. In addition, AcSys Resources was required to pay to the franchisor 1% of revenues for the period June 1, 1994 through May 31, 1995, and 2% of revenues for the period June 1, 1995 through May 31, 1996, resulting in an expense of $201,000 in 1994, $166,000 in 1995, and $108,000 in
1996. In May 1997, Cama of Tampa, Inc. terminated its franchise agreement and made a one-time payment to the franchisor of $170,000, which was recorded as an expense for the nine months ended September 30, 1997. Costs under the franchise termination agreements and

                                  ACSYS, INC.

severance expense (see Note 8) have been recorded as a separate line item in the accompanying consolidated statements of operations.

6. RETIREMENT SAVINGS PLAN:

  AcSys Resources has a defined contribution retirement plan for the benefit of all eligible employees. The plan qualifies under Section 401(k) of the Internal Revenue Code and allows for eligible employees to contribute to the plan up to 15% of their pretax compensation, subject to the maximum contributions allowed by the Internal Revenue Code. The plan provides for discretionary matching contributions by AcSys Resources based on a percentage of the participant's contributions to the plan and a discretionary profit sharing contribution based on employee compensation. AcSys Resources made $17,911, $23,083 and $30,449 in 1994, 1995 and 1996, respectively, in matching contributions and no discretionary contributions were made to the plan.

7. RELATED PARTIES:

  At December 31, 1995 and 1996, AcSys Resources had loans due from its shareholders of $69,720 and $61,567, respectively, at an interest rate of 5%. The loans are due on demand. These loans are included in other assets in the accompanying consolidated balance sheets. In addition, AcSys Resources owes three shareholders a total of $197,638 at September 30, 1997 for compensation earned but not paid.

8. CAPITAL TRANSACTIONS:

REDEMPTION AND SEVERANCE AGREEMENTS

  In September 1996, AcSys Resources entered into a Stock Redemption Agreement with one of its shareholders. Under this agreement, AcSys Resources repurchased a portion of the shares owned by this shareholder for $458,500. The shareholder can require AcSys Resources to repurchase his remaining 122,012 shares of Common Stock at a price based on an earnings formula defined in the Stock Redemption Agreement. In connection with the Stock Redemption Agreement, AcSys Resources and the shareholder entered into a severance agreement. Under this agreement, the shareholder is to receive $458,500, which was charged to expense in 1996. An initial payment of $200,000 was made to the shareholder upon execution of the agreements, with the remaining $717,000 payable in equal semi-monthly installments beginning in January 1997. In September 1997, the remaining balance was repaid by the Company.

STOCK OPTION PLAN

  In May 1997, the Company established the 1997 Stock Option Plan (the "Option Plan"). The maximum number of shares of Common Stock that currently may be subject to outstanding options, determined immediately after the grant of any option, is 2,000,000 shares. The Option Plan provides that the number of shares of Common Stock available for issuance thereunder shall be automatically increased on the first trading day of each calendar year by the lesser of (i) three percent of the number of shares outstanding on the preceding trading day or (ii) 500,000 shares. Shares of Common Stock which are attributable to awards which have expired, terminated or been canceled or forfeited during any calendar year are available for issuance or use in connection with future awards during such calendar year.

  In January 1997, AcSys Resources issued stock options under the AcSys Resources 1996 Equity Compensation Plan (the "AcSys Resources Plan") to its officers and employees. In September 1997, the AcSys Resources Plan stock options were exchanged for 111,687 stock options at an exercise price of $2.66 per share. The exchange ratio was based on the exchange ratio used to effect the merger between AcSys Resources and the Company on September 3, 1997. In connection with this merger, these options became fully vested in accordance

                                  ACSYS, INC.

with the change of control provision included in the AcSys Resources Plan. In May 1997, the Company issued 97,698 non-qualified stock options and 37,500 qualified stock options to an officer of the Company at an exercise price of $8.00 per share.

  As of September 30, 1997, there were 244,820 stock options outstanding and exercisable under the Option Plan and the AcSys Resources Plan with a weighted average exercise price of $5.61 per share.

  The Company accounts for its option plan under APB Opinion No. 25, "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 established a fair value based method of accounting for stock-based compensation plans. SFAS 123 requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for the plan. Had the Company recognized compensation cost for its stock option plans consistent with the provisions of SFAS 123, the following pro forma net loss per Common share for the nine months ended September 30, 1997 would have resulted:

                                                               NINE MONTHS ENDED
                                                                   SEPTEMBER
                                                                   30, 1997
                                                               -----------------
      Pro forma net loss:
        As reported...........................................     $ (14,096)
                                                                   =========
        Per SFAS 123..........................................     $(242,704)
                                                                   =========
      Pro forma net loss per Common Share:
        As reported...........................................     $   (0.13)
                                                                   =========
        Per SFAS 123..........................................     $   (0.16)
                                                                   =========

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, with a risk-free interest rate of 6.5%, no expected dividend yield and an expected life of five years. As of September 30, 1997, the weighted average fair value of the options outstanding was $1.56 per option.

9. ACQUISITION OF C.P.A. STAFFING:

  AcSys Resources acquired C.P.A. Staffing, Inc., C.P.A. Search, Inc. and Career Placement Associates, Inc. (together, "C.P.A. Staffing") on August 12, 1997. The acquisition was accounted for under the purchase method of accounting. The total purchase price was approximately $9,700,000 and consisted of cash of $1,900,000, 1,219,274 shares of Common Stock with a fair market value of $7,700,000 and transaction costs of $144,000. The purchase price was allocated to the assets acquired and liabilities assumed. The $8,600,000 excess of the purchase price over the estimated fair market value of the net assets acquired was recorded as goodwill and is being amortized on a straight-line basis over 40 years.

  The following table summarizes the unaudited pro forma results of operations of the Company for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, assuming that the acquisition of C.P.A. Staffing had occurred on January 1, 1995:

                                FOR THE YEARS ENDED
                                    DECEMBER 31
                            ---------------------------   FOR THE NINE MONTHS
                                1995          1996      ENDED SEPTEMBER 30, 1997
                            ------------- ------------- ------------------------
   Service Revenues........ $  40,018,158 $  52,410,832      $  46,566,197
   Operating income........     3,851,457     3,864,973          2,307,493
   Net income..............     2,852,474     2,884,645          1,613,878

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To C.P.A. Staffing, Inc., C.P.A. Search, Inc.
 and Career Placement Associates, Inc.:

  We have audited the accompanying combined balance sheets of C.P.A. Staffing, Inc., C.P.A. Search, Inc. and Career Placement Associates, Inc. (Georgia corporations) as of December 31, 1996 and August 12, 1997, and the related combined statements of operations, shareholders' equity and cash flows for the year ended December 31, 1996, and for the period from January 1, 1997 to August 12, 1997. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of C.P.A. Staffing, Inc., C.P.A. Search, Inc. and Career Placement Associates, Inc. as of December 31, 1996 and August 12, 1997, and the results of their operations and their cash flows for the year ended December 31, 1996 and for the period from January 1, 1997 to August 12, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Philadelphia, PA,
 October 3, 1997

                   C.P.A. STAFFING, INC., C.P.A. SEARCH, INC.
                     AND CAREER PLACEMENT ASSOCIATES, INC.

                            COMBINED BALANCE SHEETS

                                                        DECEMBER 31, AUGUST 12,
                                                            1996        1997
                                                        ------------ ----------
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................  $    3,627  $   40,246
  Accounts receivable, net of allowances of $25,000....     884,985   1,123,504
  Prepaid expenses.....................................         --        1,143
                                                         ----------  ----------
    Total current assets...............................     888,612   1,164,893
PROPERTY AND EQUIPMENT, net............................     138,387     166,852
                                                         ----------  ----------
                                                         $1,026,999  $1,331,745
                                                         ==========  ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.....................................  $   25,198  $   68,659
  Accrued salaries, commissions, and benefits..........     161,363     180,615
                                                         ----------  ----------
    Total current liabilities..........................     186,561     249,274
                                                         ----------  ----------
COMMITMENTS AND CONTINGENCIES (Note 6)
SHAREHOLDERS' EQUITY (Note 8):
  Common stock.........................................       1,900       1,900
  Additional paid in capital...........................         --      702,465
  Retained earnings....................................     853,258     392,826
  Treasury stock, at cost..............................     (14,720)    (14,720)
                                                         ----------  ----------
    Total shareholders' equity.........................     840,438   1,082,471
                                                         ----------  ----------
                                                         $1,026,999  $1,331,745
                                                         ==========  ==========


        The accompanying notes are an integral part of these statements.

                   C.P.A. STAFFING, INC., C.P.A. SEARCH, INC.
                     AND CAREER PLACEMENT ASSOCIATES, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                      FOR THE
                                                                       PERIOD
                                                                        FROM
                                                          FOR THE    JANUARY 1,
                                                         YEAR ENDED   1997 TO
                                                        DECEMBER 31, AUGUST 12,
                                                            1996        1997
                                                        ------------ ----------
SERVICE REVENUES:
  Temporary staffing...................................  $5,653,164  $4,015,890
  Permanent placement..................................     849,404     540,620
                                                         ----------  ----------
    Total service revenues.............................   6,502,568   4,556,510
DIRECT COSTS OF SERVICES, consisting of payroll, pay-
 roll taxes and insurance costs for temporary employ-
 ees...................................................   4,051,962   2,832,357
                                                         ----------  ----------
    Gross profit.......................................   2,450,606   1,724,153
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...........   1,378,626   1,679,590
DEPRECIATION...........................................      22,663      20,995
                                                         ----------  ----------
NET INCOME.............................................  $1,049,317  $   23,568
                                                         ==========  ==========



        The accompanying notes are an integral part of these statements.

                   C.P.A. STAFFING, INC., C.P.A. SEARCH, INC.
                     AND CAREER PLACEMENT ASSOCIATES, INC.

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                ADDITIONAL                            TOTAL
                         COMMON  PAID IN    RETAINED   TREASURY   SHAREHOLDERS'
                         STOCK   CAPITAL    EARNINGS     STOCK       EQUITY
                         ------ ---------- ----------  ---------  -------------
BALANCE, JANUARY 1,
 1996................... $1,900  $    --   $  518,941  $ (14,720)  $  506,121
  Distributions to
   shareholders.........    --        --     (715,000)       --      (715,000)
  Net income............    --        --    1,049,317        --     1,049,317
                         ------  --------  ----------  ---------   ----------
BALANCE, DECEMBER 31,
 1996...................  1,900       --      853,258    (14,720)     840,438
  Contribution from
   shareholders.........    --    702,465         --         --       702,465
  Distributions to
   shareholders.........    --        --     (484,000)       --      (484,000)
  Net income............    --        --       23,568        --        23,568
                         ------  --------  ----------  ---------   ----------
BALANCE, AUGUST 12,
 1997................... $1,900  $702,465  $  392,826  $ (14,720)  $1,082,471
                         ======  ========  ==========  =========   ==========



        The accompanying notes are an integral part of these statements.

                   C.P.A. STAFFING, INC., C.P.A. SEARCH, INC.
                     AND CAREER PLACEMENT ASSOCIATES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                      FOR THE
                                                                    PERIOD FROM
                                                         FOR THE    JANUARY 1,
                                                        YEAR ENDED    1997 TO
                                                       DECEMBER 31, AUGUST 12,
                                                           1996        1997
                                                       ------------ -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income...........................................  $1,049,317   $  23,568
 Adjustments to reconcile net income to net cash
  provided by
  operating activities--
  Depreciation........................................      22,663      20,995
  Non-cash compensation charge (Note 7)...............         --      702,465
  Changes in assets and liabilities--
   Accounts receivable................................    (347,967)   (238,519)
   Prepaid expenses...................................         --       (1,143)
   Accounts payable...................................       5,922      43,461
   Accrued salaries, commissions, and benefits........      65,467      19,252
                                                        ----------   ---------
    Net cash provided by operating activities.........     795,402     570,079
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment..................     (86,139)    (49,460)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Distributions to shareholders........................    (715,000)   (484,000)
                                                        ----------   ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......      (5,737)     36,619
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD........       9,364       3,627
                                                        ----------   ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD..............  $    3,627   $  40,246
                                                        ==========   =========
SUPPLEMENTAL CASH FLOW DISCLOSURE:
 Cash paid for interest...............................  $    4,424   $   4,886
                                                        ==========   =========


        The accompanying notes are an integral part of these statements.

                  C.P.A. STAFFING, INC., C.P.A. SEARCH, INC.
                     AND CAREER PLACEMENT ASSOCIATES, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS:

  C.P.A. Staffing, Inc., C.P.A. Search, Inc. and Career Placement Associates, Inc. (together, the "Company"), specialize in the placement of temporary and permanent employees in the accounting, banking, finance and information technology fields. The Company's primary market is Atlanta, Georgia.

  On August 12, 1997, an agreement and plan of merger was entered into among AcSys Resources, Inc. ("AcSys"), the Company and the shareholders of the Company, whereby AcSys agreed to purchase all of the outstanding common stock of the Company for approximately $9,600,000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF COMBINATION

  The financial statements reflect the combined financial position, results of operations and cash flows of C.P.A. Staffing, Inc., C.P.A. Search, Inc. and Career Placement Associates, Inc. The companies are engaged in related operations and are owned, in the same percentages, by the same shareholders. The financial statements reflect the elimination of all significant intercompany accounts and transactions.

REVENUE RECOGNITION

  The Company recognizes permanent placement revenues when the employment offer and acceptance has occurred and the candidate's employment start date has been established. Revenue from permanent placements is reported in the combined statements of operations net of estimated adjustments due to placed candidates that terminate employment within the Company's guarantee period (generally 90 days). The net adjustment in each of the periods presented is immaterial. The Company recognizes temporary staffing revenues when the services are performed.

GROSS PROFIT

  Gross profit is determined by deducting the direct cost of services for temporary staffing revenues (temporary and contract personnel payroll, payroll taxes and insurance costs) from total service revenues. The primary costs associated with permanent placement revenues are sales commissions, which increase in proportion with service revenue from permanent placements. Consistent with industry practice, these costs are included in selling, general and administrative expenses.

CASH AND CASH EQUIVALENTS

  The Company considers cash on deposit with financial institutions and all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1996 and August 12, 1997, cash equivalents consisted primarily of investments in money market funds.

PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which are generally five to seven years for furniture, computer and office equipment.

INCOME TAXES

  The Company is an S corporation and, as such, the Company is not subject to federal and state income taxes and all taxable income and loss of the Company is included in the shareholders' tax returns.

                  C.P.A. STAFFING, INC., C.P.A. SEARCH, INC.
                     AND CAREER PLACEMENT ASSOCIATES, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS


  In the event of the termination of the S corporation status, the Company would be required to record a deferred tax liability of approximately $367,000 as of August 12, 1997, in accordance with the provisions of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

PERVASIVENESS OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

LONG-LIVED ASSETS

  The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If changes in circumstances indicate that the carrying amount of an asset that an entity expects to hold and use may not be recoverable, future cash flows expected to result from the use of the asset and its disposition must be estimated. If the undiscounted value of the future cash flows is less than the carrying amount of the asset, an impairment will be recognized.

3. PROPERTY AND EQUIPMENT:

                                                         DECEMBER 31, AUGUST 12,
                                                             1996        1997
                                                         ------------ ----------
   Computer equipment...................................   $113,783    $155,044
   Furniture and office equipment.......................     63,007      71,206
                                                           --------    --------
                                                            176,790     226,250
   Less--Accumulated depreciation.......................    (38,403)    (59,398)
                                                           --------    --------
                                                           $138,387    $166,852
                                                           ========    ========

4. LINE OF CREDIT:

  The Company has a revolving line of credit with a bank, which provides for maximum borrowings of $250,000. Borrowings under the line are limited to 75% of accounts receivable, as defined. The line is collateralized by substantially all of the assets of the Company and is personally guaranteed by the Company's shareholders. Interest on borrowings is payable monthly and accrues at prime plus 1.50%. The line of credit expires in April 1998. At December 31, 1996 and August 12, 1997, there were no borrowings on the line. The maximum borrowed under the line in 1996 was $30,000 and the average amount outstanding was approximately $4,000. The maximum borrowed under the line during the period ended August 12, 1997 was $150,000 and the average amount outstanding during this period was approximately $8,500. Interest expense for the year ended December 31, 1996 and for the period ended August 12, 1997 was not material.

                  C.P.A. STAFFING, INC., C.P.A. SEARCH, INC.
                     AND CAREER PLACEMENT ASSOCIATES, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

5. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT:

  For the year ended December 31, 1996, the Company had three customers which accounted for 22%, 17% and 11% of total service revenues. For the period from January 1, 1997 to August 12, 1997, the same three customers accounted for 17%, 17% and 11% of revenues. At December 31, 1996, the Company had two customers which accounted for 31% and 12% of accounts receivable. At August 12, 1997, the Company had two customers which accounted for 24% and 13% of accounts receivable.

6. COMMITMENTS AND CONTINGENCIES:

  The Company leases office space and equipment under operating leases through October 31, 2001. Rent expense, was approximately $32,000 and $34,000, for the year ended December 31, 1996 and for the period from January 1, 1997 to August 12, 1997, respectively. Future minimum lease payments under the Company's operating leases for the years ended December 31 are as follows:

      1997.............................................................. $52,559
      1998..............................................................  77,562
      1999..............................................................  92,850
      2000..............................................................  94,503
      2001..............................................................  80,556

  The Company is party to various claims and other matters arising in the normal course of business. In the opinion of management, the outcome of these matters will not have a material adverse effect on the Company's financial position or results of operations.

7.  EMPLOYEE AGREEMENT:

  In July 1996, the Company entered into an agreement with an employee which provides for a cash payment in the event of the sale of the Company, as defined. The cash payment is based on performance criteria and is limited to 10% of the staffing company's sale price, less any amount paid to the employee under the termination clause of the agreement. As a result of the sale of the Company's common stock on August 12, 1997 (see Note 1), the Company issued a $280,000 demand note and a $422,465 note, payable over seven years with 8% interest, as full consideration under this agreement. Both notes were assumed by the shareholders of the Company. This assumption was recorded as a capital contribution by the shareholders in the accompanying financial statements.

8. COMMON STOCK:

                                        PAR VALUE AUTHORIZED ISSUED OUTSTANDING
                                        --------- ---------- ------ -----------
   C.P.A. Staffing, Inc................   $  1      10,000     200       200
   C.P.A. Search, Inc..................   $  1      10,000     200       200
   Career Placement Associates, Inc....   $  --     10,000   1,500     1,000

  In 1993, the Company repurchased 500 shares of Career Placement Associates, Inc. common stock for $14,720.

LOGO
[ACSYS Logo, beside which are the words "Temporary Staffing and Permanent Placement of Accounting and Finance Professionals" followed by a list of the positions filled by the Company in a column down the right hand side of the page (positions are identical to the list on page 32), accompanied by two photographs of the Company's personnel providing their services]


 . Wayne, PA . Lancaster, PA . Edison, NJ . Wilmington, DE . Philadelphia, PA .
       . Princeton, NJ . Cherry Hill, NJ . Bethesda, MD . Landover, MD .
           . Washington, D.C. . Tyson's Corner, VA . Alexandria, VA .
           . Charlotte, NC . Atlanta, GA . Tampa, FL . Orlando, FL .

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPEC-TUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SE-CURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAW-FUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PRO-SPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

 UNTIL MARCH 2, 1998 ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEAL-ERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
The Company..............................................................  12
Prior S Corporation Status...............................................  13
Dividend Policy..........................................................  13
Use of Proceeds..........................................................  14
Dilution.................................................................  15
Capitalization...........................................................  16
Selected Consolidated Financial Data.....................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  27
Management...............................................................  38
Principal and Selling Shareholders.......................................  43
Certain Transactions.....................................................  44
Description of Capital Stock.............................................  45
Shares Eligible for Future Sale..........................................  48
Underwriting.............................................................  50
Legal Matters............................................................  51
Experts..................................................................  51
Available Information....................................................  52
Index to Financial Statements............................................ F-1


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                                2,750,000 SHARES

                         [LOGO OF ACSYS APPEARS HERE]

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------


                                J.C.Bradford&Co.

                                                    Janney Montgomery Scott Inc.

                                FEBRUARY 5, 1998


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